                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  PP&L, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                                                  [Logo of PP&L]
                                   PP&L, Inc.


                            Notice of Annual Meeting
                                 April 23, 1999

                                      and

                                Proxy Statement
                 (including appended 1998 Financial Statements)

Notice of Annual Meeting of Shareowners

  The Annual Meeting of Shareowners of PP&L, Inc. ("PP&L" or "the Company") will be held at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, Pennsylvania, on Friday, April 23, 1999, at 1:30 p.m., preceding the Annual Meeting of Shareowners of PP&L Resources, Inc. The Annual Meeting will be held for the purposes stated below and more fully described in the accompanying Proxy Statement, and to transact such other business as may properly come before the Meeting or any adjournments thereof:

   1.The election of three directors for a term of three years.

   2.The approval of amendments to the Company's Articles of Incorporation.

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other business should properly come before the Meeting, it is the intention of the Board of Directors that the persons named as proxies will vote in accordance with their best judgment.

  This year, the Board of Directors is only soliciting Proxies from the holders of the Company's 4 1/2% Preferred Stock. Holders of 4 1/2% Preferred Stock should, after reading the Proxy Statement, mark, sign, date and return their Proxies as soon as possible, to assure representation at the Meeting. Holders of Series Preferred Stock will not be asked for a Proxy.

  Only Shareowners of record at the close of business on Friday, February 26, 1999, will be entitled to vote at the Annual Meeting or any adjournments thereof. All Shareowners are invited to attend the Meeting in person. If the Annual Meeting is interrupted or delayed for any reason, the Shareowners attending the adjourned Meeting shall constitute a quorum and may act upon such business as may properly come before the Meeting.
                                    By Order of the Board of Directors.
                                             /s/ Robert J. Grey
                                               Robert J. Grey
                                                 Secretary

March 12, 1999

                                Proxy Statement

  The Company's principal executive offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101, telephone number (610) 774-5151. This Proxy Statement and the accompanying Proxy, solicited on behalf of the Board of Directors, were first released to Shareowners on or about March 12, 1999.

  This year the Board of Directors is only soliciting Proxies from the holders of the Company's 4 1/2% Preferred Stock. Holders of 4 1/2% Preferred Stock should, after reading the Proxy Statement, mark, sign, date and return their Proxies as soon as possible, to assure representation at the meeting. WE ARE NOT ASKING THE HOLDERS OF SERIES PREFERRED STOCK FOR A PROXY, AND SUCH SHAREOWNERS ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING STOCK AND VOTING RIGHTS

  The Board of Directors has established Friday, February 26, 1999, as the record date for Shareowners entitled to vote at the Annual Meeting (the "Record Date"). The transfer books of the Company will not be closed. The Company's Restated Articles of Incorporation (the "Articles") divide its voting stock into four classes: 4 1/2% Preferred Stock, Series Preferred Stock, Preference Stock and Common Stock. There were no shares of Preference Stock outstanding on the Record Date. Each currently outstanding share of each class of stock entitles the holder to one vote upon any business properly presented to the Annual Meeting. A total of 161,964,127 shares was outstanding on the Record Date, consisting of 157,300,382 shares of Common Stock (all owned by PP&L Resources, Inc. ("PP&L Resources")), 530,189 shares of 4 1/2% Preferred Stock and 4,133,556 shares of Series Preferred Stock.

  As of February 15, 1999, the following are the only entities known by the Company to own more than five percent of any class or series of preferred stock entitled to vote at the Annual Meeting.

                                Name and                    Number of      Percent of
                               Address of                     Shares         Class
 Title                      Beneficial Owner            Beneficially Owned or Series
 -----            ------------------------------------  ------------------ ----------
 4 1/2%           PP&L Resources, Inc.                       282,469          53.28%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 3.35% Series     PP&L Resources, Inc.                        21,178          50.69%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 4.40% Series     PP&L Resources, Inc.                       111,097          48.56%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 4.60% Series     PP&L Resources, Inc.                        34,386          54.58%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 5.95% Series     PP&L Resources, Inc.                       290,000          96.67%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 6.05% Series     PP&L Resources, Inc.                       250,000         100.00%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 6.125% Series    PP&L Resources, Inc.                       834,500          72.57%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 6.15% Series     PP&L Resources, Inc.                       152,500          61.00%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101


                                Name and                    Number of      Percent of
                               Address of                     Shares         Class
 Title                      Beneficial Owner            Beneficially Owned or Series
 -----            ------------------------------------  ------------------ ----------
 6.33% Series     PP&L Resources, Inc.                       954,000         95.40%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 6.75% Series     PP&L Resources, Inc.                       759,230         89.32%
  Preferred Stock Two North Ninth Street
                  Allentown, PA 18101
 6.75% Series     Wellington Management Company, LLP          85,000(a)         10%
  Preferred Stock 75 State Street
                  Boston, MA 02109

-------
(a) Number of shares beneficially owned includes shares for which Wellington Management Company, LLP exercises investment and/or voting power, but which are held by one of its wholly owned subsidiaries and/or investment advisory clients.

  Execution of the Proxy will not affect a Shareowner's right to attend the Annual Meeting and vote in person. Any Shareowner giving a Proxy has the right to revoke it at any time before it is voted by giving notice in writing to the Secretary. Shares represented by Proxy will be voted in accordance with the instructions given. In the absence of instructions to the contrary, the Proxy solicited hereby will be voted FOR the election of directors, and FOR the proposed amendment to the Articles of Incorporation. Abstentions and broker non-votes are not counted as either "yes" or "no" votes for Proposal 1; abstentions and broker non-votes will have the same effect as votes against Proposal 2.

  To preserve voter confidentiality, the Company voluntarily limits access to Shareowner voting records to certain designated employees. These employees sign a confidentiality agreement which prohibits them from disclosing the manner in which a Shareowner has voted to any Company employee or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

  With respect to Proposal 1 (the election of directors), Shareowners have the unconditional right of cumulative voting. Shareowners may vote in this manner by multiplying the number of shares registered in their respective names on the Record Date by the total number of directors to be elected at the Annual Meeting and casting all of such votes for one nominee or distributing them among any two or more nominees. The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by striking a line through that person's name in the list of nominees on the accompanying Proxy. Shares will be voted for the remaining nominees on a pro rata basis.

  With respect to Proposal 2 (the proposed amendment to the Articles) (the "Proposed Amendment"), the following affirmative votes are required: (i) of the holders of not less than two-thirds of the number of shares of the 4 1/2% Preferred Stock outstanding; (ii) of the holders of not less than two-thirds of the number of shares of the Series Preferred Stock outstanding; (iii) of the holders of not less than two-thirds of the number of shares of 4 1/2% Preferred Stock and Series Preferred Stock outstanding (voting as a single class); and (iv) of the holders of a majority of the number of shares of 4 1/2% Preferred Stock, Series Preferred Stock and Common Stock outstanding (voting as a single class). PP&L Resources has advised the Company that it intends to vote all of the outstanding shares of Common Stock, 4 1/2% Preferred Stock and Series Preferred Stock owned by it in favor of Proposal 2. As a result, the receipt of the votes required to approve Proposal 2 is assured, except for the requirement for the affirmative vote of the holders of not less than two-thirds of the number of shares of the 4 1/2% Preferred Stock outstanding. Accordingly, proxies are only being solicited from the holders of the 4 1/2% Preferred Stock. The Company is not soliciting proxies from the holders of Series Preferred Stock. There are no rights of appraisal in connection with Proposal 2.

SPECIAL CASH PAYMENT

  Subject to the terms and conditions set forth in this Proxy Statement, if (but only if) Proposal 2 (the "Proposed Amendment") is approved and adopted, the Company will make a cash payment of $1.00 per share

(the "Special Cash Payment") to each owner of 4 1/2% Preferred Stock, other than PP&L Resources ("4 1/2% Preferred Shareowner"), who votes in favor of Proposal 2 at the Annual Meeting, in person by ballot or by proxy. This payment will be made for each share of 4 1/2% Preferred Stock held by such owner as of the Record Date which is so voted. Special Cash Payments will be made to the 4 1/2% Preferred Shareowners as of the record date only in respect of each share of 4 1/2% Preferred Stock which is voted for the adoption of the Proposed Amendment and only if the Proposed Amendment is approved and adopted. If the Proposed Amendment is approved and adopted, Special Cash Payments will be paid out of the Company's general funds by check mailed promptly after the Proposed Amendment has become effective.


  As described under "Certain Federal Income Tax Consequences," in order to prevent federal income tax backup witholding with respect to the Special Cash Payment, a United States 4 1/2% Preferred Shareowner (as defined) must provide the Company with the owner's correct Taxpayer Identification Number and certify that the owner is not subject to backup withholding of federal income tax by completing the Form W-9 included in the Proxy materials.

  Only owners of 4 1/2% Preferred Stock on the Record Date (or their legal representatives or attorneys-in-fact) are entitled to vote at the Annual Meeting and to receive the Special Cash Payments. Any beneficial owner of shares of 4 1/2% Preferred Stock who is not the registered owner of such shares as of the Record Date (as would be the case for any beneficial owner whose shares are registered in the name of such owner's broker, dealer, commercial bank, trust company or other nominee) must arrange with the record owner of such 4 1/2% Preferred Stock to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial owner of shares intends to attend the Annual Meeting and vote in person, such beneficial owner must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

  IF A 4 1/2% PREFERRED SHAREOWNER VOTES AGAINST THE PROPOSED AMENDMENT OR ABSTAINS FROM ANY SUCH VOTE, SUCH OWNER SHALL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT EVEN IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED. THE SPECIAL CASH PAYMENT WILL NOT BE MADE TO ANY OWNER OF SERIES PREFERRED STOCK, REGARDLESS OF THE OUTCOME OF THE VOTING ON THE PROPOSED AMENDMENT.

PROPOSAL 1: ELECTION OF DIRECTORS

  PP&L has a classified Board of Directors, currently consisting of nine directors divided into three classes. These classes consist of three directors whose terms will expire at the 1999 Annual Meeting, three directors whose terms will expire at the 2000 Annual Meeting, and three directors whose terms will expire at the 2001 Annual Meeting. The directors of the Company also serve as the directors of PP&L Resources.

  The nominees this year are Frederick M. Bernthal, William J. Flood and Frank
A. Long. All of the nominees are currently serving as directors. Dr. Bernthal was elected by the Board of Directors effective March 1, 1997, and Messrs. Flood and Long were elected by the Shareowners at the 1996 Annual Meeting. If elected by the Shareowners, the above nominees would serve until the 2002 Annual Meeting and until their successors shall be elected and qualified. Following their election, there would be nine members of the Board of Directors, consisting of three classes: three directors whose terms would expire at the 2000 Annual Meeting, three directors whose terms would expire at the 2001 Annual Meeting, and three directors whose terms would expire at the 2002 Annual Meeting.

  The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the meeting, the accompanying Proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

                            The Board of Directors
                recommends that Shareowners vote FOR Proposal 1

NOMINEES FOR DIRECTORS:

               FREDERICK M. BERNTHAL, 56, is President of Universities Research Association (URA), Washington, D.C., a position he has held since 1994. URA is a consortium of 87 major research universities, and is management and operations contractor on behalf of the U.S. Department of Energy for the Fermi National Accelerator Laboratory. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a B.S. in chemistry from Valparaiso University, and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal, a member of the Audit and Corporate Responsibility Committee of PP&L Resources and the Nuclear Oversight Committee of PP&L, has been a director since 1997.
[Photo of Bernthal]

               WILLIAM J. FLOOD, 63, is Secretary-Treasurer of Highway Equipment & Supply Co. (HESCO), Harrisburg, Pa., supplier of heavy equipment for highway construction, industry and general contractors. Mr. Flood received a B.A. from Dartmouth College and joined HESCO in 1960. He is a director of HESCO, Penn State Geisinger Health System, Hescorp, Inc. and PNC Bank (Northeast
               PA). A member of the Audit and Corporate Responsibility Committee of PP&L Resources and the Nuclear Oversight Committee of PP&L, Mr. Flood has been a director since 1990.

[Photo of Flood]
               FRANK A. LONG, 58, is Executive Vice President of PP&L Resources and Executive Vice President and Chief Operating Officer of PP&L. Mr. Long received a B.S. in Electrical Engineering from Northeastern University, and joined PP&L in 1963. Senior Vice President-System Power & Engineering from 1990 until 1993, he was named to his present PP&L position in 1993 and to his PP&L Resources position in February 1995. Mr. Long is a member of the Pennsylvania Electric Association Executive Committee, and a director of the Smart Discovery Center and the Visiting Nurses Northeast. Mr. Long has been a director since 1993.

[Photo of Long]
DIRECTORS CONTINUING IN OFFICE:

               E. ALLEN DEAVER, 63, retired in January 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., Lancaster, Pa., a manufacturer of interior furnishings and specialty products. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering and joined Armstrong in 1960. He is a director of the Internacional de Ceramica S.A. (Mexico), Penn State Geisinger Health System and Donsco, Inc. Mr. Deaver, chair of the Compensation and Corporate Governance Committees of PP&L Resources and PP&L and a member of the Executive and Finance Committees of PP&L Resources and PP&L, has been a director since 1991; his term ends in 2000.
[Photo of Deaver]

               ELMER D. GATES, 69, is Vice Chairman of Fuller Company, Bethlehem, Pa., a company involved in the design and manufacture of plants, machinery and equipment used in the cement, paper, power and processing industries. He has a B.S. in Mechanical Engineering from Clarkson College. Mr. Gates is a former director of Ambassador Bank, a director of SI Handling Systems, Inc., a director of the Lehigh Valley Economic Development Corporation and president of the Lehigh Valley Partnership. Mr. Gates, chair of the Finance Committees of PP&L Resources and PP&L and a member of the Compensation and Corporate Governance and Executive Committees of PP&L Resources and PP&L, has been a director since 1989; his term ends in 2000.
[Photo of Gates]

               WILLIAM F. HECHT, 55, is Chairman, President and Chief Executive Officer of both PP&L Resources and PP&L. Mr. Hecht received a B.S. and M.S. in Electrical Engineering from Lehigh University, and joined PP&L in 1964. He was elected President and Chief Operating Officer in 1991 and was named to his present PP&L position in 1993, and to his PP&L Resources position in February 1995. Mr. Hecht is a director of a number of civic and charitable organizations. He is chair of the Executive Committees of PP&L Resources and PP&L and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PP&L Resources. Mr. Hecht has been a director since 1990; his term ends in 2001.
[Photo of Hecht]

               STUART HEYDT, 59, is Chief Executive Officer of the Penn State Geisinger Health System, a not-for-profit corporation involved in health care and related services. Dr. Heydt, who specializes in maxillofacial surgery, attended Dartmouth College and received an M.D. from the University of Nebraska. He is past president of the American College of Physician Executives and a director of Bucknell University, Wilkes University and PNC Bank (Northeast PA). He is chair of the Audit and Corporate Responsibility Committee of PP&L Resources and a member of the Compensation and Corporate Governance and Executive Committees of PP&L Resources and PP&L. Dr. Heydt has been a director since 1991; his term ends in 2001.
[Photo of Heydt]

               NORMAN ROBERTSON, 71, served as Senior Vice President and Chief Economist of Mellon Bank N.A., Pittsburgh, Pa., until his retirement in 1992. Mr. Robertson received a B.S. in Economics from the University of London, England, and attended the London School of Economics. Mr. Robertson is an independent economic advisor to Smithfield Trust Company, a private investment management firm. He is also an Adjunct Professor of Economics at Carnegie Mellon University. Mr. Robertson, a member of the Executive, Finance and Compensation and Corporate Governance Committees of PP&L Resources and PP&L, has been a director since 1969; his term ends in 2000.
[Photo of Robertson]

               MARILYN WARE, 55, is Chairman of American Water Works Company, Inc. of Voorhees, New Jersey, a position she has held since 1988. American Water Works is the largest water utility holding company in the country. In addition, she served as a director of Penn Fuel Gas, Inc. from 1990 to 1998 and is a director of CIGNA Corp. She attended American University and the University of Pennsylvania. Ms. Ware has been a director since January 1998. She is a member of the Finance Committees of PP&L Resources and PP&L and the Audit and Corporate Responsibility Committee of PP&L Resources; her term ends in 2001.

[Photo of Ware]

FORMER DIRECTOR:

               NANCE K. DICCIANI, Senior Vice President, Business Group Executive and Director, European Region, Rohm and Haas Company, Philadelphia, Pa., a specialty chemical company, resigned from the Board effective December 31, 1998, due to her relocation to an overseas position at Rohm and Haas Company. A director since 1994, Dr. Dicciani provided a business perspective which we valued highly.
[Photo of Dicciani]

GENERAL INFORMATION REGARDING DIRECTORS AND EXECUTIVE OFFICERS

Director Attendance at Board Meetings

  The Board of Directors held eleven meetings during 1998. Each director attended at least 75% of the meetings held by the Board and its Committees during the year. The average attendance of directors at Board and Committee meetings held during 1998 was 97%.

Compensation of Directors

  Directors who are Company employees receive no separate compensation for service on the Board of Directors or Committees of the Board of Directors. Non-employee directors receive a retainer of $39,000 per year, of which a minimum of $21,000 is allocated to a deferred stock account under the Directors Deferred Compensation Plan ("DDCP"); a fee of $1,000 for attending Board of Directors meetings, Committee meetings and other meetings at the Company's request; and a fee of $150 for participating in meetings held by telephone conference call. Only one attendance fee is paid when the Boards of PP&L Resources and PP&L meet on the same day, and when "dual" committee meetings are held on the same day. Also, only one retainer is paid for service on the Boards of both PP&L Resources and PP&L.

  Non-employee directors may elect to defer all or any part of the retainer and fees, pursuant to the DDCP. Under this Plan, these directors can defer compensation into a cash account or a deferred stock account. Payment of these amounts and applicable interest or dividends can be deferred until after the director's retirement from the Board of Directors, at which time they can receive these funds in one or more annual installments for a period of up to ten years.

  Under the terms of the DDCP, any increase in the annual retainer is automatically allocated to each director's deferred stock account. As with the DDCP benefits, this additional deferred stock together with applicable dividends is available to the directors after retirement from the Board, at which time they can receive this stock in one or more annual installments for a period of up to ten years.

Certain Transactions Involving Directors or Executive Officers

  The SEC requires disclosure of certain business transactions or relationships between PP&L Resources or its subsidiaries, and other organizations with which any of PP&L's directors or executive officers is affiliated as an owner, partner, director, or executive officer.

  From time to time, when it has been appropriate and reasonable, the Company and its subsidiaries have engaged in transactions with, or have used products or services of, organizations with which PP&L's directors or executive officers are affiliated. It is expected that the Company will continue to do so.

  On August 21, 1998, PP&L Resources acquired Penn Fuel Gas, Inc. pursuant to an Agreement and Plan of Merger, dated as of June 26, 1997. As a result of the merger, Ms. Ware and certain family members and trusts of which Ms. Ware is the beneficiary or trustee acquired an aggregate of 5,330,913 shares of Common Stock of PP&L Resources.

  During 1998, PP&L paid Highway Equipment & Supply Co. (HESCO) $246,270 for certain equipment and materials. Mr. Flood is secretary-treasurer and a principal owner of HESCO.

Stock Ownership

  As noted above, all the Common Stock of PP&L is owned by PP&L Resources. No directors or executive officers own any PP&L preferred stock.

Board Committees

  The Board of Directors has four standing committees--the Executive, Compensation and Corporate Governance, Finance, and Nuclear Oversight Committees. Each non-employee director usually serves on one or more of these and PP&L Resources' Board committees. (PP&L Resources' committees include the Executive, Audit and Corporate Responsibility, Compensation and Corporate Governance and Finance Committees. PP&L Resources' Audit and Corporate Responsibility Committee provides audit oversight to PP&L.) All but the Executive Committee are composed entirely of directors who are not Company employees.

  Executive Committee. The Executive Committee exercises during the periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee of PP&L met three times in 1998. The members of the Executive Committee for both the Company and PP&L Resources are Mr. Hecht (chair), Dr. Heydt, and Messrs. Deaver, Gates and Robertson.

  Compensation and Corporate Governance Committee. The principal functions of the Compensation and Corporate Governance Committee are to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the Company, and to set their remuneration, including incentive awards; to review the fees paid to outside directors for their services on the Board of Directors and its Committees; and to review management's succession planning. For those individuals who are senior officers of both the Company and PP&L Resources, the Compensation and Corporate Governance Committees of both companies act jointly to set remuneration for services to both companies. Another principal committee function is to develop and review criteria for the qualifications of Board members, to establish and administer programs for evaluating the performance of Board members and to identify and recommend to the Board of Directors candidates for election to the Board. This committee met three times in 1998. The members of the Compensation and Corporate Governance Committee for both the Company and PP&L Resources are Mr. Deaver (chair), Messrs. Gates and Robertson and Dr. Heydt.

  Nominees for directors may be proposed by Shareowners in accordance with the procedures set forth in the Bylaws. Recommendations for the 2000 Annual Meeting must be received by seventy-five days prior to the 2000 Annual Meeting. Shareowners interested in recommending nominees for directors should submit their recommendations in writing to the Chair of the Compensation and Corporate Governance Committee, c/o Secretary, Two North Ninth Street, Allentown, Pennsylvania 18101.

  Finance Committee. The principal functions of the Finance Committee are to approve specific Company financings and corporate financing policies, to review the Company's annual capital and operating budgets, financing plans and overall financial strategy, and to declare dividends when the Board is not regularly scheduled to meet or does not meet. The Finance Committee met three times during 1998. The members of the Finance Committee for both the Company and PP&L Resources are Mr. Gates (chair), Messrs. Deaver and Robertson, and Ms. Ware.

  Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the Company's nuclear function, to advise Company management on nuclear matters, and to provide advice and recommendations to the Board of Directors concerning the future direction of the Company and management performance related to the nuclear function. The Nuclear Oversight Committee met three times in 1998. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), and Messrs. Flood and Gates.

Retirement Plans for Executive Officers

 PP&L officers upon retirement are eligible for benefits under the PP&L Retirement Plan and the Supplemental Executive Retirement Plan ("SERP"). The following table shows the estimated annual retirement benefits for executive officers payable under these Plans:

                     Estimated Annual Retirement Benefits
                        at Normal Retirement Age of 65
                         Officers Hired Before 1/1/98

                                           Years of Service
       Five-Year
        Average
         Annual
      Compensation        15 Years           20 Years           25 Years           30 Years
      ------------        --------           --------           --------           --------
        $250,000           84,774            118,524            131,024            143,524
         300,000          105,024            145,524            160,524            175,524
         350,000          125,274            172,524            190,024            207,524
         400,000          145,524            199,524            219,524            239,524
         450,000          165,774            226,524            249,024            271,524
         500,000          186,024            253,524            278,524            303,524
         550,000          206,274            280,524            308,024            335,524
         600,000          226,524            307,524            337,524            367,524
         650,000          246,774            334,524            367,024            399,524
         700,000          267,024            361,524            396,524            431,524
         750,000          287,274            388,524            426,024            463,524
         800,000          307,524            415,524            455,524            495,524
         850,000          327,774            459,000            485,024            527,524
         900,000          348,024            469,524            514,524            559,524
         950,000          368,274            496,524            544,024            591,524
       1,000,000          405,000            540,000            590,000            640,000
       1,050,000          425,250            567,000            619,500            672,000

  Benefits under both the Retirement Plan and the SERP benefit formulas are based on length of service and the average compensation for the highest 60 consecutive months in the final 120 months of employment. For purposes of calculating benefits under the Retirement Plan, the compensation used is base salary less amounts deferred pursuant to the Officers Deferred Compensation Plan. Base salary, including any amounts deferred, is listed in the Summary Compensation Table which follows. (Of the officers listed in that Table, Mr. Hecht deferred $52,000 of compensation for each of 1996, 1997 and 1998; Mr. Long deferred $31,200 for each of 1996, 1997 and 1998; and Mr. Grey deferred $600 for 1996.) For purposes of calculating benefits under the SERP, the compensation used is base salary, bonus and the value of any restricted stock grant for the year in which earned, as listed in the Table, as well as dividends paid on restricted stock.

  Benefits payable under the Retirement Plan are subject to limits set forth in the Internal Revenue Code and are not subject to any deduction for Social Security benefits or other offset. They are computed on the basis of the life annuity form of pension at the normal retirement age of 65. Benefits payable under the SERP are computed on the same basis; are offset by Retirement Plan benefits, the maximum Social Security benefit payable at 65, and in some cases, by pensions received from prior employment; and are reduced for retirement prior to age 60.

  As of January 1, 1999, the years of credited service under the Retirement Plan for Messrs. Hecht, Long, Byram, Grey and Biggar were 28.8, 31.4, 22.3, 3.7, and 24.2 respectively. The years of credited service under the SERP for each of these officers are three years less than under the Retirement Plan (except in the case of Mr. Byram, who is entitled to nine months of additional credited service under the SERP, and Mr. Grey, who is entitled to 15.4 years of additional credited service).

  For officers hired on or after January 1, 1998, benefits under the SERP are based on a new formula, as follows: (i) restricted stock grants are not included in compensation for purposes of calculating benefits under the

SERP; (ii) the percentage of pay provided as a retirement benefit is changed from 2.7% for the first 20 years of service plus 1.0% for the next 10 years, to 2.0% for the first 20 years and 1.5% for the next 10 years; and (iii) credit for years of service will commence as of the employee's date of hire instead of at age 30.

  The following table shows the estimated annual retirement benefits for executive officers payable under the new SERP formula:

                     Estimated Annual Retirement Benefits
                        at Normal Retirement Age of 65
                       Officers Hired On or After 1/1/98

                                           Years of Service
       Five-Year
        Average
         Annual
      Compensation        15 Years           20 Years           25 Years           30 Years
      ------------        --------           --------           --------           --------
        $250,000           75,000            100,000            118,750            137,500
         300,000           90,000            120,000            142,500            165,000
         350,000          105,000            140,000            166,250            192,500
         400,000          120,000            160,000            190,000            220,000
         450,000          135,000            180,000            213,750            247,500
         500,000          150,000            200,000            237,500            275,000
         550,000          165,000            220,000            261,250            302,500
         600,000          180,000            240,000            285,000            330,000
         650,000          195,000            260,000            308,750            357,500
         700,000          210,000            280,000            332,500            385,000
         750,000          225,000            300,000            356,250            412,500
         800,000          240,000            320,000            380,000            440,000
         850,000          255,000            340,000            403,750            467,500
         900,000          270,000            360,000            427,500            495,000
         950,000          285,000            380,000            451,250            522,500
       1,000,000          300,000            400,000            475,000            550,000
       1,050,000          315,000            420,000            498,750            577,500

  For existing officers, effective January 1, 1998, benefits under the SERP are calculated under the greater of the old formula or the new formula, except that compensation for purposes of the old formula includes restricted stock grants only to the extent earned through December 31, 2001 and will be frozen as of December 31, 2001, and compensation for purposes of the new formula includes restricted stock grants only to the extent earned through December 31, 1997.

SUMMARY COMPENSATION TABLE

  The following table summarizes all compensation for the Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years, for service for both PP&L and PP&L Resources. Compensation amounts for these officers are the same as those shown in the PP&L Resources' proxy statement; they are not additive. Messrs. Hecht and Long also served as directors but received no separate remuneration in that capacity.

                                                                   Long-Term
                                       Annual Compensation       Compensation
                            ---------------------------------------------------------------
                                                   Other Annual   Restricted     All Other
  Name and                       Salary/1 Bonus/1 Compensation/2 Stock Award/3 Compensation/4
  Principal Position        Year  / ($)    / ($)      / ($)          / ($)         / ($)
---------------------------------------------------------------------------------------------
  William F. Hecht          1998 644,604  267,998          0        193,320        6,001
  Chairman, President and   1997 609,550  107,360          0        281,435        4,704
  Chief Executive Officer   1996 531,194  138,600          0        138,920        4,418
  Frank A. Long             1998 439,735  157,872          0        115,290        6,048
  Executive Vice President  1997 414,704   85,698          0        167,599        4,750
  and Chief Operating Of-
   ficer                    1996 367,555   82,688     14,424         82,800        4,462
  Robert G. Byram           1998 279,847   81,200     10,770         62,910        5,185
  Senior Vice President--   1997 264,967   50,880          0         91,630        3,916
  Generation and Chief      1996 246,944   48,195          0         48,300        3,673
   Nuclear Officer
  Robert J. Grey            1998 279,674   81,200          0         62,910        3,907
  Senior Vice President,    1997 249,900   48,000          0         86,488        2,682
  General Counsel and Sec-
   retary                   1996 231,878   44,415          0         44,620        2,250
  John R. Biggar/5/         1998 196,571   57,515        750         43,470        4,850
  Senior Vice President
   and                      1997 160,528   16,129          0         32,491        3,582
  Chief Financial Officer   1996 158,524   16,035          0         17,480        2,250


/1/Salary and bonus data include deferred compensation.
/2/Includes longevity pay (which is compensation for vacation earned, but not taken) and fees earned by Mr. Biggar for serving as a director of Safe Harbor, an affiliate of PP&L.
/3/The dollar value of restricted common stock awards was calculated by multiplying the number of shares awarded by the closing price per share on the date of the grant. As of December 31, 1998, the officers listed in this table held the following number of shares of restricted common stock, with the following values: Mr. Hecht--34,720 shares ($967,820); Mr. Long--20,310 shares ($566,141); Mr. Byram--11,440 shares ($318,890); Mr. Grey--8,090 shares ($225,509), and Mr. Biggar--3,300 shares ($91,988). These year-end data do not include awards made in January 1999 for 1998 performance, or awards which had originally been restricted and for which the restriction periods have lapsed or been lifted. Dividends are paid currently on restricted stock awards. All outstanding restricted stock awards have a restriction period of three years.
/4/Includes Company contributions to the Officers' Deferred Savings Plan and the ESOP accounts.
/5/Mr. Biggar became Senior Vice President and Chief Financial Officer, effective January 28, 1998.

CHANGE IN CONTROL ARRANGEMENTS

  Effective as of January 1, 1998, PP&L Resources entered into agreements with each of the named executive officers, which agreements provide benefits to the officers upon certain terminations of employment following a change in control of PP&L Resources (as such term is defined in the agreements). The benefits provided under these agreements replace any other severance benefits provided to these officers by PP&L Resources, including any benefits under the Executive Retirement Security Plan ("ERSP") (which was terminated effective January 1, 1998) or any prior severance agreement.

  Each of the agreements continues in effect until December 31, 1999, and the agreements generally are automatically extended for additional one-year periods. Upon the occurrence of a change in control, the agreements will expire no earlier than thirty-six months after the month in which the change in control occurs. Each agreement provides that the officer will be entitled to the severance benefits described below if PP&L

Resources terminates the officer's employment following a change in control for any reason other than death, disability, retirement or "cause," or if the officer terminates employment for "good reason" (as such terms are defined in the agreement).

  The benefits consist of a lump sum payment equal to three times the sum of
(a) the officer's base salary in effect immediately prior to date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting good reason, and (b) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which first occurs an event or circumstance constituting good reason. (This bonus amount would include the value of restricted stock awards for calendar years prior to 1998.) In addition, under the terms of each agreement, PP&L Resources would provide the officer and dependents with continuation of welfare benefits (reduced to the extent the officer receives comparable benefits), and would pay the officer unpaid incentive compensation that has been allocated or awarded, a lump sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by PP&L Resources for an additional thirty-six months, outplacement services for up to three years and a gross-up payment for any excise tax imposed under the Internal Revenue Code. In addition, under the agreements, PP&L Resources would provide post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the thirty-six month period following the change in control.


  In addition, in the event of a change in control or certain circumstances that may lead to a change in control, the Compensation and Corporate Governance Committee of the Board of Directors may change or eliminate the restriction period applicable to any outstanding restricted stock awards under the Incentive Compensation Plan.

JOINT REPORT OF THE COMPENSATION AND CORPORATE
GOVERNANCE COMMITTEES REGARDING EXECUTIVE COMPENSATION

GENERALLY

  PP&L Resources, Inc. (the "Company") is the parent holding company of PP&L, Inc., and PP&L, Inc. is its principal subsidiary. The members of the Company's Compensation and Corporate Governance Committee--all independent outside directors--and Board of Directors also serve in the same capacity for PP&L, Inc. Certain senior officers of the Company are also senior officers of PP&L, Inc. For those individuals, references below to the Committee and Board of Directors refer to the Committee and Board of Directors of both the Company and PP&L, Inc. and discussions of their compensation include compensation earned for services to both the Company and PP&L, Inc.

  During 1998, the Committee reviewed and evaluated the performance and leadership of the Chief Executive Officer and the other senior officers who are members of the Company's Corporate Leadership Council ("senior officers"), which provides strategic direction for the Company and its subsidiaries. The Committee established the compensation and benefit practices for these individuals as senior officers of the Company and its subsidiaries, including PP&L, Inc. and PP&L Global, Inc. (a subsidiary of the Company which invests in and develops world-wide power projects) ("PP&L Global"). These officers include: William F. Hecht, Chairman, President and Chief Executive Officer of the Company; Frank A. Long, Executive Vice President of the Company; John R. Biggar, Senior Vice President and Chief Financial Officer of the Company/1/; Robert G. Byram, Senior Vice President--Generation and Chief Nuclear Officer of PP&L, Inc.; Robert D. Fagan, President of PP&L Global; Robert J. Grey, Senior Vice President, General Counsel and Secretary of the Company; and Terry
H. Hunt, Senior Vice President--Strategic Planning of the Company. Except for Mr. Fagan, these individuals are also senior officers of PP&L, Inc./2/

/1/Mr. Biggar became an executive officer of the Company and a member of the Corporate Leadership Council effective as of January 28, 1998.

/2/Mr. Fagan has no position with PP&L, Inc., but is a member of the Corporate
  Leadership Council and a "senior officer" of the Company by virtue of his position as President of PP&L Global.

  For 1998, the Company had in place two major components of executive compensation for the senior officers--base salary and incentive compensation. Base salaries reflect the value of the various Company positions relative to similar positions--both within the Company and in other companies--and individual executive performance. Incentive compensation is based on corporate performance./3/ For 1998, the incentive program had two separate components. Under a short-term incentive plan, cash awards were made to the senior officers based on the achievement of key corporate financial and operational goals. Under a long-term incentive plan, restricted Company stock was granted to the senior officers based on the achievement of certain strategic goals designed to position the Company for success in the new competitive environment. Incentive goals and performance targets were developed by the Committee, and all awards were granted by the Committee.

BASE SALARIES

  In general, the Committee's objective is to provide salary levels that are sufficiently competitive with comparable companies to enable the Company to attract and retain high-quality executive talent. To meet this objective, the Committee regularly reviews salary information for similar companies. In addition, the Committee annually reviews the performance of each executive to determine the appropriate level of base salary adjustment for that individual.

  In December 1997, the Committee reviewed salary ranges for the senior officers by comparing these salary levels with levels within the utility industry generally, and, more specifically, with executive compensation levels at 16 comparable utilities./4/ All of the comparison companies were included in the EEI (Edison Electric Institute) Index of Investor-owned Electric Utilities. The 16 utilities used for comparison purposes were selected based on their similarity to PP&L, Inc. in terms of annual revenues, service area and other measures of size.

  After reviewing salary data for executive positions at comparable utilities, the Committee reviewed the actual salaries and performance appraisals of each of the senior officers. In the case of the Chief Executive Officer, the Committee considered directors' individual appraisals of his performance in determining his salary. The Committee then solicited input and recommendations from the Chief Executive Officer regarding the performance and individual salaries of the other senior officers.

  Upon completion of this review, the Committee established the 1998 salaries of the senior officers. As of January 1998, Mr. Hecht's total compensation was about 24% less than the average total compensation of the chief executive officers of the comparable companies. Also, the total compensation of the senior officers as a group was approximately 15% less than the average paid to their counterparts at these companies. Considering this information and individual performance, the salary of each of the senior officers was increased, effective as of January 1, 1998.

INCENTIVE AWARDS

  In establishing the second component of executive compensation--incentive awards--the Committee annually reviews the Company's performance in relation to specific corporate financial, operational and strategic objectives. This component of compensation is intended to relate executive compensation directly to corporate performance and shareowner value. This program achieves the Company's objective of placing a large portion of executive compensation "at risk" by basing up to 40-50% of the senior officers' total compensation on the achievement of key corporate goals. The incentive awards are made in the form of cash and restricted Company stock.

/3/Because of his position as President of PP&L Global, Mr. Fagan's incentive compensation is based on separate goals established for that position.

/4/Mr. Fagan's salary was compared with those of similar subsidiary positions in both regulated and non-regulated companies.

CASH AWARDS

  Cash awards are made available to officers for the achievement of specific, independent goals established for each calendar year. For 1998, maximum annual awards based on accountability level were established for each officer according to the following table:

                          Maximum Awards
                     (Percent of Base Salary)
                     ------------------------
               Chief Executive Officer.............. 60%
               Executive Vice President............. 50%
               Sr. Vice President................... 40%

  Annual awards are determined by applying these target percentages to the percentage of goal attainment. The performance goals for each year are established by the Committee, and the Committee reviews actual results at each year-end to determine the appropriate goal attainment percentage to apply to the salary targets.

  The following were the goal categories for 1998:

  I. Financial--PP&L Resources, Inc.--based on the Company's net income and total return on common stock and the financial performance of subsidiary energy trading and marketing operations.

  II. Operational--PP&L, Inc.--based on customer satisfaction indices, retail marketing efforts, the performance of PP&L, Inc.'s power plants, cost control, safety and environmental performance and affirmative action results.

  III. Operational--PP&L Global, Inc.--based on PP&L Global's net income.

  The weightings for each of these general categories varied by the level of the individual officers to reflect the different levels of influence they have on attainment of the goals, as follows:


                                 Goal Category

                                                   Operational-           Operational-
     Officer Level             Financial               PP&L               PP&L Global
     -------------             ---------           ------------           ------------
Chief Executive Officer            45%                  30%                    25%
Executive Vice President           35                   45                     20
Sr. Vice President                 30                   55                     15

  When the level of goal attainment in each of the above categories is measured at the end of each year and the category weightings shown above are multiplied by the annual award target for each position, each officer's cash award is determined for the prior year's performance.

RESTRICTED STOCK AWARDS

  Under the terms of the Company's Incentive Compensation Plan, restricted Company stock also is made available to officers based on the achievement of strategic objectives designed to position the Company to continue to provide value to its shareowners. Goals for 1998 were related to success in the Pennsylvania retail market, transactions which increase the Company's and PP&L Global's domestic and international business presence, the outcome of PP&L, Inc.'s restructuring proceeding and the financial initiatives related thereto, and the establishment of a corporate risk management program. Annual awards are based on the achievement of these strategic goals. The 1998 award targets for individual officers varied by accountability level, as follows:

                          Maximum Awards
                     (Percent of Base Salary)
                     ------------------------
               Chief Executive Officer.............. 40%
               Executive Vice President............. 35%
               Sr. Vice President................... 30%

  Awards are made in the form of restricted stock equivalent to the dollar value of the percentage applied to base pay in effect at the end of the year. This stock award encourages increased stock ownership on the part of the officers and aligns the interests of management and shareowners.

  The Committee determines the applicable restriction period for the stock at the time of grant, which, under the terms of the Incentive Compensation Plan, must be at least three years and not more than ten years from the date of grant. That is, the officer can be divested of this stock during the restriction period if he or she terminates employment with the Company. The Plan also provides that, upon retirement, death or disability of an officer, the outstanding restricted stock awards made to that officer will be prorated. In such cases, the Committee may provide the officer with the entire award rather than the prorated portion.

  In this way, grants of restricted stock serve as an incentive for senior management to continue their employment with the Company and, therefore, contribute to continuity in top management. In the past, the grants of restricted stock made under the Incentive Compensation Plan have been restricted for a period of three years.

  The 1998 incentive awards made to the five most highly compensated executive officers are shown in the Summary Compensation Table. The Committee based the awards for these officers solely on the corporate goals achieved. In January 1999, the Committee reviewed performance achieved during 1998 for the financial and operational goals under the short-term incentive plan. During 1998, the Company achieved 45% of its financial goals, 80% of its operational goals for PP&L, Inc. and 100% of its operational goals for PP&L Global. As a result of the weighting system described above, the senior officers received the following short-term incentive awards as a percent of base salary: Mr. Hecht--41.6%; Mr. Long--35.9%; Mr. Biggar--28.7%, Mr. Byram--29.0%; and Mr.
Grey--29.0%. Mr. Fagan received a 1998 short-term incentive award of 67.5% of base salary, based on separate goals related to PP&L Global's staffing and organization, strategic planning and strategic acquisition efforts, budgetary control and the establishment of certain financial capabilities, policies and programs, and investment and commitments in international projects.

  In January 1999, the Committee also reviewed the Company's performance on the established strategic goals under the long-term incentive plan. During 1998, the Company achieved 78% of these strategic goals. Applying the maximum targets set forth above, the senior officers received the following long-term incentive awards as a percent of base salary: Mr. Hecht--31.2%; Mr. Long-- 27.3%; Mr. Biggar--22.6%, Mr. Byram--23.4%; and Mr. Grey--23.4%. Mr. Fagan's
1998 long-term incentive award equal to 50.0% of his base salary (1/3 in cash and 2/3 in restricted stock) was based on an established formula emphasizing PP&L Global's committed equity investment and cash flow.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  In establishing Mr. Hecht's 1998 salary, the Committee reviewed the salaries of the chief executive officers of the 16 comparison utilities referenced above. In conducting this review, the Committee concluded that Mr. Hecht's 1997 salary was about at the average earned by incumbents in similar positions at those utilities. As a result of this review and Mr. Hecht's performance, the Committee set his 1998 salary at $645,000, effective January 1, 1998, in order to maintain this relationship with market conditions.

  Based on the Company's performance in 1998 on the specific corporate financial and operational goals discussed above, Mr. Hecht received a cash award equal to approximately 41.6% of his year-end salary. Based on the Company's performance in 1998 on the strategic goals discussed above, Mr. Hecht received a restricted stock award equal to approximately 31.2% of his year-end salary.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held corporations may not deduct in any taxation year certain compensation in excess of $1,000,000 paid to the chief executive officer and the next four most highly compensated executive officers. Section 162(m) did not apply to the Company's 1998 executive compensation. In this regard, the Company is proposing that its shareowners at the 1999 Annual Meeting approve (i) the amendment of the Incentive Compensation Plan to effectuate its new stock option program and to enable the Company to make stock option awards and other stock-based awards under that Plan that are deductible under Section 162(m) and (ii) the adoption of a Short-Term Incentive Plan under which cash awards to officers under the existing short-term incentive program could be deductible under Section 162(m).

                                      The Compensation and Corporate
                                      Governance Committee
                                         E. Allen Deaver, Chair
                                         Elmer D. Gates
                                         Stuart Heydt
                                         Norman Robertson

-------------------------------------------------------------------------------

PROPOSAL 2: PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

DESCRIPTION OF PROPOSED AMENDMENT

  At the Annual Meeting, Shareowners will vote upon the Proposed Amendment to remove in their entirety the following sections of Article VI of the Company's
Articles: (i) Section 2(C) of Division A, (ii) Section 2(B) of Division B, and
(iii) Section 1(C) of Division E. The full text of the Amended and Restated Articles, as proposed to be amended by Proposal 2, is set forth on Schedule A to this Proxy Statement.

  The Proposed Amendment would have the effect of removing limitations on the Company's ability to:

 . increase the authorized number of shares of 4 1/2% Preferred Stock or Series
  Preferred Stock or issue additional shares of 4 1/2% Preferred Stock or Series Preferred Stock or issue Senior Stock,

 . merge or consolidate with another corporation unless such transaction has been approved by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935,

 . incur unsecured indebtedness in an amount in excess of 20% of the sum of the outstanding secured indebtedness of the Company plus capital and surplus of the Company (the "Unsecured Debt Limitation"), and

 . pay dividends on the Common Stock aggregating an amount in excess of (a) 75% of the current year's earnings otherwise available for Common Stock, if after such payment, the ratio of the aggregate of capital for Common Stock and surplus to the total capitalization of the Company, including surplus, will be less than 25% or (b) 50% of the current year's earnings otherwise available for Common Stock, if after such payment, the ratio of the aggregate of capital for Common Stock and surplus to the total capitalization, including surplus, will be less than 20% (the "Common Stock Dividend Limitation").


THE FOREGOING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF THE PROVISIONS OF THE ARTICLES AND ARE QUALIFIED IN THEIR ENTIRETY BY THE FULL TEXT OF SUCH PROVISIONS SET FORTH IN SCHEDULE A.

REASONS FOR THE PROPOSED AMENDMENT

  The electric utility industry has become, and will continue to be, increasingly competitive as the result of various business, regulatory and technological developments. Recent federal and state regulatory actions designed to promote retail and wholesale competition include, among other things, initiatives to allow customers to choose their electricity supplier. In fact, as a result of the Pennsylvania Electricity Generation Customer Choice and Competition Act, all of Pennsylvania's retail electric customers, including PP&L's customers, will be able to choose their electric supplier in the near future. Such competition already exists for wholesale electric customers. The Company believes that significant financial and operational flexibility will be necessary to succeed in this competitive marketplace. This is especially true because the restrictions that would be eliminated by the Proposed Amendment generally do not burden PP&L's new competitors (e.g., power marketers, independent power producers, exempt wholesale generators and owners of cogeneration facilities) or even many other public utility companies.

  The elimination of the Unsecured Debt Limitation is important to the Company's financial strategy for the new competitive environment. This financial strategy involves, among other things, a reduction in the Company's permanent capitalization and a temporary use of a higher degree of leverage. The elimination of the Unsecured Debt Limitation from the Articles will allow the Company to utilize more fully various unsecured debt alternatives and thus improve its ability to take full advantage of changing conditions in the capital markets. This additional flexibility will, for example, permit the Company to issue long-term debt when, because of mortgage coverage restrictions or other reasons, it may be unattractive or not possible to issue any additional first mortgage bonds. In addition, elimination of the Unsecured Debt Limitation will afford the Company greater flexibility in the issuance of short-term debt to meet interim cash requirements with what is usually the least expensive form of capital.

  PP&L Resources currently holds a sufficient number of shares of 4 1/2% Preferred Stock and Series Preferred Stock to waive any potential exceedances of the Unsecured Debt Limitation provisions of the Articles proposed to be eliminated by the Proposed Amendment. If the Proposed Amendment is not approved, PP&L Resources has informed the Company that it intends to use its ability to waive the limitations imposed by such provisions from time to time depending on the financial and strategic requirements of the Company and PP&L Resources.

  PP&L believes that the elimination of the Common Stock Dividend Limitation will be beneficial to its ability to pay dividends to PP&L Resources due to its new financial strategy and the new competitive industry environment which may increase the volatility of the Company's revenue and income streams.

  Except for actions that may be taken as a result of the elimination of the Unsecured Debt Limitation and the Common Stock Dividend Limitation, as discussed above, the Company does not currently anticipate taking any actions that would be prohibited by the other provisions of the Articles proposed to be eliminated by the Proposed Amendment.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax considerations with respect to the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of the Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to 4 1/2% Preferred Shareowners who hold shares of 4 1/2% Preferred Stock as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a 4 1/2% Preferred Shareowner in light of such 4 1/2% Preferred Shareowner's particular circumstances or to 4 1/2% Preferred Shareowners subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, 4 1/2% Preferred Shareowners who acquired their shares pursuant to the exercise of stock options or other compensation arrangements with the Company or 4 1/2% Preferred Shareowners holding shares as part of a hedging, integrated or conversion transaction, constructive sale or for straddle for tax purposes). OWNERS OF 4 1/2% PREFERRED STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

  As used herein, the term "United States 4 1/2% Preferred Shareowner" means a beneficial owner of a share of 4 1/2% Preferred Stock that is for United States federal income tax purposes (i) a citizen or resident of the United States or any political subdivision thereof; (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code. As used herein, the term "Non-United States 4 1/2% Preferred Shareowner" means an owner of a share of 4 1/2% Preferred Stock that is not a United States 4 1/2% Preferred Shareowner.

SPECIAL CASH PAYMENTS

  United States 4 1/2% Preferred Shareowners. There is no direct authority concerning the federal income tax consequences of the receipt of Special Cash Payments. The Company will, for information reporting purposes, treat Special Cash Payments as ordinary, non-dividend income to recipient United States 4 1/2% Preferred Shareowners.

  Non-United States 4 1/2% Preferred Shareowners. The Company will treat Special Cash Payments paid to Non-United States 4 1/2% Preferred Shareowners as subject to withholding of United States federal income tax at a rate of 30%. However, a Special Cash Payment that is effectively connected with the conduct of a trade or business by a Non-United States 4 1/2% Preferred Shareowner within the United States will not be subject to such withholding tax (provided such Non-United States 4 1/2% Preferred Shareowner provides two originals of Internal Revenue Service Form 4224 (or successor form) stating that such Special Cash Payments are so effectively connected), but instead will be subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). A Non-United States 4 1/2% Preferred Shareowner eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

BACKUP WITHHOLDING

  ANY UNITED STATES 4 1/2% PREFERRED SHAREOWNER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT AND WHO FAILS TO COMPLETE AND SIGN THE FORM W-9 THAT IS INCLUDED IN THE PROXY (OR, IN THE CASE OF A NON-UNITED STATES 4 1/2% PREFERRED SHAREOWNER, FORM W-8, OBTAINABLE FROM THE COMPANY) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE SPECIAL CASH PAYMENT. To prevent United States federal income tax backup withholding with respect to the Special Cash Payment, a United States 4 1/2% Preferred Shareowner must provide the Company with the owner's correct Taxpayer Identification Number ("TIN") and certify that the owner is not subject to backup withholding of federal income tax by completing the Form W-9 included in the Proxy. Certain 4 1/2% Preferred Shareowners (including, among others, all corporations and Non-United States 4 1/2% Preferred Shareowners) are exempt from backup withholding. For a corporate United States 4 1/2% Preferred Shareowner to qualify for such exemption, such owner must provide the Company with a properly completed and executed Form W-9 attesting to its exempt status. In order for a Non-United States 4 1/2% Preferred Shareowner to qualify as an exempt recipient, the foreign owner must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that owner's exempt status. A copy of the Form W-8 may be obtained from the Company. Any Special Cash Payments paid to Non-United States 4 1/2% Preferred Shareowners that are subject to the 31% backup withholding will not be subject to the 30% withholding tax discussed above under "Special Cash Payments--Non-United States 4 1/2% Preferred Shareowners."

  The amount of any backup withholding from a payment to a 4 1/2% Preferred Shareowner will be allowed as a credit against such owner's United States federal income tax liability and may entitle such owner to a refund, provided that the required information is furnished to the Internal Revenue Service.

INDEPENDENT ACCOUNTANTS

  Upon the recommendation of PP&L Resources' Audit and Corporate Responsibility Committee, which is composed of directors who are not employees of the Company or its Affiliates, the Board of Directors of PP&L Resources appointed PricewaterhouseCoopers LLP to serve as independent accountants for the year ending December 31, 1999, for PP&L Resources and its subsidiaries, including the Company. This appointment is subject to reconsideration by the Board if it is not ratified by the Shareowners of PP&L Resources.

MISCELLANEOUS

  The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matter requiring a vote of the Shareowners should arise, it is intended that the persons named as proxies will vote in accordance with their best judgment.

METHOD AND EXPENSE OF SOLICITATION OF PROXIES

  The cost of soliciting Proxies on behalf of the Board of Directors will be paid by the Company. In addition to the solicitation by mail, a number of regular employees may solicit Proxies in person or by telephone, telegraph or facsimile. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of Proxies for the Annual Meeting. It is expected that the remuneration to Innisfree for its services will be $7,500.00. Brokers, dealers, banks and their nominees who hold shares for the benefit of others will be asked to send Proxy material to the beneficial owners of the shares, and the Company will reimburse them for their expenses.

PROPOSALS FOR 2000 ANNUAL MEETING

  To be included in the Proxy material for the 2000 Annual Meeting, any proposal intended to be presented at that Meeting by a Shareowner must be received by the Secretary no later than November 15, 1999. To be properly brought before the Meeting, any proposal must be received by seventy-five days prior to the 2000 Annual Meeting.

ANNUAL FINANCIAL STATEMENTS

  The Company's annual financial statements and related management discussion are appended to this document as Schedule B.

                                      By Order of the Board of Directors.
                                         Robert J. Grey
                                         Secretary

March 12, 1999

                                                                     Schedule A

                                  PP&L, INC.

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

  ARTICLE I. The name of the Corporation is

                                  PP&L, INC.

  ARTICLE II. The location and post office address of the registered office of the Corporation in this Commonwealth is

                            Two North Ninth Street
                         Allentown, Pennsylvania 18101

  ARTICLE III. The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to engage in, and do any lawful act concerning, any or all lawful business for which a corporation may be incorporated under said Business Corporation Law, including but not limited to:

    1. The supply of light, heat or power to the public by means of electricity or by any other means.

    2. The production, generation, manufacture, transmission, storage, distribution or furnishing of artificial or natural gas, electricity or steam or air conditioning or refrigerating services, or any combination thereof to or for the public.

    3. The diverting, pumping or impounding of water for the development or furnishing of hydroelectric power to or for the public.

    4. The transportation of artificial or natural gas, electricity, petroleum or petroleum products or water or any combination of such substances for the public.

    5. The diverting, developing, pumping, impounding, distributing or furnishing of water from either surface or subsurface sources to or for the public.

    6. Manufacturing, processing, owning, using and dealing in personal property of every class and description, engaging in research and development, the furnishing of services, and acquiring, owning, using and disposing of real property of every nature whatsoever.

  ARTICLE IV. The term for which the Corporation is to exist is perpetual.

  ARTICLE V. The aggregate number of shares which the Corporation shall have authority to issue is 185,629,936 shares, divided into 629,936 shares of 4 1/2% Preferred Stock, par value $100 per share; 10,000,000 shares of Series Preferred Stock, par value $100 per share; 5,000,000 shares of Preference Stock, without nominal or par value; and 170,000,000 shares of Common Stock, without nominal or par value.

  ARTICLE VI. The designations, preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the shares of each class shall be as follows:

                     Division A -- 4 1/2% PREFERRED STOCK

  Section 1. Dividend Rate. The 4 1/2% Preferred Stock shall be entitled to dividends, as provided in Division C, at the rate of four and one-half percent (4 1/2%) per annum, such dividends to be cumulative from the date of issuance thereof.

  Section 2. Restrictions on Certain Corporate Action. (A) Upon the vote of a majority of all the Directors of the Corporation and of a majority of the total number of shares of stock then issued and outstanding and entitled to vote, the Corporation may from time to time create or authorize one or more other classes of stock with such designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the voting and other rights and powers and terms as to redemption as may be determined by said vote, which may be the same or different from the designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the classes of stock of the Corporation then authorized; provided, however, that no new class of stock shall hereafter be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to the 4 1/2% Preferred Stock, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares of 4 1/2% Preferred Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which the creation or authorization of such new class of stock or such convertible securities is considered. Any such vote may authorize any shares of any class then authorized but unissued to be issued as shares of such new class or classes.

  (B) The expressed rights, privileges, terms and conditions of the 4 1/2% Preferred Stock then outstanding shall not be amended, altered, changed or repealed in a manner substantially prejudicial to the holders thereof unless the holders of record of not less than two-thirds of the number of shares of the 4 1/2% Preferred Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which such amendment, alteration, change or repeal is considered.


                     Division B -- SERIES PREFERRED STOCK

  Section 1. Division into Series. (A) All shares of Series Preferred Stock shall be identical except that the dividend rate, the amount to which such shares shall be entitled upon redemption and upon liquidation, the sinking fund, if any, as well as the provisions, if any, with respect to convertibility may vary between different series. The Series Preferred Stock may be divided into, and issued from time to time, in one or more series, each of such series to have such distinctive designation, terms, relative rights, privileges, limitations, preferences and voting powers and such prohibitions, restrictions, and qualifications of the voting and other rights and powers as are fixed and determined in this Article VI or in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as provided in this Division B.

  (B) Authority is hereby expressly granted to the Board of Directors to establish one or more series of Series Preferred Stock and with respect to each series to fix and determine by resolution or resolutions providing for the issue of such series:

    (1) the number of shares to constitute such series and the distinctive designation thereof to distinguish the shares thereof from the shares of all other series and classes;

    (2) the dividend rate on the shares of such series, and the date or dates from which dividends shall be cumulative;

    (3) the amount to which shares of such series shall be entitled upon redemption;

    (4) the amount to which shares of such series shall be entitled upon liquidation;

    (5) the amount of the sinking fund, if any, for the purchase or redemption of shares of such series; and

    (6) the terms and conditions, if any, upon which the shares of such series may be converted into other securities of the Corporation.

  Section 2. Restrictions on Certain Corporate Action. (A) Upon the vote of a majority of all of the Directors of the Corporation and of a majority of the total number of shares of stock then issued and outstanding and entitled to vote, the Corporation may from time to time create or authorize one or more classes of stock in addition to the Series Preferred Stock, the 4 1/2% Preferred Stock, the Preference Stock and the Common Stock, with such designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the voting and other rights and powers and terms as to redemption as may be determined by said vote, which may be the same or different from the designations, rights, privileges, limitations, preferences, voting powers, prohibitions, restrictions or qualifications of the classes of stock of the Corporation then authorized; provided, however, that no new class of stock shall hereafter be created or authorized which is entitled to dividends or shares in distribution of assets on a parity with or in priority to the Series Preferred Stock, nor shall there be created or authorized any securities convertible into shares of any such stock, unless the holders of record of not less than two-thirds of the number of shares of the Series Preferred Stock and the 4 1/2% Preferred Stock then outstanding (consenting or voting as a single class separate from the holders of the Preference Stock and the Common Stock) shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which the creation or authorization of such new class of stock or such convertible securities is considered. Any such vote may authorize any shares of any class then authorized but unissued to be issued as shares of such new class or classes.


  (C) The provisions of this Section 2 of this Division B requiring the approval of a specified percentage of the holders of the Series Preferred Stock and the 4 1/2% Preferred Stock voting or consenting as a class shall be construed as in addition to and not in substitution for, any provisions of Division A of this Article VI requiring the approval of the holders of a specified percentage of the 4 1/2% Preferred Stock.

  (D) The expressed rights, privileges, terms and conditions of the Series Preferred Stock then outstanding, insofar as they are set forth in the foregoing subsections of this Section 2 shall not be amended, altered, changed or repealed in a manner substantially prejudicial to the holders thereof unless (1) the holders of record of not less than two-thirds of the number of shares of the Series Preferred Stock and the 4 1/2% Preferred Stock then outstanding (consenting or voting as a single class separate from the holders of the Preference Stock and the Common Stock) shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which such amendment, alteration, change or repeal is considered, and (2) the expressed rights, privileges, terms and conditions of the 4 1/2% Preferred Stock, are, at the same time, similarly amended, altered, changed or repealed. The expressed rights, privileges, terms and conditions of the Series Preferred Stock then outstanding, other than those set forth in the foregoing subsections of this Section 2, shall not be amended, altered, changed or repealed in a manner substantially prejudicial to the holders thereof unless the holders of record of not less than two-thirds of the number of shares of the Series Preferred Stock then outstanding shall consent thereto in writing or by voting therefor in person or by proxy at the meeting of shareholders at which such amendment, alteration, change or repeal is considered.

  Section 3. Variations Among Series of Series Preferred Stock. (A) 4.60% Series Preferred Stock. The terms of the "4.60% Series Preferred Stock," in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows: the dividend rate shall be 4.60% per annum, and dividends on each share of such series shall be cumulative from the date or dates of initial issue of shares of such series; the redemption price shall be $103 per share at any time; $103 per share shall be payable upon any voluntary liquidation, dissolution or winding up of the Corporation and $100 per share shall be payable upon any involuntary liquidation, dissolution or winding up of the Corporation. The number of shares of this series authorized is 63,000 shares.

  (B) 4.40% Series Preferred Stock. The terms of the "4.40% Series Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows: the dividend rate shall be 4.40% per annum, and dividends on each share of such series shall be cumulative from the date or dates of the initial issue of shares of such series; the redemption price shall be $102 per share at any time; $102 per share shall be payable upon any voluntary liquidation, dissolution or winding up of the Corporation and $100 per share shall be payable upon any involuntary liquidation, dissolution or winding up of the Corporation. The number of shares of this series authorized is 229,214 shares.

  (C) 3.35% Series Preferred Stock. The terms of the "3.35% Series Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows: the dividend rate shall be 3.35% per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such series; the redemption price shall be $103.50 per share at any time; $103.50 per share shall be payable upon any voluntary liquidation, dissolution or winding up of the Corporation and $100 per share shall be payable upon any involuntary liquidation, dissolution or winding up of the Corporation. The number of shares of this series authorized is 53,248 shares.

  (D) 6.75% Series Preferred Stock. The terms of the "6.75% Series Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.75% per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such series;

    (2) Shares of this Series are not redeemable prior to October 1, 2003. On or after October 1, 2003, the Corporation may, by resolution of the Board of Directors or the Executive Committee of the Board of Directors, redeem all, or from time to time, any part of the outstanding shares of this Series, at the following redemption prices per share:

      If Redeemed During Twelve Month                                    Redemption
        Period Ending September 30                                         Prices
      -------------------------------                                    ----------
         2004...........................................................   103.38%
         2005...........................................................   103.04
         2006...........................................................   102.70
         2007...........................................................   102.36
         2008...........................................................   102.03
         2009...........................................................   101.69
         2010...........................................................   101.35
         2011...........................................................   101.01
         2012...........................................................   100.68
         2013...........................................................   100.34

    and thereafter at $100.00 per share. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) $100.00 per share shall be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this series authorized is 850,000 shares.

  (E) 6.125% Series Preferred Stock. The terms of the "6.125% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.125% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) So long as any shares of this Series remain outstanding, the Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "6.125% Sinking Fund"), out of funds legally available therefor, (i) annually on October 1 in each of the years 2003 through 2007, 57,500 shares of this Series, and (ii) on October 1, 2008, the remaining shares of this Series. The Corporation's obligation to make redemptions for the 6.125% Sinking Fund on any such October 1 as provided in this subparagraph (2) (such obligations on each such date being herein called the "6.125% Sinking Fund Obligation") shall be cumulative so that if on any such October 1 the funds of the Corporation legally available for the 6.125% Sinking Fund shall be insufficient to permit the Corporation to discharge its 6.125% Sinking Fund Obligation on such date, or if for any other reason such 6.125% Sinking Fund Obligation shall not have been discharged in full on such date, then such 6.125% Sinking Fund Obligation, to the extent not discharged, shall become an additional 6.125% Sinking Fund Obligation for each succeeding October 1 until fully discharged. The price at which shares of this Series shall be called for redemption through the 6.125% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. The Corporation's 6.125% Sinking Fund Obligation may be discharged, in whole or part, by the application of any shares of this Series purchased or otherwise acquired by the Corporation on or before such date. If the Corporation shall for any reason fail to discharge in full its 6.125% Sinking Fund Obligation on any such October 1, the Corporation shall not thereafter, unless and until such 6.125% Sinking Fund Obligation and its 6.125% Sinking Fund Obligation for each and every prior October 1 shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock.

    (3) Shares of this Series are not redeemable prior to October 1, 2003. On and after October 1, 2003, the Corporation may, by resolution of the Board of Directors or the Executive Committee of the Board of Directors, redeem all, or from time to time, any part of the outstanding shares of this Series at $100 per share. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (4) $100.00 per share shall be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this series authorized is 1,150,000 shares.

  (F) 6.33% Series Preferred Stock. The terms of the "6.33% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.33% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) So long as any shares of this Series remain outstanding, the Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "6.33% Sinking Fund"), out of funds legally available therefor, (i) annually on July 1 in each of the years 2003 through 2007, 50,000 shares of this Series, and (ii) on July 1, 2008, the remaining shares of this Series. The Corporation's obligation to make redemptions for the 6.33% Sinking Fund on any such July 1 as provided in this subparagraph (2) (such obligations on each such date being herein called the "6.33% Sinking Fund Obligation") shall be cumulative so that if on any such July 1 the funds of the Corporation legally available for the 6.33% Sinking Fund shall be insufficient to permit the Corporation to discharge its 6.33% Sinking Fund obligation on such date, or if for any other reason such 6.33% Sinking Fund Obligation shall not have been discharged in full on such date, then such 6.33% Sinking Fund Obligation, to the extent not discharged, shall become an additional 6.33% Sinking Fund Obligation for each succeeding July 1 until fully discharged. The price at which shares of this Series shall be called for redemption through the 6.33% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of
  Article VI of these Amended and Restated Articles of Incorporation. The Corporation's 6.33% Sinking Fund Obligation may be discharged, in whole or part, by the application of any shares of this Series purchased or otherwise acquired by the Corporation on or before such date. If the Corporation shall for any reason fail to discharge in full its 6.33% Sinking Fund Obligation on any such July 1, the Corporation shall not thereafter, unless and until such 6.33% Sinking Fund Obligation and its 6.33% Sinking Fund Obligation for each and every prior July 1 shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock.

    (3) Shares of this Series are not redeemable prior to October 1, 2003. On and after October 1, 2003, the Corporation may, by resolution of the Board of Directors or the Executive Committee of the Board of Directors, redeem all, or from time to time, any part of the outstanding shares of this Series at $100 per share. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (4) $100.00 per share shall be payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this series authorized is 1,000,000 shares.

  (G) 5.95% Series Preferred Stock. The terms of the "5.95% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 5.95% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) The Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "5.95% Sinking Fund"), out of funds legally available therefor, on April 1, 2001, all of the outstanding shares of this Series. If on April 1, 2001, the required number of shares shall not be redeemed because of the lack of legally available funds, or for any other reason, the amount required to be redeemed shall be carried forward until such obligation is fully discharged. The price at which shares of this Series shall be called for redemption through the 5.95% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. If the Corporation shall for any reason fail to discharge in full its 5.95% Sinking Fund obligation on April 1, 2001, the Corporation shall not thereafter, unless and until such 5.95% Sinking Fund obligation shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) The amount per share for this Series payable to the holders thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this Series authorized is 300,000 shares.

  (H) 6.05% Series Preferred Stock. The terms of the "6.05% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.05% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) The Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a Sinking Fund for the retirement of this Series (the "6.05% Sinking Fund"), out of funds legally available therefor, on April 1, 2002, all of the outstanding shares of this Series. If on April 1, 2002, the required number of shares shall not be redeemed because of the lack of legally available funds, or for any other reason, the amount required to be redeemed shall be carried forward until such obligation is fully discharged. The price at which shares of this Series shall be called for redemption through the 6.05% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. If the Corporation shall for any reason fail to discharge in full its 6.05% Sinking Fund obligation on April 1, 2002, the Corporation shall not thereafter, unless and until such 6.05% Sinking Fund obligation shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) The amount per share for this Series payable to the holders thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this Series authorized is 250,000 shares.

  (I) 6.15% Series Preferred Stock. The terms of the "6.15% Preferred Stock" in the respects in which the shares of such series may vary from shares of other series of the Series Preferred Stock shall be as follows:

    (1) The dividend rate shall be 6.15% per share per annum and dividends on each share of such Series shall be cumulative from the date or dates of the initial issue of shares of such Series;

    (2) The Corporation, after full dividends on all outstanding shares of the 4 1/2% Preferred Stock and the Series Preferred Stock, including this Series, for all past dividend periods shall have been paid or set aside, shall redeem as and for a sinking fund for the retirement of this Series (the "6.15% Sinking Fund"), out of funds legally available therefor, on April 1, 2003, all of the outstanding shares of this Series. If on April 1,

  2003, the required number of shares shall not be redeemed because of the lack of legally available funds, or for any other reason, the amount required to be redeemed shall be carried forward until such obligation is fully discharged. The price at which shares of this Series shall be called for redemption through the 6.15% Sinking Fund shall be $100 per share, plus an amount equal to accumulated and unpaid dividends to the date of such redemption computed as provided in Section 5 of Division C of Article VI of these Amended and Restated Articles of Incorporation. If the Corporation shall for any reason fail to discharge in full its 6.15% Sinking Fund obligation on April 1, 2003, the Corporation shall not thereafter, unless and until such 6.15% Sinking Fund obligation shall have been discharged in full, declare or pay any dividend on, or make any other distribution of property with respect to, or purchase or otherwise acquire, any of its Common Stock. Any shares of this Series which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares of Series Preferred Stock, without designation as to series.

    (3) The amount per share for this Series payable to the holders thereof upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be $100. The shares of this Series shall not be convertible into shares of any other class or classes or into any other securities of the Corporation. The number of shares of this Series authorized is 250,000 shares.

  (J) For the purposes of the foregoing paragraphs (A) through (I), the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal corporation or political subdivision or authority.

Division C -- PROVISIONS APPLICABLE TO BOTH THE 4 1/2% PREFERRED STOCK AND THE
                            SERIES PREFERRED STOCK

  Section 1. General. The term "Preferred Stock" whenever used in this Article VI, shall be deemed to include the 4 1/2% Preferred Stock, the Series Preferred Stock and any other class of stock entitled to dividends on a parity with the 4 1/2% Preferred Stock and Series Preferred Stock.

  Section 2. Dividends. (A) The shares of Preferred Stock shall be entitled to the payment of dividends on a parity with each other at the rate or rates established by or pursuant to the provisions of this Article VI and in preference to the Preference Stock and the Common Stock, but only when and as declared by the Board of Directors, out of funds legally available for the payment of dividends.

  (B) Said dividends shall be payable quarterly on January 1, April 1, July 1 and October 1 of each year or otherwise as the Board of Directors may determine, to shareholders of record as of a date not exceeding forty (40) days and not less than ten (10) days preceding such dividend payment dates, to be fixed by the Board of Directors. The holders of the Preferred Stock shall not be entitled to receive any dividends thereon out of net profits or surplus earnings other than dividends established by or pursuant to this Article VI.

  Section 3. Preferences In Distribution. The shares of the 4 1/2% Preferred Stock and the Series Preferred Stock shall be entitled to share on a parity with each other, and shall have a preference over the Preference Stock and the Common Stock, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or upon any distribution of assets, other than net profits or surplus earnings until there shall have been paid in respect of the shares of:

    (a) 4 1/2% Preferred Stock -- the full par value thereof, or

    (b) Series Preferred Stock -- the liquidation price fixed as provided in Division B;

plus, in either case, an amount, if any, by which an amount equivalent to the annual dividend upon such shares from the date after which dividends thereon became cumulative to the date of liquidation exceeds the dividends actually paid thereon or declared and set apart for payment thereon from such date to the date of liquidation. The 4 1/2% Preferred Stock and the Series Preferred Stock shall not receive any share in any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in any distribution of assets in excess of the aggregate amount specified in this section.

  Section 4. Voting Rights. (A) Except as otherwise provided in these Amended and Restated Articles of Incorporation, each share of the 4 1/2% Preferred Stock, the Series Preferred Stock, the Common Stock and (if, and to the extent, stated in the resolution or resolutions providing for the issue of a series of Preference Stock) the Preference Stock shall be equal in voting power and shall entitle the holder thereof to one vote upon any question presented to any shareholders meeting, it being hereby agreed and declared that a majority in number of shares regardless of the class to which such shares may belong is a majority in value or in interest within the meaning of any statute or law requiring the consent of stockholders holding a majority in interest or a greater amount in value of stock of the Corporation.

  (B) If and when dividends payable on any shares of Preferred Stock shall be in default in an amount equivalent to the annual dividend, or more, per share, and thereafter until all dividends on the Preferred Stock (of all classes and series) in default shall have been paid, the holders of the Preferred Stock voting as a single class, separate from the holders of the Preference Stock and the Common Stock, shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, and the holders of the Common Stock and the Preference Stock (if, and to the extent, stated in the resolution or resolutions providing for the issue of a series of Preference Stock), voting separately as a class, shall have the right to elect the remaining directors of the Corporation. The terms of office, as directors, of all persons who may be directors of the Corporation at the time shall terminate upon the election of a majority of the Board of Directors by the holders of the Preferred Stock, except that, if the holders of the Preference Stock and/or the Common Stock shall not have exercised their right to elect directors of the Corporation (either by voting together as a single class or by voting separately as two distinct classes, as the case may
be) because of the lack of a quorum consisting of a majority of the required class, then such remaining directors shall be elected by the directors whose term of office is thus terminated and who have not been elected by the holders of the Preferred Stock as a class; and in that event, such elected directors shall hold office for the interim period, pending such time s a quorum of the requisite class shall be present at a meeting held for the election of directors.

  (C) If and when all dividends then in default on the Preferred Stock, then outstanding, shall be paid (and such dividends shall be declared and paid out of any funds legally available therefor as soon as reasonably practicable), the holders of the Preferred Stock shall be divested of any special right with respect to the election of directors and the voting power of the holders of the Preferred Stock and the holders of the Common Stock and the Preference Stock (to the extent stated in the resolution or resolutions providing for the issue of a series of Preference Stock) shall revert to the status existing before the first dividend payment date on which dividends on any shares of the Preferred Stock were not paid in full; but always subject to the same provisions for vesting such special rights in the holders of the Preferred Stock in case of further like default or defaults on dividends thereon. Upon the termination of any such special voting right, the terms of office of all persons who may have been elected directors of the Corporation by vote of the holders of the Preferred Stock, as a class, pursuant to such special voting right shall forthwith terminate, and the resulting vacancies shall be filled by the vote of a majority of the remaining directors.

  (D) In case of any vacancy in the office of a director occurring among the directors elected by the holders of the Preferred Stock, voting as a single class separate from the holders of the Common Stock and the holders of any series of Preference Stock with voting rights, the remaining directors elected by the holders of the Preferred Stock, by affirmative vote of a majority thereof, or the remaining director so elected if there be but one, may elect a successor or successors to hold office for the unexpired terms of the director or directors whose place or places shall be vacant.

  (E) In case of any vacancy in the office of a director occurring among the directors not elected by the holders of the Preferred Stock, the remaining directors not elected by the holders of the Preferred Stock, by affirmative vote of a majority thereof, or the remaining such director if there be but one, may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.

  (F) Whenever the right shall have accrued to the holders of the Preferred Stock to elect directors, voting as a single class separate from the holders of the Common Stock and the holders of any series of Preference Stock with voting rights, then upon request in writing signed by any holder of the Preferred Stock entitled to vote, delivered by registered mail or in person to the president, a vice president or secretary of the Corporation, it shall be the duty of such officer forthwith to cause notice to be given to the shareholders entitled to vote of a meeting to be held at such time as such officer may fix, not less than ten (10) nor more than sixty (60) days after the receipt of such request, for the purpose of electing directors. At all meetings of shareholders held for the purpose of electing directors during such time as the holders of a class or classes of stock shall have the special right, voting as a single class, separate from the holders of the other class or classes of stock (not entitled to such special right), to elect directors, the presence in person or by proxy of the holders of a majority of such other class or classes of stock (counted either separately as single classes or together as a single class, as the case may be) shall be required to constitute a quorum of such class or classes for the election of directors, and the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or classes of stock entitled to such special right shall be required to constitute a quorum of such class or classes for the election of directors; provided, however, that the absence of a quorum of the holders of any such class or classes of stock shall not prevent the election at any such meeting or any adjournment thereof of directors by any other class or classes if the necessary quorum of the holders of stock of such other class or classes is present in person or by proxy at such meeting or adjournment thereof; and provided further that in the event a quorum of the holders of the Preferred Stock is not present, then the election of the directors elected by the holders of any other class or classes of stock shall not become effective and the directors so elected by such other class or classes of stock shall not assume their offices and duties until the holders of the Preferred Stock shall have elected the directors they shall be entitled to elect; and provided further, however, that in the absence of a quorum of the holders of stock of any class, a majority of the holders of the stock of such class who are present in person or by proxy shall have the power to adjourn the election of the directors to be elected by such class from day to day or for such longer periods, not exceeding 15 days, each, as such majority shall direct without notice other than announcement at the meeting until the requisite number of holders of such class shall be present in person or by proxy.

  Section 5. Redemption. (A) By a majority vote of the Board of Directors of the Corporation:

    (1) the 4 1/2% Preferred Stock may be redeemed in whole or in part at any time at One Hundred Ten Dollars ($110.00) per share, or

    (2) any series of Series Preferred Stock may be redeemed in whole or in part at any time at the redemption price fixed and determined as specified in Division B;

plus, in either case, an amount, if any, by which an amount equivalent to the annual dividend upon such shares from the date after which dividends thereon became cumulative to the date of redemption exceeds the dividends actually paid thereon or declared and set apart for payment thereon from such date to the date of redemption. If, pursuant to such vote, less than all of the shares of any class or series thereof of the Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot, in such manner as the Board of Directors of the Corporation shall determine, by a bank or trust company chosen for that purpose by the Board of Directors of the Corporation.

  (B) Nothing herein contained shall limit any right of the Corporation to purchase or otherwise acquire any shares of the Preferred Stock.

  (C) Notice of the intention of the Corporation to redeem shares of the Preferred Stock or any thereof shall be mailed thirty (30) days before the date of redemption to each holder of record of the shares to be redeemed, at his last known post office address as shown by the records of the Corporation. At any time after such notice has been mailed as aforesaid, the Corporation may deposit the aggregate redemption price (or the portion thereof not already paid in the redemption of shares so to be redeemed) with any bank or trust company in the City of Philadelphia, Pennsylvania; City of Allentown, Pennsylvania; or in the City of New York, New York, named in such notice, payable in amounts aforesaid to the respective orders of the record holders of the shares so to be redeemed, on endorsement and surrender of their certificates, and thereupon said holders shall cease to be shareholders with respect to said shares and from and after the making of such deposit, said holders shall have no interest in or claim against the Corporation with respect to said shares, but shall be entitled only to receive said moneys from said bank or trust company with interest, if any, allowed by such bank or trust company on such moneys deposited as provided in this subsection (C), on endorsement and surrender of their certificates as aforesaid.

  (D) Any moneys so deposited, plus interest thereon, if any, and remaining unclaimed at the end of six years from the date fixed for redemption, if thereafter requested by resolution of the Board of Directors of the Corporation, shall be repaid to the Corporation and in the event of such repayment to the Corporation, such holders of record of the shares so redeemed as shall not have made claim against such moneys prior to such repayment to the Corporation shall be deemed to be unsecured creditors of the Corporation for an amount without interest equivalent to the amount deposited, plus interest thereon, if any, allowed by such bank or trust company, as above stated, for the redemption of such shares and so paid to the Corporation.

                        Division D -- PREFERENCE STOCK

  Section 1. General. To the extent permitted by these Amended and Restated Articles of Incorporation, the Board of Directors, by majority vote of a quorum, shall have the authority to issue shares of Preference Stock from time to time in one or more series, and to fix by resolution, at the time of issuance of each of such series, the distinctive designations, terms, relative rights, privileges, qualifications, limitations, options, conversion rights, preferences, and voting powers, and such prohibitions, restrictions and qualifications of voting or other rights and powers thereof except as they are fixed and determined in this Article VI. The dividend rate or rates, dividend payment dates or other terms of a series of Preference Stock may vary from time to time dependent upon facts ascertainable outside of these Amended and Restated Articles of Incorporation if the manner in which the facts will operate to fix or change such terms is set forth in the express terms of the series or upon terms incorporated by reference to an existing agreement between the Corporation and one or more other parties or to another document of independent significance or otherwise to the extent permitted by the Business Corporation Law of 1988.

  Section 2. Dividends. Subject to the provisions of Section 2(A) of Division C, the holders of shares of each series of Preference Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available for the purpose under 15 Pa.C.S. (S) 1551 (relating to distributions to shareholders) or any superseding provision of law subject to any additional limitations in the express terms of the series, cash dividends at the rate or rates and on the terms which shall have been fixed by or pursuant to the authority of the Board of Directors with respect to such series and no more, payable at such time or times as may be fixed by or pursuant to the authority of the Board of Directors. If and to the extent provided by the express terms of any series of Preference Stock, the holders of the series shall be entitled to receive such other dividends as may be declared by the Board of Directors.

  Section 3. Liquidation of the Corporation. Subject to the provisions of
Section 3 of Division C, in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preference Stock shall be entitled to receive from the assets of the Corporation (whether capital or surplus), prior to any payment to the holders of shares of Common Stock or of any other class of stock of the Corporation ranking as to assets subordinate to the Preference Stock, the amount per share (which, in the case of an involuntary liquidation, dissolution or winding up, shall not be in excess of the original offering price per share (not including accrued dividends, if any) or $100 per share, whichever is less) which shall have been fixed and determined by the Board of Directors with respect thereto, plus the accrued and unpaid dividends thereon computed to the date on which payment thereof is made available, whether or not earned or declared. For the purposes of this section, the terms "involuntary liquidation, dissolution or winding up" shall include, without being limited to, a liquidation, dissolution or winding up of the Corporation resulting in the distribution of all of the net proceeds of a sale, lease or conveyance of all or substantially all of the property or business of the Corporation to any governmental body including, without limitation, any municipal corporation or political subdivision or authority.

  Section 4. Conversion Privileges. In the event any series of the Preference Stock is issued with the privilege of conversion, such stock may be converted, at the option of the record holder thereof, at any time or from time to time, as determined by the Board of Directors, in the manner and upon the terms and conditions stated in the resolution establishing and designating the series and fixing and determining the relative rights and preferences thereof.

  Section 5. Redemption. The Corporation, at its option to be exercised by its Board of Directors, may redeem the whole or any part of the Preference Stock or of any series thereof at such time or times as may be fixed by the Board, at the applicable price for each share, and upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto.

  Section 6. Voting Rights. Each holder of record of shares of a series of Preference Stock shall have full voting rights of one vote per share or such other limited, multiple, fractional or conditional or no voting rights as shall be stated in the resolution or resolutions of the Board of Directors providing for the issue of the shares of such series. Unless provided in such resolution or resolutions, no holder of shares of Preference Stock shall have cumulative voting rights.

                          Division E -- COMMON STOCK

  Section 1. Dividends And Shares In Distribution On Common Stock. (A) Subject to the rights of the holders of the Senior Stock, and the Preference Stock and subordinate thereto, the Common Stock alone shall receive all further dividends and shares upon liquidation, dissolution, winding up or distribution.

  (B) A consolidation or merger of the Corporation with or into any other corporation or corporations shall not be deemed a distribution of assets of the Corporation within the meaning of any provision of this Article VI.

  Section 2. Voting Rights. Except as otherwise provided in these Amended and Restated Articles of Incorporation, each share of the 4 1/2% Preferred Stock, the Series Preferred Stock and the Common Stock shall be equal in voting power and shall entitle the holder thereof to one vote upon any question presented to any shareholders' meeting, it being hereby agreed and declared that a majority in number of shares (including, if and to the extent provided pursuant to Division D, shares of Preference Stock) regardless of the class to which such shares may belong is a majority in value or in interest within the meaning of any statute or law requiring the consent of stockholders holding a majority in interest or a greater amount in value of stock of the Corporation.

                             Division F -- GENERAL

  Pre-emptive Rights. The Corporation may issue or sell shares, option rights, or securities having conversion or option rights for money or otherwise without first offering them to shareholders of any class or classes.

  Redemption. Any shares of the 4 1/2% Preferred Stock, the Series Preferred Stock, the Preference Stock and the Common Stock which are redeemed, repurchased or otherwise reacquired by the Corporation shall, until further action by the Board of Directors or the Executive Committee of the Board of Directors, have the status of authorized and unissued shares, without, in the case of the Series Preferred Stock, designation as to series.

  Convertibility. Unless otherwise provided in the terms of a series of Series Preferred Stock or Preference Stock or otherwise in these Amended and Restated Articles of Incorporation, the shares of each of the 4 1/2% Preferred Stock, the Series Preferred Stock, the Preference Stock and the Common Stock, respectively, shall not be convertible into shares of any other class or classes or into any other securities of the Corporation.

  ARTICLE VII. A majority of the directors may amend, alter or repeal the Bylaws, subject to the power of the shareholders to change such action; provided, however, that any amendment, alteration or repeal of, or the adoption of any provision inconsistent with, Sections 3.01, 3.01.1, 3.04, 3.05, or 3.13 of the Bylaws, if by action of the shareholders, shall be only upon the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast, and if by action of the directors, shall be only upon the approval of two-thirds of the directors.

  ARTICLE VIII. These Amended and Restated Articles of Incorporation may be amended in the manner from time to time prescribed by statute and all rights conferred upon shareholders herein are granted subject to this reservation; provided, however, that, notwithstanding the foregoing (and in addition to any vote that may be required by law, these Amended and Restated Articles of Incorporation or the Bylaws), the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes which all shareholders are entitled to cast shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Articles VII or VIII of these Amended and Restated Articles of Incorporation.

  ARTICLE IX. The following provisions of the Business Corporation Law of 1988 shall not be applicable to the Corporation: 15 Pa.C.S. (S) 2538 (relating to approval of transactions with interested shareholders) and 15 Pa.C.S. Subchapter E (relating to control transactions).

                                                                     Schedule B

                                                                 [Logo of PP&L]

                                                                     PP&L, Inc.
                                                      1998 Financial Statements

                                    CONTENTS

                                                                           Page
                                                                           ----
Glossary of Terms and Abbreviations.......................................  B-1
Review of the Financial Condition and Results of Operations...............  B-4
Report of Independent Accountants......................................... B-18
Management's Report on Responsibility for Financial Statements............ B-19
Consolidated Statement of Income.......................................... B-20
Consolidated Statement of Cash Flows...................................... B-21
Consolidated Balance Sheet................................................ B-22
Consolidated Statement of Shareowner's Common Equity...................... B-24
Consolidated Statement of Preferred Stock................................. B-25
Consolidated Statement of Company-Obligated Mandatorily Redeemable
 Preferred Securities..................................................... B-26
Consolidated Statement of Long-Term Debt.................................. B-27
Notes to Financial Statements............................................. B-28
Selected Financial and Operating Data..................................... B-45
Executive Officers of PP&L................................................ B-46
Shareowner and Investor Information....................................... B-47
Quarterly Financial Data.................................................. B-49

GLOSSARY OF TERMS AND ABBREVIATIONS

  AFUDC (Allowance for Funds Used During Construction)--the cost of equity and debt funds used to finance construction projects that is capitalized as part of construction cost.

  Atlantic--Atlantic City Electric Company

  BG&E--Baltimore Gas & Electric Company

  CERCLA--Comprehensive Environmental Response, Compensation and Liability Act

  Clean Air Act (Federal Clean Air Act Amendments of 1990)--legislation enacted to address environmental issues including acid rain, ozone and toxic air emissions.

  CTC--competitive transition charge

  Customer Choice Act--(Pennsylvania Electricity Generation Customer Choice and Competition Act)--legislation enacted to restructure the state's electric utility industry to create retail access to a competitive market for generation of electricity

  DEP--Pennsylvania Department of Environmental Protection

  District Court--United States District Court for the Eastern District of Pennsylvania.

  DOE--Department of Energy

  DRIP (Dividend Reinvestment Plan)--program available to shareowners of PP&L Resources' common stock and PP&L preferred stock to reinvest dividends in PP&L Resources' common stock instead of receiving dividend checks.

  EGS--electric generation supplier

  EITF--Emerging Issues Task Force, an organization that aids the FASB in identifying emerging issues that may require FASB action.

  EMF--electric and magnetic fields

  Energy Act (Energy Policy Act of 1992)--legislation passed by Congress to promote competition in the electric energy market for bulk power.

  Energy Marketing Center--organization within PP&L responsible for marketing and trading wholesale energy

  EPA--Environmental Protection Agency

  ESOP--Employee Stock Ownership Plan

  FASB (Financial Accounting Standards Board)--a rulemaking organization that establishes financial accounting and reporting standards.

  FGD--flue gas desulfurization equipment installed at coal-fired power plants to reduce sulfur dioxide emissions.

  FERC (Federal Energy Regulatory Commission)--federal agency that regulates interstate transmission and sale of electricity and related matters.

  GRT--Gross Receipts Tax

  H.T. Lyons--H.T. Lyons, Inc., a PP&L Resources unregulated subsidiary specializing in mechanical contracting and engineering.

  IBEW--International Brotherhood of Electrical Workers

  ISO--Independent System Operator

  ITC--intangible transition charge

  JCP&L--Jersey Central Power & Light Company

  Major utilities--Atlantic, BG&E and JCP&L

  McCarl's--McCarl's Inc., a PP&L Resources unregulated subsidiary specializing in mechanical contracting and engineering.

  McClure--McClure Company, a PP&L Resources unregulated subsidiary specializing in mechanical contracting and engineering.

  MSHA--Mine Safety and Health Administration

  NOx--nitrogen oxide

  NPDES--National Pollutant Discharge Elimination System

  NRC (Nuclear Regulatory Commission)--federal agency that regulates operation of nuclear power facilities

  NUG (Non-Utility Generator)--generating plants not owned by regulated utilities. If the NUG meets certain criteria, its electrical output must be purchased by public utilities as required by PURPA.

  OCA--Pennsylvania Office of Consumer Advocate

  OSM--United States Office of Surface Mining

  Pa. CNI--Pennsylvania corporate net income tax

  PCB (Polychlorinated Biphenyl)--additive to oil used in certain electrical equipment up to the late-1970s. Now classified as a hazardous chemical.

  PECO--PECO Energy Company

  Penn Fuel Gas--Penn Fuel Gas, Inc., a PP&L Resources regulated subsidiary specializing in natural gas distribution, transmission and storage services, and the sale of propane.

  PJM (PJM Interconnection, L.L.C.)--operates the electric transmission network and electric energy market in the mid-Atlantic region of the U.S.

  Plan--PP&L's non-contributory defined benefit pension plan.

  PP&L--PP&L, Inc.

  PP&L Capital Funding--PP&L Capital Funding, Inc., PP&L Resources' financing subsidiary.

  PP&L Capital Trust--a Delaware statutory business trust created to issue Preferred Securities, whose common stock is held by PP&L.

  PP&L Capital Trust II--a Delaware statutory business trust created to issue Preferred Securities, whose common stock is held by PP&L.

  PP&L EnergyPlus--Refers to PP&L, Inc. d/b/a PP&L EnergyPlus, and PP&L EnergyPlus Co., a PP&L, Inc. unregulated subsidiary which is involved in retail electric generating supply. During 1998, PP&L, Inc. d/b/a PP&L EnergyPlus provided retail electric generating supply in the Pennsylvania retail pilot program. As a result of the PUC restructuring settlement, PP&L EnergyPlus became a separate subsidiary of PP&L, Inc. in September 1998. As of January 1999, PP&L EnergyPlus Co. is providing retail electric generating supply to customers throughout Pennsylvania.

  PP&L Global--PP&L Global, Inc., a PP&L Resources unregulated subsidiary which invests in and develops world-wide power projects.

  PP&L Resources--PP&L Resources, Inc., the parent holding company of PP&L, PP&L Global and other subsidiaries.

  PP&L Spectrum--PP&L Spectrum, Inc., a PP&L Resources unregulated subsidiary which offers energy-related products and services.

  PP&L's Mortgage--PP&L's Mortgage and Deed of Trust, dated October 1, 1945.

  Preferred Securities--Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures (issued by two Delaware statutory business trusts).

  PUC (Pennsylvania Public Utility Commission)--state agency that regulates certain ratemaking, services, accounting, and operations of Pennsylvania utilities.

  PUC Decision--final order issued by the PUC on September 27, 1995 pertaining to PP&L's base rate case filed in December 1994.

  PUC Final Order--Final order issued by the PUC on August 27, 1998, approving the settlement of PP&L, Inc.'s restructuring proceeding.

  PUHCA--Public Utility Holding Company Act of 1935.

  PURPA (Public Utility Regulatory Policies Act of 1978)--legislation passed by Congress to encourage energy conservation, efficient use of resources, and equitable rates.

  RCRA--1976 Resource Conservation and Recovery Act.

  SBRCA--Special Base Rate Credit Adjustment.

  SEC--Securities and Exchange Commission.

  SER--Schuylkill Energy Resources, Inc.

  SFAS (Statement of Financial Accounting Standards)--accounting and financial reporting rules issued by the FASB.

  SO/2/--Sulfur dioxide.

  STAS (State Tax Adjustment Surcharge)--rate adjustment mechanism to customer bills for changes in certain state taxes.

  Superfund--federal and state legislation that addresses remediation of contaminated sites.

  VEBA (Voluntary Employee Benefit Association Trust)--trust accounts for health and welfare plans for future payments to employees, retirees or their beneficiaries.

  VERP--Voluntary Early Retirement Program.

  Year 2000--a set of date-related problems that may be experienced by software systems or applications.

REVIEW OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PP&L, INC.

  PP&L is an operating public utility which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and markets wholesale electricity in 28 states and Canada. PP&L EnergyPlus, a PP&L subsidiary, sells competitively-priced energy and energy services to newly deregulated markets. PP&L is the principal subsidiary of PP&L Resources. PP&L Resources is also the parent holding company of PP&L Global, PP&L Spectrum, PP&L Capital Funding, Penn Fuel Gas, H.T. Lyons, McClure, and McCarl's.

  Terms and abbreviations appearing in the Review of the Financial Condition and Results of Operations are explained in the glossary.

Forward-looking Information

  Certain statements contained in these Financial Statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are "forward-looking statements" within the meaning of the federal securities laws. Although PP&L believes that the expectations reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: state and federal regulatory developments; new state or federal legislation; national or regional economic conditions; market demand and prices for energy and capacity; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the need for and effect of any business or industry restructuring; PP&L's profitability and liquidity; new accounting requirements or new applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions (including actual results in achieving Year 2000 compliance by PP&L and its subsidiaries) and operating costs; performance of new ventures; political, regulatory or economic conditions in foreign countries; foreign exchange rates; and PP&L's commitments and liabilities. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PP&L's other documents on file with the SEC.

  New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for PP&L to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and PP&L undertakes no obligation to update the information contained in such statement to reflect subsequent developments or information.

Results of Operations

Earnings

  Excluding the effects of weather and several one-time and other adjustments, most of which are related to the transition to a competitive electricity market in Pennsylvania, earnings available to PP&L Resources were $333 million in 1998, $317 million in 1997 and $320 million in 1996. Abnormal weather in 1998 adversely affected earnings by $33 million, the largest such effect in more than a decade.

  On an as-reported basis, PP&L lost $587 million in 1998, versus earnings of $308 million in 1997 and $329 million in 1996. The following table highlights the major items that impacted earnings for each of these years:

                                                               1998   1997  1996
                                                               -----  ----  ----
                                                                ($ Millions)
Earnings available to PP&L Resources--excluding weather,
 one-time adjustments and other impacts of restructuring...... $ 333  $317  $320
Weather variances on billed sales.............................   (33)   (4)    9
One-time adjustments:
  PUC restructuring charge (See Note 3).......................  (915)
  FERC municipalities settlement (See Note 3).................   (33)
  SER settlement..............................................    18
  Penn Fuel Gas acquisition costs.............................     5    (5)
  Other impacts of restructuring..............................    38
                                                               -----  ----  ----
Earnings available to PP&L Resources--reported................ $(587) $308  $329
                                                               =====  ====  ====

  Earnings in 1998 were negatively impacted by $948 million of after-tax charges related to the settlement of PP&L's restructuring case before the PUC and another competition-related case before FERC. Several one-time adjustments helped earnings, including a change in the accounting treatment of PP&L's proportionate share of Penn Fuel Gas acquisition costs and $30 million in proceeds from a settlement with SER regarding a contract dispute over power purchase costs.

  The PUC restructuring adjustments also provided a favorable impact of about $38 million on third and fourth quarter earnings of 1998. These adjustments included lower depreciation on impaired generation assets, reduced accruals for taxes other than income and a regulatory adjustment to the accounting for unbilled revenues. These favorable impacts were partially offset by the direct expensing of costs of computer software identified as impaired as part of the restructuring accounting adjustments.

  After eliminating the effects of these adjustments, 1998 earnings improved by $16 million over 1997. This earnings improvement reflects higher weather-normalized sales in all customer classes, particularly in the third and fourth quarters of 1998. Weather-adjusted delivery sales to customers in central and eastern Pennsylvania were 2.9% higher in 1998 than in 1997. Earnings were also favorably affected by increased wholesale electricity revenues.

  These earnings improvements were partially offset by higher operating expenses incurred in 1998 over 1997. This increase reflects higher costs associated with computer information systems, and additional payroll, consultant services and other expenses to meet the requirements of retail competition. Increased firm transmission costs related to the Energy Marketing Center activities and a higher provision for uncollectible customer accounts also increased operating expenses.

  Adjusted 1997 earnings were $3 million lower than in 1996. Higher revenues from bulk power sales and trading activity of the Energy Marketing Center offset the impact of the phase-down of contractual sales to JCP&L. Earnings also benefited from refinancing activities.

  The reduction in contractual bulk power sales to JCP&L and other major utilities will continue to adversely impact earnings over the next few years. However, the Energy Marketing Center will resell this returning electric energy and capacity on the open market, along with its other energy trading activities, in an effort to offset the loss in revenues from declining contractual sales.

Electric Energy Sales

  Electricity sales for 1998, 1997 and 1996 were as follows:

                                                            1998   1997   1996
                                                           ------ ------ ------
                                                            (Millions of kWh)
Electricity delivered to retail customers by PP&L (a)..... 32,137 31,964 32,307
Less: Electricity supplied during pilot by others.........  1,999     65
                                                           ------ ------ ------
Electricity supplied to retail customers by PP&L.......... 30,138 31,899 32,307
Electricity supplied to retail customers by PP&L
 EnergyPlus during the pilot..............................  1,507
                                                           ------ ------ ------
Total electricity supplied to retail customers (a)........ 31,645 31,899 32,307
Wholesale Energy Sales.................................... 36,706 21,454 14,340

-------
(a) kWh for customers residing in PP&L's service territory who are receiving energy from PP&L or PP&L EnergyPlus will be reflected in both of these categories.

  Under Pennsylvania's competition pilot program, customers were allowed to choose the supplier of their electricity in 1998. Pilot customers continued to have the utility that served their territory deliver electricity from the supplier of choice. "Electricity delivered to retail customers by PP&L" is the amount of electricity delivered by PP&L to customers in its service territory. "Electricity supplied to retail customers by PP&L" represents the amount of electricity supplied to PP&L service territory customers who did not participate in the pilot program. "Electricity supplied to retail customers by PP&L EnergyPlus" is electricity supplied to customers within and outside PP&L service territory who participated in the pilot program and chose PP&L EnergyPlus as their energy supplier.

  Electricity delivered to retail customers increased by 173 million kWh, or 0.5%, from the comparable period in 1997. If normal weather had been experienced in 1998 and 1997, deliveries would have increased by 2.9%. This increase is attributable to strong third and fourth quarter deliveries to all customer classes. Electricity delivered decreased by 343 million kWh, or 1.1%, in 1997 from 1996. However, if normal weather had been experienced, deliveries in 1997 would have increased by 0.2%.

  Total electricity supplied to retail customers has decreased for the past two years. This decrease was due to milder weather in both 1998 and 1997 as compared to 1996, as well as the impact of the competition pilot program.

  The increase in wholesale energy sales, which includes sales to other utilities and energy marketers through contracts, spot market transactions or power pool arrangements, was primarily the result of increased activity of the Energy Marketing Center. See "Operating Revenues: Wholesale Energy Marketing and Trading Activities" for more information.

Energy Marketing and Trading Activities

  PP&L, through its Energy Marketing Center, purchases and sells electric capacity and energy at the wholesale level under its FERC market-based tariff. PP&L has entered into agreements to sell firm capacity or energy under its market-based tariff to certain entities located inside and outside of the PJM power pool. PP&L enters into these agreements to market available energy and capacity from its generating assets and to profit from market price fluctuations. If PP&L was unable to meet its obligations under these agreements to sell firm capacity and energy, under certain circumstances it would be required to pay damages equal to the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be material. Events that could affect PP&L's ability to meet its firm capacity or energy obligations or cause significant increases in the market price of replacement capacity and energy include the occurrence of extreme weather conditions, unplanned generating plant outages, transmission disruptions, non-performance by counterparties (or their counterparties) with which it has power contracts and other factors affecting the wholesale energy markets. Although PP&L attempts to mitigate these risks, there can be no assurance that it will be able to fully meet its firm obligations, that it will not be required to pay damages for failure to perform, or that it will not experience counterparty non-performance in the future.

  PP&L's efforts to mitigate risks associated with open contract positions include maintaining generation capacity to deliver electricity to satisfy its net firm sales contracts and purchasing firm transmission service. In addition, the Energy Marketing Center adheres to the Company's risk management policy and programs, including established credit policies in evaluating counterparty credit risk. PP&L has not experienced any material losses due to non-performance by counterparties to date.

  During 1998, the Energy Marketing Center entered into commodity forward and option contracts for the physical purchase and sale of energy; these transactions were reflected in the financial statements under the accrual method of accounting. As of January 1, 1999, PP&L adopted mark-to-market accounting for energy contracts entered into for trading purposes, in accordance with EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" and, as a result, recognized a $6.0 million after-tax credit to energy purchases. Under mark-to-market accounting, gains and losses that result from changes in the market prices on contracts entered into for trading purposes will be reflected in current earnings. For purposes of EITF 98-10, energy trading activities refer to energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices, and risk management activities refer to energy contracts that are designated as and effective as hedges of non-trading activities (i.e., marketing available capacity and energy and purchasing fuel for consumption). PP&L will continue to use accrual accounting for energy contracts that are hedges of non-trading activities until it adopts SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which it expects will occur effective January 1, 2000. SFAS 133, which expands the definition of a derivative to include most of PP&L commodity contracts that require physical delivery, requires that an entity recognize all derivatives in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative will depend on the intended use of the derivative and the resulting designation.

Market Risk Sensitive Instruments

Quantitative and Qualitative Disclosures About Market Risk

  PP&L actively manages the market risk inherent in its commodity, debt, foreign currency and equity positions. The Board of Directors of PP&L has adopted a risk management policy to manage the risk exposures related to energy prices, interest rates and foreign currency exchange rates. The policy establishes a Risk Management Committee comprised of certain executive officers which oversees the risk management function.

  The forward-looking information presented below provides only estimates of what may occur in the future, assuming certain adverse market conditions, due to reliance on model assumptions. As a result, actual future results may differ materially from those presented. These disclosures are not precise indicators of expected future losses, but only indicators of reasonably possible losses.

Commodity Price Risk--Energy Marketing Center

  PP&L's risk management program is designed to manage the risks associated with market fluctuations in the price of electricity, natural gas, oil and emission allowances. The Company's risk management policy and programs include risk identification, risk limits management with measurement and controls for real time risk monitoring. In 1998, PP&L entered into fixed-price forward and option contracts that required physical delivery of the commodity. In 1999, PP&L expects to continue to use such contracts as well as other contracts, such as futures and options that could be settled either in cash or by physical delivery of the underlying commodity; exchange-for-physical transactions; over-the-counter contracts, such as swap agreements where settlement is generally based on the difference between a fixed and index-based price for the underlying commodity; and tolling, reverse tolling, or other contractual arrangements.

  PP&L enters into contracts to hedge the impact of market fluctuations in its energy-related assets, liabilities, and other contractual arrangements. In addition, as defined by EITF 98-10, PP&L enters into these contracts for trading purposes to take advantage of market opportunities. PP&L may at times create a net open position in its portfolio that could result in material losses if prices do not move in the manner or direction anticipated.

  PP&L uses various methodologies to simulate forward price curves in the energy markets to estimate the size and probability of changes in market value resulting from commodity price movements. The methodologies require several key assumptions, including selection of confidence levels, the holding period of the commodity positions, and the depth and applicability to future periods of historical commodity price information. As of December 31, 1998, PP&L estimated that a 10% decline in market prices across all geographic areas and time periods could have adversely changed the value of PP&L's trading portfolio by approximately $16 million. For PP&L's non-trading portfolio, a 10% decline in market prices across all geographic areas and time periods could have positively changed the value of PP&L's non-trading portfolio by $17 million; however, this would be offset by the decline in the value of the underlying commodity, the electricity generated. In addition to commodity price risk, PP&L's commodity positions are also subject to operational and event risks including, among others, increases in load demand and forced outages at generating plants.

  Beginning in October 1998, the PJM ISO established capacity auctions to increase price transparency and liquidity. PP&L expects to participate fully in this capacity market and will apply its existing risk management policies and procedures to its capacity transactions. In the future, capacity is expected to evolve into an actively traded commodity, similar to electricity.

Commodity Price Risk--PP&L EnergyPlus

  PP&L EnergyPlus was created in September 1998 as a retail marketing subsidiary of PP&L. During 1998, PP&L EnergyPlus entered into various arrangements, effective in 1999, with retail customers who elect to shop for an energy provider. These contracts commit PP&L EnergyPlus to the sale of electricity or natural gas without a specified firm volume. The longest sales contract extends for three years. To hedge the price risk of these transactions, PP&L EnergyPlus has entered into forward purchase contracts and has the ability to supply the electricity through an option contract with the Energy Marketing Center. Therefore, the potential for near-term losses associated with PP&L EnergyPlus' commodity position is immaterial.

Interest Rate Risk

  As a result of deregulation and the new competitive environment, PP&L is exposed to increased interest rate risk. PP&L plans to manage its interest expense risk by using financial derivative products to adjust the mix of fixed and floating rate interest rates in its debt portfolio, adjust the duration of its debt portfolio and lock in U.S. treasury rates in anticipation of future financing, when appropriate. Risk limits were developed using value at risk methodology and are designed to balance risk exposure to volatility in interest expense and losses in the fair value of PP&L's long-term fixed rate debt due to changes in the absolute level of interest rates. As of December 31, 1998, PP&L had no financial derivative instruments outstanding.

  PP&L is also exposed to changes in earnings and cash flows as a result of changes in interest rates for commercial paper and other short-term debt. At December 31, 1998, PP&L's potential annual maximum exposure to increased interest expense due to an increase in interest rates over a 30-day period, based on a confidence level of 97.5%, was estimated at $1.8 million. This amount has been determined by considering the impact of a hypothetical increase in interest rates on the company's commercial paper and other short-term debt balances as of December 31, 1998. Historically, there is a 97.5% probability that interest rates for commercial paper and other short-term debt will not increase more than 50 basis points over a 30-day period.

  PP&L is also exposed to changes in the fair value of its long-term, fixed rate debt. At December 31, 1998, PP&L estimated its potential maximum exposure to a change in the fair value of its long-term fixed rate debt through an adverse movement in interest rates over a one-day period, based on a confidence level of 97.5%, at $20 million. Historically, there is a 97.5% probability that fixed interest rates will not increase more than 13 basis points over a one-day period.

  Market events that are inconsistent with historical trends could cause actual results to exceed estimated levels.

Nuclear Decommissioning Fund--Securities Price Risk

  PP&L maintains trust funds, as required by the NRC, to fund certain costs of decommissioning Susquehanna. As of December 31, 1998, these funds were invested primarily in domestic equity securities and fixed rate, fixed income securities and are reflected at fair value on the Consolidated Balance Sheet. The mix of securities is designed to provide returns to be used to fund Susquehanna's decommissioning and to compensate for inflationary increases in decommissioning costs. However, the equity securities included in the trusts are exposed to price fluctuation in equity markets, and the value of fixed rate, fixed income securities are exposed to changes in interest rates. PP&L actively monitors the investment performance and periodically reviews asset allocation in accordance with PP&L's nuclear decommissioning trust policy statement. A hypothetical 10% increase in interest rates and 10% decrease in equity prices would result in a $13.7 million reduction in the fair value of the trust assets.

  PP&L's restructuring settlement agreement provides for the collection of authorized nuclear decommissioning costs through the CTC. Additionally, PP&L is permitted to seek recovery from customers of up to 96% of any increases in these costs. Therefore, PP&L securities price risk is expected to remain immaterial.

Operating Revenues: Electric Operations

  The increase (decrease) in revenues from electric operations was attributable to the following:

                                                       1998 vs 1997 1997 vs 1996
                                                       ------------ ------------
                                                         (Millions of Dollars)
Retail Electric Revenues
  Weather effect......................................     $(63)        $(30)
  Sales volume and sales mix effect...................       67           (1)
  Unbilled revenues...................................       10           16
  Pilot shopping credit above market price............      (14)
  Other, net..........................................        7            9
Energy revenues.......................................                   (29)
Other Electric Revenues...............................        6            4
                                                           ----         ----
                                                           $ 13         $(31)
                                                           ====         ====

  Operating revenues for electric operations increased by $13 million in 1998 over 1997. During the third quarter of 1998, PP&L recognized increased revenues of $23 million due to the impact on unbilled revenue resulting from a change in the regulatory treatment of energy costs. Excluding this benefit and the effects of milder than normal weather experienced in 1998, revenues from electric operations would have increased by $53 million.

  This revenue increase can be attributed to strong retail electric sales in the third and fourth quarters of 1998. Excluding the effects of weather, electricity delivered to retail customers increased for all customer classes, 2.9% in total, in 1998 over 1997.

  Operating revenues decreased by $31 million in 1997 from 1996. Revenues from service area sales in 1997 were slightly lower than 1996. The decrease was attributable to mild weather in 1997 and a change in the regulatory treatment of energy costs by the PUC. For 1997 and 1998 underrecovered energy costs (up to a cap of $31.5 million annually) were not recorded as energy revenues, but as regulatory credits, which offset "Other Operating Expenses."

Operating Revenues: Wholesale Energy Marketing and Trading Activities

  The increase (decrease) in revenues from wholesale energy marketing and trading activities was attributable to the following:

                                                       1998 vs 1997 1997 vs 1996
                                                       ------------ ------------
                                                         (Millions of Dollars)
Bilateral sales.......................................     $496         $183
PJM...................................................       63           17
Cost-based contracts..................................      (45)         (27)
Oil & gas sales.......................................       62
Other.................................................       (3)          (4)
                                                           ----         ----
                                                           $573         $169
                                                           ====         ====

  Revenues from wholesale energy marketing and trading activities increased by $573 million in 1998 and $169 million in 1997 when compared to the prior years. Revenues have continued to increase despite the phase-down of the capacity and energy agreement with JCP&L and the end of the capacity and energy agreement with Atlantic in March of 1998. This increase in revenues reflects PP&L's continued emphasis on competing in wholesale markets. Energy purchases have also increased to meet these increased sales. Refer to "Energy Purchases" for more information.

  During 1998, the national energy trading market experienced high prices and increased volatility. PP&L is actively managing its portfolio to attempt to capture the opportunities and limit its exposure to these volatile prices. Refer to "Energy Marketing and Trading Activities" for more information.

PUC Restructuring Proceeding

  Refer to Financial Note 2 to Financial Statements for information regarding the PUC restructuring proceeding.

Cost of Electric Fuel

  Electric fuel expense increased by $14 million in 1998 when compared to 1997. This reflects increased generation at the coal and oil/gas-fired stations. These units, particularly Martins Creek, were needed as a result of increased wholesale energy marketing and trading activities of the Energy Marketing Center. This increase was partially offset by lower fuel prices for all units, especially oil/gas-fired stations.

  Fuel expense for 1997 increased by $18 million from 1996. This increase was primarily due to PP&L's coal-fired units operating at higher output to support increased wholesale electric market activity. The increase was slightly offset by a decrease in the unit fuel prices for coal-fired and gas-fired generation.

Energy Purchases

  Energy purchases increased by $556 million in 1998 when compared to 1997. The increase was primarily due to greater quantities of energy purchased to meet the increased wholesale energy marketing and trading activities of the Energy Marketing Center, which includes increased purchases of natural gas and capacity for resale. The related sales are included in wholesale energy sales. The overall market price of purchased power has also been higher during 1998 compared to 1997 due to market volatility.

  Energy purchases in 1997 increased by $152 million over 1996. This increase was primarily due to increased marketing and trading activities of the Energy Marketing Center. Higher overall market prices of power during 1997 compared to 1996 contributed to the increase in purchased power costs.

Power Plant Operations

  In an effort to reduce operating costs and position itself for the competitive marketplace, PP&L in August 1998, announced the closing of its Holtwood coal-fired generating station, effective May 1, 1999. The adjacent hydroelectric plant will continue to operate. PP&L also announced its intention to sell its Sunbury coal-fired generating station in 1999.

Depreciation and Amortization

  Depreciation and amortization expenses in 1998 decreased by $50 million from 1997. This decrease reflects the write-down of impaired generation-related assets in connection with the restructuring adjustments recorded in June 1998. See Note 3 to Financial Statements for additional information.

  Depreciation and amortization expenses in 1997 increased by $10 million from 1996. This increase was primarily due to depreciation on plant additions and amortization of newly implemented computer software.

Other Operation and Maintenance Expenses

  Other operation and maintenance expenses increased by $77 million from 1997 to 1998. This increase reflects higher costs associated with computer information systems, and additional payroll, consultant services and other expenses to meet the requirements of retail competition. This increase also reflects additional software expenses, increased firm transmission costs related to the Energy Marketing Center activities and higher provisions for uncollectible customer accounts.

  These increases were partially offset by credits recorded in connection with the competition pilot program. The PUC has authorized PP&L to seek future recovery of the revenue lost in the pilot program. PP&L has established a regulatory asset for the excess of the shopping credits provided to pilot customers over the market price of this energy. These credits totaled $14 million in 1998, and were recorded as offsets to "Other Operating Expense."

  Other operation and maintenance expenses in 1997 decreased by $25 million from 1996. Excluding the effect of underrecovered energy costs, operation and maintenance expenses increased by $7 million in 1997. These increases were primarily due to costs associated with the pilot program, the PUC restructuring filing and the FERC transmission access filing.

  Prior to 1997, underrecovered energy costs were accrued as energy revenues. In 1997 and 1998, these underrecovered costs were recorded as regulatory credits (up to a PUC-mandated cap of $31.5 million), which are reflected in the income statement as a reduction of "Other Operating Expense." This reflects a change in the regulatory treatment of undercollected energy costs by the PUC. See Note 1 to Financial Statements.

Other Income

  Other income increased by $65 million from 1997 to 1998. PP&L's earnings for 1998 reflect a $30 million recovery from SER as a result of a settlement agreement. This settlement agreement resolved disputes concerning the prices PP&L paid for power purchased from SER since 1990. The accounting treatment of Penn Fuel Gas acquisition costs also contributed to the change in other income from 1997 to 1998. The acquisition by PP&L Resources was originally contemplated as a pooling of interests, and PP&L's proportionate share of estimated transaction costs of about $6 million were charged against earnings in the third quarter of 1997. The transaction was ultimately recorded under purchase accounting, and the transaction costs were capitalized as part of the investment. Third quarter 1998 earnings were credited by $6 million due to this change. Lastly, 1998 earnings include interest income of $6 million from a 1988 Gross Receipts Tax settlement, and a $4 million gain from sale of non-utility property.

  Other income and deductions for 1997 decreased by $5 million from 1996. This decrease was primarily due to a $6 million pre-tax charge for PP&L's proportionate share of estimated costs associated with the acquisition of Penn Fuel Gas by PP&L Resources.

Financing Costs

  PP&L reduced its long-term financing costs during the past few years by retiring long-term debt with the proceeds from the sale of securities at a lower cost. Interest on long-term debt and dividends on preferred stock decreased from $241 million in 1995 to $236 million in 1998, for a total decrease of $5 million. Interest on short-term debt, net of capitalized interest and AFUDC borrowed funds, decreased from $13 million in 1995 to $8 million in 1998.

Income Taxes

  Income tax expense for 1998 increased by $26 million, or 10.5%, from 1997. This was primarily due to an increase in pre-tax book income of $87 million.

  Income tax expense for 1997 decreased by $8 million, or 3.1%, from 1996. This was primarily due to a decrease in pre-tax book income of $17 million.

                              Financial Condition

Capital Expenditure Requirements

  The schedule below shows PP&L's current capital expenditure projections for the years 1999-2003 and actual spending for the year 1998.

PP&L's Capital Expenditure Requirements

                                                               Projected
                                                        ------------------------
                                                 Actual
                                                  1998  1999 2000 2001 2002 2003
                                                 ------ ---- ---- ---- ---- ----
                                                      (Millions of Dollars)
Construction expenditures
  Generating facilities.........................  $ 91  $ 97 $117 $125 $104 $ 93
  Transmission and distribution facilities......   102   110  123  125  125  135
  Environmental.................................     6    13    2    2   42   71
  Other.........................................    44    26   19   19   18   17
                                                  ----  ---- ---- ---- ---- ----
    Total Construction Expenditures.............   243   246  261  271  289  316
Nuclear fuel owned and leased...................    55    47   63   65   67   68
Other leased property...........................    26    21   21   21   21   21
                                                  ----  ---- ---- ---- ---- ----
    Total Capital Expen- ditures................  $324  $314 $345 $357 $377 $405
                                                  ====  ==== ==== ==== ==== ====

  Construction expenditures include AFUDC and Capitalized Interest which are expected to be less than $9.5 million in each of the years 1999-2003.

  PP&L's capital expenditure projections for the years 1999-2003 total about $1.8 billion. Capital expenditure plans are revised from time to time to reflect changes in conditions.

Financing and Liquidity

  Net cash provided by operating activities decreased by $91 million in 1998 compared with 1997. This decrease was primarily due to the decline in net income when adjusted for the impact of certain non-cash items. Earnings in 1998 benefited from lower depreciation and regulatory credits and other non-cash transactions. Net cash provided by operating activities decreased by $13 million from 1996 to 1997.

  Net cash used in investing activities was $354 million lower in 1998 than 1997. This decrease was primarily due to a $375 million loan by a subsidiary to the holding company PP&L Resources in 1997. Net cash used in investing activities was $278 million higher in 1997 compared with 1996. This increase was primarily due to the $375 loan to the holding company PP&L Resources, partially offset by lower construction expenditures and by liquidation of a subsidiary's long-term investments to make funds available for other investing and financing activities.

  Net cash used in financing activities was $167 million higher in 1998 than 1997. This reflects a $250 million issuance of Preferred Securities in 1997, partially offset by increased dividends paid. Net cash used in financing activities in 1997 was $131 million lower than in 1996. This reflects the $250 million issuance of Preferred Securities in 1997, partially offset by increased retirement of long-term debt.

  From 1996 through 1998, PP&L issued $325 million of long-term debt. Proceeds from these security sales were used, in part, to retire $621 million of long-term debt to lower financing costs. During the years 1996-1998, PP&L also incurred $234 million of obligations under capital leases (primarily nuclear fuel).

  PP&L Capital Funding provides debt funding for PP&L Resources and its subsidiaries other than PP&L. In order to ensure liquidity, PP&L and PP&L Capital Funding share a joint facility with a group of banks. This joint facility is comprised of a 364-day revolving credit agreement and a five-year revolving credit agreement. In March 1998, the existing 364-day revolving credit agreement was increased from $150 million to $350 million. This increase, when added to the $300 million five-year revolving credit agreement, brought to $650 million the total amount of revolving credit available to PP&L and PP&L Capital Funding under the joint agreement. In November 1998, PP&L, PP&L Capital Funding, and PP&L Resources replaced the existing 364-day facility with an amended and restated 364-day revolving credit arrangement terminating in November 1999. The five-year revolving credit agreement expires in 2002. Separately, in July 1998, PP&L Capital Funding entered into five separate $80 million, 364-day credit facilities with five banks. PP&L Resources guarentees all obligations of PP&L Capital Funding under the foregoing facilities. As of December 31, 1998, no borrowings were outstanding under any revolving credit arrangements.

  Under the PUC restructuring order of August 27, 1998, PP&L is permitted to issue transition bonds to securitize up to $2.85 billion of its stranded costs. PP&L is planning to pursue such securitization later in 1999. The proceeds will be used by PP&L to retire outstanding debt and to repurchase common stock from PP&L Resources.

  See Note 8 to Financial Statements for additional financing activities in 1998.

Financial Indicators

  The results of 1998, 1997 and 1996 were impacted by extraordinary items, other one-time adjustments and weather. (See "Earnings" for more information.) The following financial indicators for PP&L reflect the elimination of these impacts from earnings.

                                                           1998   1997   1996
                                                           -----  -----  -----
Earnings available to PPL Resources, as adjusted
 ($millions).............................................. $ 333  $ 317  $ 320
Return on average common equity........................... 12.60% 12.06% 12.41%
Ratio of pre-tax income to interest charges...............  4.09   3.71   3.58

Environmental Matters

Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the 1995 Phase I acid rain provisions by installing continuous emission monitors on all units, burning lower sulfur coal and installing low NOx burners on most units. To comply with the year 2000 Phase II acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly owned units.

  PP&L has met the 1995 ambient ozone requirements of the Clean Air Act by reducing NOx emissions by nearly 50% through the use of low NOx burners. Further seasonal (i.e., 5 month) NOx reductions to 55% and 75% of 1990 levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding. The DEP has finalized regulations which require PP&L to reduce its ozone seasonal NOx by 57% beginning in 1999. PP&L plans to comply with this reduction with operational initiatives that rely, to a large extent, on the existing low NOx burners.

  The EPA has finalized new national standards for ambient levels of ground-level ozone and fine particulates. Based in part on the new ozone standard, the EPA has finalized NOx emission limits for 22 states, including Pennsylvania, which in effect require approximately an 80% reduction from the 1990 level in Pennsylvania by May 2003; the state is required by September 1999 to develop plans for implementing this reduction. Pursuant to Section 126 of the Clean Air Act, several Northeast states have petitioned the EPA to find that major sources of NOx emissions, including PP&L's power plants, are significantly contributing to non-attainment in those states. The EPA has proposed to find such contribution and require emissions reductions at those sources if the states in which those sources are located fail to develop plans by September 1999 to implement the proposed 2003 limits. PP&L estimates that compliance with these emissions reduction requirements could require installation of NOx emissions removal systems on PP&L's three largest coal-fired units, at a capital cost of approximately $35 million per unit. The new particulates standard may require further reductions in SO/2/ and may expand the planned seasonal NOx reductions to year round in the 2010-2012 timeframe.

  Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine whether those emissions should be regulated. Recently, the EPA released a technical report of its findings to date. The EPA concluded that mercury is the power plant air toxin of greatest concern, but that more evaluation is needed before it can determine whether regulation of air toxins from fossil fuel plants is necessary. The EPA is now seeking mercury and chlorine sampling and other data from electric generating units, including PP&L's. In addition, the EPA has announced a new enforcement initiative against older coal-fired plants. Several of PP&L's coal-fired plants could fall into this category. These EPA initiatives could result in compliance costs for PP&L in amounts which are not now determinable but which could be material.

  Expenditures to meet the 2000 acid rain and 1999 NOx reduction requirements are included in the table of projected construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements." PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable but which could be material.

Water and Residual Waste

  PP&L has installed dry fly ash handling systems at most of its power stations, which reduces waste water discharge. In other cases, PP&L has modified the existing facilities to allow continued operation of the ash basins under a DEP permit. Any groundwater contamination caused by the basins must also be addressed.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work related to oil leakage is substantially completed at two generating stations. At this time, the only other remedial work being planned is to abate a localized groundwater degradation problem associated with a waste disposal impoundment at the Montour plant.

  The final NPDES permit for the Montour plant contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study, additional water treatment facilities or operational changes may be needed at this plant.

  Capital expenditures through the year 2003 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at PP&L facilities are included in the table of construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements." In this regard, PP&L currently estimates that $5.5 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2003 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

Superfund and Other Remediation

  In 1995, PP&L entered into a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As of December 31, 1998, PP&L has completed work on slightly more than half of the sites included in the consent order.

  At December 31, 1998, PP&L had accrued approximately $6 million, representing the amounts PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances, including those covered by the company's consent order mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

General

  Due to the environmental issues discussed above or other environmental matters, PP&L may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

Increasing Competition

Background

  The electric utility industry has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. PP&L has publicly expressed its support for full customer choice of electricity suppliers for all customer classes. PP&L is actively involved in efforts at both the state and federal levels to encourage a smooth transition to full competition.

Pennsylvania Activities

  Reference is made to Note 2 to Financial Statements for a discussion of the disposition of PP&L's restructuring plan under the Customer Choice Act.

  In August 1997, the PUC issued an order modifying and approving PP&L's pilot program under the applicable provisions of the Customer Choice Act and PUC guidelines. Retail customers participating in the PP&L and other Pennsylvania utilities' pilot programs began to receive power from their supplier of choice in November 1997. Under its pilot program, approximately 60,000 PP&L residential, commercial and industrial customers chose their electric supplier. PP&L continued to provide all transmission and distribution, customer service and back-up energy supply services to participating customers in its service area.

  Only those alternative suppliers licensed by the PUC and in compliance with the state tax obligations set forth in the Customer Choice Act could participate in the pilot programs. Approximately 87 suppliers obtained such licenses to participate in the pilot programs.

  Reference is also made to "PUC Restructuring Proceeding" for a discussion of the settlement approved by the PUC which requires, among other things, that PP&L transfer its retail electric marketing function to a separate, affiliated corporation. In August 1998, PP&L formed a new subsidiary, PP&L EnergyPlus, for this purpose. In September 1998, the PUC approved PP&L EnergyPlus' application to act as a Pennsylvania EGS. This license permits PP&L EnergyPlus to offer retail electric supply to participating customers in PP&L's service territory and in the service territories of other Pennsylvania utilities. In 1999, PP&L EnergyPlus will offer such supply to industrial and commercial customers throughout the state. At this time, PP&L EnergyPlus has determined not to pursue residential customers in the competitive marketplace based on economic considerations.

  In September 1998, the PUC issued an Order which, in part, directed Pennsylvania utilities which are members of PJM, including PP&L, to offer their installed capacity at a price of $19.72 per kilowatt-year (Capacity Order). PP&L brought an action in the District Court seeking an injunction against the Capacity Order on the basis, among other things, that it attempted to regulate matters within exclusive federal jurisdiction. In October 1998, PP&L entered into a settlement agreement with the PUC under which (i) PP&L will offer to sell capacity credits to EGS's licensed by the PUC at the equivalent of $19.72 per kilowatt-year prior to June 1, 1999 (increasing to $22.41 per kilowatt-year from June 1, 1999 through December 31, 1999) for service to PP&L residential customers; (ii) all PP&L residential customers will be permitted to select an EGS in January 1999; (iii) the PUC will withdraw the Capacity Order as to PP&L; and (iv) PP&L will withdraw its federal court action against the Capacity Order.

Federal Activities

  Reference is made to Note 3 to Financial Statements "Accounting for the Effects of Certain Types of Regulation," for a discussion of PP&L's settlement with 15 small utilities.

  In June 1997, all of the PJM companies except PECO (the PJM Supporting Companies) filed proposals with the FERC to amend the PJM tariff and restructure the PJM pool. PECO filed a separate request with the FERC to amend the PJM tariff. Furthermore, PECO and certain electric marketers submitted significantly different proposals to restructure the PJM pool.

  In November 1997, the FERC approved, with certain modifications, the PJM Supporting Companies' proposals for transforming the PJM into an ISO. In summary, the FERC order: (i) approved the PJM's open access transmission rates based on geographic zones, but required PJM to file a single PJM system-wide rate proposal by 2002; (ii) accepted the PJM Supporting Companies' methodology to price transmission when the system is congested and to charge these congestion costs to system users in addition to the open access transmission rates, but ordered PJM to file an additional proposal to address concerns raised over price certainty for buyers and sellers during periods of congestion; (iii) determined that the ISO is to operate both the transmission system and the power exchange which provides for the purchase and sale of spot energy within the PJM market; and (iv) accepted the PJM Supporting Companies' proposal regarding mandatory installed capacity obligations for all entities serving firm retail and wholesale load within PJM, but rejected their proposal for allocating the capacity benefits which result from PJM's ability to import power from other regional power pools.

  The PJM Supporting Companies and numerous other parties have filed requests for amendment and/or rehearing of virtually every portion of the FERC's PJM ISO order. PP&L also has filed its own request for amendment and/or rehearing. The FERC has not yet taken action on these filings. PP&L's primary issue with the FERC's order relates to a requirement that existing wholesale contracts for sales service and transmission service be modified to have the new PJM transmission tariff applied to service under these existing contracts and the requirement that PP&L modify these contracts to ensure that customers are not assessed multiple transmission charges. In an order issued in May 1998, the FERC allowed PP&L to request an increase in the revenue requirement applicable to transmission service over PP&L's transmission facilities to the extent that PP&L has otherwise unrecovered transmission costs as a result of the contract modifications. PP&L filed the proposed increase to its transmission revenue requirement in July 1998. In October 1998, PP&L filed a settlement agreement among the active parties in that proceeding, which was approved by the FERC in December 1998.

  In July 1997, the FERC accepted a new wholesale power tariff that permits PP&L to sell capacity and energy at market-based rates, both inside and outside the PJM area, subject to certain conditions. This tariff allows PP&L to become more active in the wholesale market with utilities and other entities, and removes pricing restrictions which in the past had limited PP&L to charging at or below cost-based rates.

  In July 1998, the FERC accepted amendments to PP&L's market-based rate tariff that permit PP&L to sell, assign or transfer transmission rights and associated ancillary services. In October 1998, the FERC accepted a proposed amendment to PP&L's market-based rate tariff to permit PP&L to sell electric energy and/or capacity to its affiliates under specified conditions.

  In September 1998, PP&L filed its EGS Coordination Tariff with the FERC. The EGS Coordination Tariff applies to entities licensed to serve retail electricity customers under the Commonwealth of Pennsylvania's retail access program. The purpose of the EGS Coordination Tariff is to permit PP&L to provide EGS's with certain FERC-jurisdictional services which will facilitate the ability of EGS's to meet their obligations under the PJM Open Access Transmission Tariff and related agreements of the PJM. The FERC accepted the EGS Coordination Tariff for filing in October 1998 but in a later order stated that it would issue a decision holding that the EGS Coordination Tariff did not need to be filed with the FERC. That decision has not yet been issued.

  In September 1997, PP&L filed a request with the FERC to lower the applicable PP&L revenue requirement currently set forth in the PJM open access transmission tariff. The new revenue requirement results from PP&L's use of the same test year and cost support data used in the PUC restructuring proceeding. PP&L requested that the new revenue requirement take effect on November 1, 1997. In February 1998, the FERC accepted the proposed rates, subject to refund, and set the amount of the decrease in the revenue requirement for hearing. In October 1998, PP&L filed a settlement agreement among the active parties in that proceeding, which was accepted by the FERC in December 1998.

  Reference is made to "Pennsylvania Activities" above for a discussion of PP&L's new retail electric marketing subsidiary, PP&L EnergyPlus. PP&L EnergyPlus filed an application with the FERC in September 1998 for authority to sell electric energy and capacity at market-based rates, and for authority to sell, assign or transfer transmission rights and associated ancillary services. The FERC accepted PP&L EnergyPlus' application in December 1998. Also, in September 1998, PP&L filed a notification of change in status with the FERC to report PP&L's affiliation with PP&L EnergyPlus. Pursuant to FERC requirements, PP&L has a filed code of conduct governing its relationship with affiliates that engage in the sale and/or transmission of electric energy.

Year 2000

  PP&L and its subsidiaries utilize computer-based systems throughout their businesses. In the year 2000, these systems will face a potentially serious problem with recognizing calendar dates. Without corrective action, the most reasonable worst case scenario regarding Year 2000 issues could result in computer shutdown or erroneous calculations causing operational problems at the generating stations; diminished ability to monitor, control and coordinate generation with the transmission and distribution systems; and adverse impacts on the operation of various monitoring and metering equipment utilized throughout PP&L. A Company-wide Year 2000 coordination committee was formed to raise the awareness of the Year 2000 issue, share information and review the progress towards compliance. A seven-step approach was developed to achieve Year 2000 compliance by assessing and remediating the problem in application software, hardware, plant control systems and devices containing embedded microprocessors. The seven steps in the plan include awareness, inventory, assessment, remediation, testing, implementation, and contingency planning. PP&L has identified and communicated with critical suppliers, such as fuel suppliers, in order to obtain assurances that they are in compliance with Year 2000 issues. The majority of the responses from these parties are favorable, with some responses still being evaluated and followed-up as appropriate.

  Delivery of electricity is dependent on the overall reliability of the electric grid. PP&L is cooperating and coordinating with the North American Electric Reliability Council and the PJM Interconnection regarding Year 2000 remediation efforts.

  As of December 31, 1998, PP&L estimates that approximately 75% of mainframe applications that will remain in production have been determined as being Year 2000 compliant. It is anticipated that all mission-critical systems (i.e. mainframe, embedded technologies, and client server applications) will be Year 2000 ready by July 1, 1999 and all systems ready by November 30, 1999. Year 2000 compliant means computer systems or equipment with date-sensitive chips will accurately process date and time data. Year 2000 ready means that the computer systems or equipment with date-sensitive chips can be used on January 1, 2000, and beyond, but are not fully year 2000 compliant.

  PP&L has basic contingency plans in place to address issues such as blackouts on the electrical grid, cold starts of generating facilities and disaster recovery procedures for the computing environment. PP&L recognizes that additional contingency plans may be necessary and, as part of the seven-step remediation process, continues to work on identifying and developing additional contingency plans that may be needed.

  In May 1998, the NRC issued a notification requirement under which nuclear utilities are required to inform the NRC, in writing, that they are working to solve the Year 2000 computer problem. In addition, nuclear utilities have until July 1, 1999 to inform the NRC that their computers are Year 2000 compliant/ready or to submit a status report summarizing the on-going work. PP&L filed its written response, detailing its Year 2000 compliance activities, with the NRC in August 1998.

  In July 1998, the PUC initiated a non-adversarial investigation to be conducted by the Office of Administrative Law Judge "to accurately assess any and all steps taken and proposed to be taken to resolve the Year 2000 compliance issue by all jurisdictional fixed utilities and mission-critical service providers such as the PJM." The PUC required all jurisdictional utilities to file a written response to a list of questions concerning Year 2000 compliance; and that, if mission-critical systems cannot be made Year 2000 compliant on or before March 31, 1999, to file a detailed contingency plan by that date. PP&L filed its written response to these questions in August 1998 and in November 1998 submitted testimony to the PUC that the Company would have its mission-critical systems Year 2000 ready by July 1, 1999 and all systems ready by November 30, 1999.

  At this time, PP&L has achieved the following completion percentages on the seven steps referenced above for Year 2000 compliance: awareness, 87%; inventory, 97%; assessment, 87%; remediation, 70%; testing, 72%;
implementation, 56%; and additional contingency plans (beyond the basic plans referenced above), 16%.

  Based upon present assessments, PP&L estimates that it will incur approximately $15 million in Year 2000 remediation costs. Through December 31, 1998, PP&L spent approximately $8 million in remediation costs, which included assistance from outside consultants. These costs are being funded through internally generated funds and are being expensed as incurred.

                       Report of Independent Accountants

To the Shareowners and Board of Directors of PP&L, Inc.

  In our opinion, the accompanying consolidated balance sheet and consolidated statements of preferred stock, of company-obligated mandatorily redeemable preferred securities and of long-term debt and the related consolidated statements of income, of cash flows and of shareowner's common equity present fairly, in all material respects, the consolidated financial position of PP&L, Inc. and subsidiaries (the "Company") at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 1, 1999

PP&L, Inc.
Management's Report on Responsibility for Financial Statements

  The management of PP&L, Inc. is responsible for the preparation, integrity and objectivity of the consolidated financial statements and all other sections of this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission. In preparing the financial statements, management makes informed estimates and judgments of the expected effects of events and transactions based upon currently available facts and circumstances. Management believes that the financial statements are free of material misstatement and present fairly the financial position, results of operations and cash flows of PP&L.

  PP&L's consolidated financial statements have been audited by PricewaterhouseCoopers LLP (PricewaterhouseCoopers) independent certified public accountants. PricewaterhouseCoopers' appointment as auditors was previously ratified by the shareowners of PP&L Resources. Management has made available to PricewaterhouseCoopers all PP&L's financial records and related data, as well as the minutes of shareowners' and directors' meetings. Management believes that all representations made to PricewaterhouseCoopers during its audit were valid and appropriate.

  PP&L maintains a system of internal control designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The concept of reasonable assurance recognizes that the cost of a system of internal control should not exceed the benefits derived and that there are inherent limitations in the effectiveness of any system of internal control.

  Fundamental to the control system is the selection and training of qualified personnel, an organizational structure that provides appropriate segregation of duties, the utilization of written policies and procedures and the continual monitoring of the system for compliance. In addition, PP&L maintains an internal auditing program to evaluate PP&L's system of internal control for adequacy, application and compliance. Management considers the internal auditors' and PricewaterhouseCoopers' recommendations concerning its system of internal control and has taken actions which are believed to be cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that PP&L's system of internal control is adequate to accomplish the objectives discussed in this report.

  The Board of Directors, acting through PP&L Resources' Audit and Corporate Responsibility Committee, oversees management's responsibilities in the preparation of the financial statements. In performing this function, the Audit and Corporate Responsibility Committee, which is composed of four independent directors, meets periodically with management, the internal auditors and the independent certified public accountants to review the work of each. The independent certified public accountants and the internal auditors have free access to PP&L Resources' Audit and Corporate Responsibility Committee and to the Board of Directors, without management present, to discuss internal accounting control, auditing and financial reporting matters.

  Management also recognizes its responsibility for fostering a strong ethical climate so that PP&L's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in PP&L's business policies and guidelines. These policies and guidelines address: the necessity of ensuring open communication within PP&L; potential conflicts of interest; proper procurement activities; compliance with all applicable laws, including those relating to financial disclosure; and the confidentiality of proprietary information.

/s/ William F. Hecht
William F. Hecht
Chairman, President and Chief Executive Officer

/s/ John R. Biggar
John R. Biggar
Senior Vice President and Chief Financial Officer

CONSOLIDATED STATEMENT OF INCOME
PP&L, Inc. and Subsidiaries
(Millions of Dollars)

                                                            1998    1997   1996
                                                           ------  ------ ------
Operating Revenues
  Electric operations..................................... $2,410  $2,397 $2,428
  Wholesale energy marketing and trading activities.......  1,223     650    481
  Energy related businesses (Note 1)......................     10       2      2
                                                           ------  ------ ------
    Total Operating Revenues..............................  3,643   3,049  2,911
                                                           ------  ------ ------
Operating Expenses
Operation
  Cost of electric fuel...................................    480     466    448
  Energy purchases........................................  1,060     504    352
  Other operating.........................................    594     513    531
Maintenance...............................................    180     184    191
Depreciation and amortization (Note 1)....................    335     385    375
Taxes, other than income (Note 5).........................    185     204    203
Energy related businesses (Note 1)........................      8       3      2
                                                           ------  ------ ------
Total Operating Expenses..................................  2,842   2,259  2,102
                                                           ------  ------ ------
Operating Income..........................................    801     790    809
Other Income..............................................     77      12     17
                                                           ------  ------ ------
Income Before Interest and Income Taxes...................    878     802    826
Interest Expense..........................................    196     207    214
                                                           ------  ------ ------
Income Before Income Taxes and Extraordinary Items........    682     595    612
Income Taxes (Note 5).....................................    273     247    255
                                                           ------  ------ ------
Income Before Extraordinary Items.........................    409     348    357
Extraordinary Items (net of $666 income taxes) (Note 3)...   (948)
                                                           ------  ------ ------
Net Income (Loss) Before Dividends on Preferred Stock.....   (539)    348    357
Dividends on Preferred Stock..............................     48      40     28
                                                           ------  ------ ------
Earnings Available to PP&L Resources, Inc................. $ (587) $  308 $  329
                                                           ======  ====== ======


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
PP&L, Inc. and Subsidiaries
(Millions of Dollars)

                                                           1998   1997   1996
                                                           -----  -----  -----
Cash Flows From Operating Activities
Net income (loss) from continuing operations.............. $(539) $ 348  $ 357
Extraordinary items (net of income taxes of $666).........  (948)
                                                           -----  -----  -----
Net income before extraordinary items.....................   409    348    357
Adjustments to reconcile net income to net cash provided
 by operating activities
  Depreciation and amortization...........................   335    385    375
  Amortization of property under capital leases...........    58     68     86
  Regulatory debits and credits...........................   (61)   (36)   (10)
  Deferred income taxes and investment tax credits........    12     20     (1)
  Change in current assets and current liabilities
    Fuel inventories......................................    (8)    11    (14)
    Other.................................................    16    (25)   (38)
  Other operating activities--net.........................   (66)    15     44
                                                           -----  -----  -----
      Net cash provided by operating activities...........   695    786    799
                                                           -----  -----  -----
Cash Flows From Investing Activities
Property, plant and equipment expenditures................  (297)  (310)  (360)
Proceeds from sales of nuclear fuel to trust..............    54     60     93
Purchases of available-for-sale securities................   (15)   (72)   (90)
Sales and maturities of available-for-sale securities.....    69     88     93
Purchases and sales of other financial investments--net...           76
Loan to parent............................................         (375)
Other investing activities--net...........................     6     (4)     5
                                                           -----  -----  -----
      Net cash used in investing activities...............  (183)  (537)  (259)
                                                           -----  -----  -----
Cash Flows From Financing Activities
Issuance of long-term debt................................   200      9    116
Issuance of Company-obligated mandatorily redeemable
 preferred securities of subsidiary trusts holding solely
 company debentures.......................................          250
Capital contribution from parent..........................     6      7     32
Retirement of long-term debt..............................  (266)  (210)  (145)
Payments on capital lease obligations.....................   (58)   (67)   (86)
Common and preferred dividends paid.......................  (412)  (344)  (296)
Net increase (decrease) in short-term debt................    35     35    (79)
Other financing activities--net...........................    (1)    (9)    (2)
                                                           -----  -----  -----
      Net cash used in financing activities...............  (496)  (329)  (460)
                                                           -----  -----  -----
Net Increase (Decrease) in Cash and Cash Equivalents......    16    (80)    80
Cash and Cash Equivalents at Beginning of Period..........    15     95     15
                                                           -----  -----  -----
Cash and Cash Equivalents at End of Period................ $  31  $  15  $  95
                                                           =====  =====  =====
Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
  Interest (net of amount capitalized).................... $ 208  $ 201  $ 208
  Income taxes............................................ $ 261  $ 253  $ 289

See accompanying Notes to Financial Statements.

CONSOLIDATED BALANCE SHEET AT DECEMBER 31,
PP&L, Inc. and Subsidiaries
(Millions of Dollars)

                                                                   1998   1997
                                                                  ------ ------
Assets
Property, Plant and Equipment
Electric utility plant in service--net (Note 1)..................
  Transmission and distribution.................................. $2,179 $2,160
  Generation.....................................................  1,601  4,022
  General and intangible.........................................    223    232
                                                                  ------ ------
                                                                   4,003  6,414
Construction work in progress--at cost...........................    117    185
Nuclear fuel owned and leased--net...............................    162    167
                                                                  ------ ------
  Electric utility plant--net....................................  4,282  6,766
Gas and oil utility plant--net...................................     28     30
Other property--net..............................................     21     24
                                                                  ------ ------
                                                                   4,331  6,820
                                                                  ------ ------
Investments
Loan to parent...................................................    429    375
Nuclear plant decommissioning trust fund (Notes 1 and 6).........    206    163
Financial investments (Notes 1 and 7)............................      1     52
Investment in unconsolidated affiliate at equity (Note 1)........     17     17
Other (Note 7)...................................................     12     13
                                                                  ------ ------
                                                                     665    620
                                                                  ------ ------
Current Assets
Cash and cash equivalents (Note 1)...............................     31     15
Accounts receivable (less reserve: 1998, $16; 1997, $16)
  Utility customers..............................................    163    188
  Other..........................................................     67     64
Unbilled revenues
  Utility customers..............................................    104     90
  Other..........................................................     61     36
Fuel, materials and supplies--at average cost....................    196    200
Prepayments......................................................     14     26
Other............................................................     58     51
                                                                  ------ ------
                                                                     694    670
                                                                  ------ ------
Regulatory Assets and Other Noncurrent Assets (Note 3)
  Recoverable transition costs...................................  2,819
  Other..........................................................    329  1,362
                                                                  ------ ------
                                                                   3,148  1,362
                                                                  ------ ------
                                                                  $8,838 $9,472
                                                                  ====== ======

See accompanying Notes to Financial Statements.

                                                                 1998    1997
                                                                ------  ------
Liabilities
Capitalization
Common equity
  Common stock................................................. $1,476  $1,476
  Additional paid-in capital...................................     70      64
  Earnings reinvested (Note 3).................................    210   1,092
  Capital stock expense and other..............................    (26)    (20)
                                                                ------  ------
                                                                 1,730   2,612
                                                                ------  ------
Preferred stock
  With sinking fund requirements...............................    295     295
  Without sinking fund requirements............................    171     171
Company-obligated mandatorily redeemable preferred securities
 of subsidiary trusts holding solely company debentures........    250     250
Long-term debt.................................................  2,569   2,483
                                                                ------  ------
                                                                 5,015   5,811
                                                                ------  ------
Current Liabilities
  Short-term debt (Note 8).....................................     80      45
  Long-term debt due within one year...........................    150      30
  Capital lease obligations due within one year................     59      58
  Above market NUG purchases due within one year (Note 3)......    105
  Accounts payable.............................................    189     148
  Taxes and interest accrued...................................     86      99
  Dividends payable............................................     12      81
  Other........................................................    114     107
                                                                ------  ------
                                                                   645     688
                                                                ------  ------
Deferred Credits and Other Noncurrent Liabilities
  Deferred income taxes and investment tax credits (Note 5)....  1,561   2,221
  Above market NUG purchases (Note 3)..........................    775
  Capital lease obligations....................................    109     113
  Other (Notes 1 and 6)........................................    733     639
                                                                ------  ------
                                                                 3,178   2,973
                                                                ------  ------
Commitments and Contingent Liabilities (Note 11)...............
                                                                ------  ------
                                                                $8,838  $9,472
                                                                ======  ======


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF SHAREOWNER'S COMMON EQUITY
PP&L, Inc. and Subsidiaries
(Millions of Dollars)

                                           For the Years Ended December 31,
                                          -------------------------------------
                                             1998         1997         1996
                                          -----------  -----------  -----------
Common stock at beginning of year.......  $     1,476  $     1,476  $     1,476
  Sale of common stock..................
                                          -----------  -----------  -----------
Common stock at end of year.............        1,476        1,476        1,476
                                          -----------  -----------  -----------
Additional paid-in capital at beginning
 of year................................           64           57           25
  Capital contribution from PP&L
   Resources............................            6            7           32
                                          -----------  -----------  -----------
Additional paid-in capital at end of
 year...................................           70           64           57
                                          -----------  -----------  -----------
Earnings reinvested at beginning of
 year...................................        1,092        1,094        1,034
  Net income (loss).....................         (539)         348          357
  Cash dividends declared:
    Common stock........................         (295)        (310)        (269)
    Preferred stock.....................          (48)         (40)         (28)
                                          -----------  -----------  -----------
Earnings reinvested at end of year......          210        1,092        1,094
                                          -----------  -----------  -----------
Capital stock expense and other at
 beginning of year......................          (20)         (10)          (7)
  Other.................................           (6)         (10)          (3)
                                          -----------  -----------  -----------
Capital stock expense and other at end
 of year................................          (26)         (20)         (10)
                                          -----------  -----------  -----------
Total Shareowner's Common Equity........  $     1,730  $     2,612  $     2,617
                                          ===========  ===========  ===========
Common stock shares at beginning of year
 (a)....................................  157,300,382  157,300,382  157,300,382
  Common stock issued...................
  Common stock purchased................
                                          -----------  -----------  -----------
Common stock shares at end of year......  157,300,382  157,300,382  157,300,382
                                          -----------  -----------  -----------

-------
(a) No par value. 170,000,000 shares authorized. All common shares of PP&L stock are owned by PP&L Resources.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF PREFERRED STOCK AT DECEMBER 31,
PP&L, Inc. and Subsidiaries (a)
(Millions of Dollars)

                                             Outstanding   Shares
                                             ----------- Outstanding   Shares
                                             1998  1997     1998     Authorized
                                             ----- ----- ----------- ----------
Preferred Stock--$100 par, cumulative
 4 1/2%....................................  $  53 $  53    530,189     629,936
 Series....................................    413   413  4,133,556  10,000,000
                                             ----- -----
                                             $ 466 $ 466
                                             ===== =====

Details of Preferred Stock (b)

                                                                    Sinking Fund
                                                                     Provisions
                                                               ------------------------
                                                   Optional
                          Outstanding   Shares    Redemption   Shares to be
                          ----------- Outstanding Price Per      Redeemed    Redemption
                          1998  1997     1998       Share        Annually      Period
                          ----- ----- ----------- ----------   ------------  ----------
With Sinking Fund
 Requirements
 Series Preferred
 5.95%..................  $  30 $  30    300,000          (c)    300,000     April 2001
 6.05%..................     25    25    250,000          (c)    250,000     April 2002
 6.125%.................    115   115  1,150,000          (c)           (d)   2003-2008
 6.15%..................     25    25    250,000          (c)    250,000     April 2003
 6.33%..................    100   100  1,000,000          (c)           (e)   2003-2008
                          ----- -----
                          $ 295 $ 295
                          ===== =====
Without Sinking Fund
 Requirements
 4 1/2% Preferred.......  $  53 $  53    530,189   $110.00
 Series Preferred
 3.35%..................      4     4     41,783    103.50
 4.40%..................     23    23    228,773    102.00
 4.60%..................      6     6     63,000    103.00
 6.75%..................     85    85    850,000          (c)
                          ----- -----
                          $ 171 $ 171
                          ===== =====

Increases (Decreases) in Preferred Stock

  There were no issuances or redemptions of preferred stock in 1998, 1997 or
1996.
-------
(a) Each share of PP&L's preferred stock entitles the holder to one vote on any question presented to PP&L's shareowners' meetings. There were 5,000,000 shares of PP&L's preference stock authorized; none were outstanding at December 31, 1998 and 1997, respectively.
(b) The involuntary liquidation price of the preferred stock is $100 per share. The optional voluntary liquidation price is the optional redemption price per share in effect, except for the 4 1/2% Preferred Stock for which such price is $100 per share (plus in each case any unpaid dividends).
(c) These series of preferred stock are not redeemable prior to the following years: 5.95%, 2001; 6.05%, 2002; 6.125%, 6.15%, 6.33% and 6.75%, 2003.
(d) Shares to be redeemed annually on October 1 as follows: 2003-2007, 57,500; 2008, 862,500.
(e) Shares to be redeemed annually on July 1 as follows: 2003-2007, 50,000; 2008, 750,000.

See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF COMPANY-OBLIGATED MANDATORILY
REDEEMABLE PREFERRED SECURITIES AT DECEMBER 31,
PP&L, Inc. and Subsidiaries (a)
(Millions of Dollars)

                                Outstanding Outstanding
                                ----------- -----------
                                1998  1997     1998     Authorized Maturity(b)
                                ----- ----- ----------- ---------- -----------
Company-Obligated Mandatorily
 Redeemable Preferred
 Securities of Subsidiary
 Trusts Holding Solely Company
 Debentures--$25 per security
  8.10%........................ $ 150 $ 150  6,000,000  6,000,000   July 2002
  8.20%........................   100   100  4,000,000  4,000,000  April 2002
                                ----- -----
                                $ 250 $ 250
                                ===== =====

-------
(a) In 1997 PP&L arranged for the issuance of a total of $250 million of company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures by PP&L Capital Trust and PP&L Capital Trust II, two Delaware statutory business trusts. These preferred securities are supported by a corresponding amount of junior subordinated deferrable interest debentures issued by PP&L to the trusts. PP&L owns all of the common securities, representing the remaining undivided beneficial ownership interest in the assets of the trusts. The proceeds derived from the issuance of the Preferred Securities and the common securities were used by PP&L Capital Trust and PP&L Capital Trust II to acquire $103 million and $155 million principal amount of Junior Subordinated Deferrable Interest Debentures, ("Subordinated Debentures") respectively. PP&L has guaranteed all of the trusts' obligations under the Preferred Securities.
(b) The preferred securities are subject to mandatory redemption, in whole or in part, upon the repayment of the Subordinated Debentures at maturity or their earlier redemption. At the option of PP&L, the Subordinated Debentures are redeemable on and after the dates shown above in whole at any time or in part from time to time. The amount of preferred securities subject to such mandatory redemption will be equal to the amount of related Subordinated Debentures maturing or being redeemed. The redemption price is $25 per security plus an amount equal to accumulated and unpaid distributions to the date of redemption.


See accompanying Notes to Financial Statements.

CONSOLIDATED STATEMENT OF LONG-TERM DEBT AT DECEMBER 31,
PP&L, Inc. and Subsidiaries
(Millions of Dollars)

                                         Outstanding
                                        ----------------
                                         1998      1997      Maturity(b)
                                        ------    ------  -----------------
First Mortgage Bonds (a)
  5 1/2%...............................           $  150      April 1, 1998
  6%................................... $  125       125       June 1, 2000
  7 3/4%...............................    150       150        May 1, 2002
  6 7/8%...............................    100       100   February 1, 2003
  6 1/8% to 6 7/8%.....................    625(c)    425          2004-2008
  7.70%................................    200       200          2009-2013(d)
  7 3/8%...............................    100       100          2014-2018
  6 3/4% to 9 3/8%.....................    815       815          2019-2023
  7.30%................................    150       150          2024-2028
First Mortgage Pollution Control Bonds
 (a)
  6.40% Series H.......................     90        90   November 1, 2021
  5.50% Series I.......................     53        53  February 15, 2027
  6.40% Series J.......................    116       116  September 1, 2029
  6.15% Series K.......................     55        55     August 1, 2029
                                        ------    ------
                                         2,579     2,529
Unsecured promissory notes.............              116
Pollution Control Revenue Bonds........      9         9
                                        ------    ------
                                         2,588     2,654
Unamortized (discount) and premium--
 net...................................    (19)      (21)
                                        ------    ------
                                         2,569     2,633
Less amount due within one year........              150
                                        ------    ------
    Total PP&L long-term debt.......... $2,569    $2,483
                                        ======    ======

-------
(a) Substantially all owned electric utility plant is subject to the lien of PP&L's Mortgage.
(b) Aggregate long-term debt maturities through 2003 are (millions of dollars): 2000, $125; 2002, $150; 2003, $100. There are no bonds outstanding that have sinking fund requirements.
(c) In May 1998, PP&L issued $200 million First Mortgage Bonds, 6 1/8% Reset Put Securities Series due 2006. In connection with this issuance, PP&L assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the existing holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders. If the call option is exercised, the bonds will be remarketed and the interest rate will be reset for the remainder of their term to the maturity date. If the call option is not exercised, the mandatory put will be exercised and PP&L will be required to repurchase the bonds at 100% of their principal amount on May 1, 2001. Proceeds from the sale of the bonds were used by PP&L to retire $116 million of its unsecured term loans and to reduce its outstanding commercial paper balances.
(d) Any registered owner of these bonds has the right to require PP&L to redeem such owner's bonds on October 1, 1999 at a price of 100% of the principal amount.

See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

  Terms and abbreviations appearing in Notes to Financial Statements are explained in the glossary.

1. Summary of Significant Accounting Policies

Business and Consolidation

  As of December 31, 1998, PP&L Resources was the parent holding company of PP&L, PP&L Global, PP&L Spectrum, PP&L Capital Funding, Penn Fuel Gas, H.T. Lyons and McClure. PP&L is an operating public utility which provides electricity delivery service in eastern and central Pennsylvania, sells retail electricity throughout Pennsylvania and markets wholesale electricity in 28 states and Canada. PP&L Energy Plus, a PP&L subsidiary, sells competitively-priced energy and energy services to newly deregulated markets.

  The consolidated financial statements include the accounts of PP&L and its direct and indirect wholly-owned subsidiaries. All significant intercompany transactions have been eliminated.

  The investment in Safe Harbor Water Power Corporation, of which PP&L owns one-third of the outstanding capital stock representing one-half of the voting securities, is recorded using the equity method of accounting.

Reclassification

  Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the current presentation.

  The most significant reclassifications have been made in the Consolidated Statement of Income. This Statement has been modified to better reflect the changing nature of the business from a regulated electric utility to a full-service provider of retail and wholesale energy and related products and services. The revenues generated by PP&L's wholesale energy and trading activities are now separately disclosed. Also, income taxes are no longer reflected as "Operating Expense," which was the traditional disclosure used by utilities. Lastly, nuclear decommissioning expense had historically been classified as "Other operating" expense. These expenses have been reclassified as depreciation expense.

  On the Consolidated Balance Sheet, "Electric utility plant in service--net" at December 31, 1997 has been reclassified to separately disclose generation plant, which is no longer subject to the regulatory accounting provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." See Note 3 for further information.

Management's Estimates

  These financial statements have been prepared using information which represents management's best estimates of existing conditions. Actual results could differ from these estimates.

  Significant estimates were required in recording the effect of the PUC restructuring outcome. The impairment write-down of certain generation plant was dependent on projections of future cash flows and capacity factors. Cash flow projections and the resulting impact on the fair value determination of these generating facilities are subject to future re-evaluation. In addition, the liabilities recorded for above-market purchases from NUGs were based on estimated generation by the NUG facilities and estimated future market prices for this generation. Again, these recorded amounts are subject to revision if the underlying estimates change.

Accounting Records

  The accounting records for PP&L are maintained in accordance with the Uniform System of Accounts prescribed by the FERC and adopted by the PUC.

Regulation

  Historically, PP&L accounted for its operations in accordance with the provisions of SFAS 71, which requires rate-regulated entities to reflect the effects of regulatory decisions in their financial statements. PP&L discontinued application of SFAS 71 for the generation portion of its business effective June 30, 1998.

Utility Plant

  Additions to utility plant and replacement of units of property are capitalized at cost. AFUDC is capitalized as part of the construction costs for regulated projects. Effective June 30, 1998, the recording of AFUDC was discontinued on generation-related construction projects, since these assets are no longer subject to the provisions of SFAS 71. Instead, capitalized interest is recorded on generation-related projects in accordance with SFAS 34, "Capitalizing Interest Costs."

  The cost of units of depreciable property retired or replaced is charged to accumulated depreciation. Expenditures for maintenance and repairs of property and the cost of replacing items determined to be less than a unit of property are charged to operating expense. The cost to retire depreciable units of generation-related property is charged to operating expense while the cost to retire depreciable units of regulated property is charged to accumulated depreciation.

  Following are the classes of Electric Utility Plant in Service, with associated accumulated depreciation reserves, at December 31, 1998 and December 31, 1997 (millions of dollars):

                                                                       Electric
                                    Transmission             General   Utility
                                         &                      &      Plant In
                                    Distribution Generation Intangible Service
                                    ------------ ---------- ---------- --------
December 31, 1998:
  Original Cost....................   $ 3,395     $ 6,351     $ 383    $10,129
  Accumulated Depreciation Reserve.    (1,216)     (4,750)     (160)    (6,126)
                                      -------     -------     -----    -------
                                      $ 2,179     $ 1,601     $ 223    $ 4,003
                                      =======     =======     =====    =======
December 31, 1997:
  Original Cost....................   $ 3,309     $ 6,306     $ 369    $ 9,984
  Accumulated Depreciation Reserve.    (1,149)     (2,284)     (137)    (3,570)
                                      -------     -------     -----    -------
                                      $ 2,160     $ 4,022     $ 232    $ 6,414
                                      =======     =======     =====    =======

  Generation plant is reflected at the lower of cost or market value at December 31, 1998. As noted in the "Regulation" section of this note, PP&L discontinued application of SFAS 71 for the generation portion of its business effective June 30, 1998. In accordance with SFAS 101, "Regulated Enterprises-- Accounting for the Discontinuation of Application of FASB Statement No. 71," impairment tests were performed on the individual generating facilities. These impairment tests used the provisions of SFAS 121, "Accounting For the Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of." As a result, generation plant assets were written down by $2.357 billion in June 1998.

  The other classes of Electric Utility Plant in Service continue to be subject to SFAS 71 and are carried at historical cost.

  For financial statement purposes, depreciation is being provided over the estimated useful lives of property using a straight-line method. Certain property at the Susquehanna Station was depreciated at an annual rate of $173 million from October 1995 through December 1998, at which point this certain property was fully depreciated. Provisions for depreciation, as a percent of average depreciable property, approximated 3.7% in 1998, and 3.8% in 1997 and 1996.

Nuclear Decommissioning and Fuel Disposal

  An annual provision for PP&L's share of the future cost to decommission the Susquehanna station, equal to the amount allowed for ratemaking purposes, is charged to depreciation expense. Such amounts are invested in external trust funds which can be used only for future decommissioning costs. See Note 6.

  The DOE is responsible for the permanent storage and disposal of spent nuclear fuel removed from nuclear reactors. PP&L pays the DOE a fee for future disposal services and recovers such costs in customer rates. PP&L has joined other utilities in a federal lawsuit to suspend payments to the DOE and to place the fees in escrow unless that department begins accepting nuclear fuel as agreed to in its contract with the utilities.

Financial Investments

  Securities subject to the requirements of SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities" are carried at fair value, determined at the balance sheet date. Net unrealized gains on available-for-sale securities are included in common equity. Net unrealized gains and losses on trading securities are included in income. Net unrealized gains and losses on securities that are not available for unrestricted use due to regulatory or legal reasons are reflected in the related asset and liability accounts. Realized gains and losses on the sale of securities are recognized utilizing the specific cost identification method.

Premium on Reacquired Long-Term Debt

  In accordance with SFAS 71, PP&L deferred the premiums and expenses to redeem long-term debt and amortized these costs over the life of the new debt. If no new debt was issued to refinance the retired debt, these costs were amortized over the remaining life of the retired debt. Effective June 30, 1998, losses on reacquired debt attributable to the generation portion of PP&L's business are being expensed as incurred in accordance with SFAS 4, "Reporting Gains and Losses from Extinguishment of Debt."

Accounting for Price Risk Management

  PP&L engages in price risk management activities for both energy trading and non-trading activities as defined by EITF 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." During 1998, the commodity instruments used were forward and option contracts that require physical delivery of the commodity. These instruments were reflected in the financial statements using the accrual method of accounting. As of January 1, 1999, PP&L adopted mark-to-market accounting for energy trading contracts, in accordance with EITF 98-10, and gains and losses from changes in market prices will be reflected in Energy Purchases on the Consolidated Statement of Income.

  PP&L will continue to use accrual accounting for physical commodity instruments that qualify as hedges of non-trading activities until it adopts SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2000. Commodity instruments that qualify as hedges manage exposure to market fluctuations in the price of electricity and fuels needed to produce electricity. In order to qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the price movements of the underlying hedged commodity. When a hedge relationship is terminated, the gains accrued to date will be included in Energy Purchases when the underlying hedged physical transaction closes; losses accrued will be recognized immediately in Energy Purchases.

  In 1999, PP&L expects to expand its use of commodity instruments to include futures, swaps and financial options. These instruments, which will permit cash settlement, will be recorded at fair value on the Consolidated Balance Sheet. Gains and losses on instruments that qualify as hedges will be recognized in income when the underlying hedged physical transaction closes and will be included in Energy Purchases. Gains and losses related to these transactions, to the extent they are not yet settled in cash, will be reported as Current Assets or Liabilities, in the Consolidated Balance Sheet until recognized in income, until PP&L adopts SFAS 133 on January 1, 2000. Gains and losses on instruments considered trading activities will be recognized currently in Energy Purchases.

  PP&L has utilized a written call option to manage the interest rate on a portion of its outstanding debt. The premium received is being amortized against interest expense over the expected life of the debt.

Capital Leases

  Leased property of PP&L capitalized on the Consolidated Balance Sheet consists solely of nuclear fuel. Future lease payments for nuclear fuel are based on the quantity of electricity produced at the Susquehanna Station. The maximum amount of nuclear fuel available for lease under current arrangements is $200 million.

Revenues--Electric and Gas Operations

  Electric revenues are recorded based on the amount of electricity delivered to retail customers through the end of each calendar month. This includes amounts customers will be billed for electricity delivered from the time meters were last read to the end of the month.

  During 1998, PP&L's STAS was zero. This mechanism can be used in the future if needed. The SBRCA expired effective July 1, 1997. The ECR was terminated effective January 1, 1997, and was rolled into base rates. In 1997 and 1998, the PUC authorized PP&L to record undercollected energy costs as a regulatory asset. This regulatory asset was recovered during the restructuring proceeding. See Notes 2 and 3.

Income Taxes

  PP&L and its wholly-owned subsidiaries file a consolidated federal income tax return with PP&L Resources.

  The provision for PP&L's deferred income taxes for regulated assets is based upon the ratemaking principles reflected in rates established by the PUC and FERC. The difference in the provision for deferred income taxes for regulated assets and the amount that otherwise would be recorded under generally accepted accounting principles is deferred and included in taxes recoverable through future rates on the Consolidated Balance Sheet. See Note 5.

  Investment tax credits were deferred when utilized and are amortized over the average lives of the related assets.

Pension Plan and Other Postretirement and Postemployment Benefits

  PP&L has a noncontributory pension plan covering substantially all employees. Subsidiary companies of PP&L formerly engaged in coal mining have a noncontributory pension plan for substantially all non-bargaining, full-time employees. Funding is based upon actuarially determined computations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974.

  For information on other postretirement and postemployment benefits, see
Note 9.

Cash Equivalents

  All highly liquid debt instruments purchased with original maturities of three months or less are considered to be cash equivalents.

Comprehensive Income

  In 1997 the FASB issued SFAS 130, "Reporting Comprehensive Income." This statement required disclosure of "comprehensive income," defined as changes in equity other than from transactions with shareowners. Comprehensive income consists of net income, as well as holding gains and losses of certain assets (such as available-for-sale securities), foreign currency translation adjustments and pensions liability adjustments. The comprehensive income of PP&L is not materially different from net income for the years ended December 31, 1998, 1997 and 1996.

2. PUC Restructuring Proceeding

  In August 1998, the PUC entered a Final Order approving a "Joint Petition for Full Settlement of PP&L's Restructuring Plan and Related Court Proceedings" (Joint Settlement Petition). The following are the major elements of this settlement:

    1. PP&L is permitted to recover $2.97 billion (on a net present value basis) in transition costs over 11 years--i.e., from January 1, 1999 through December 31, 2009. PP&L is permitted a return of 10.86% on the unamortized balance of these transition costs.

    2. PP&L will reduce rates to all retail customers by 4% effective January 1, 1999 through December 31, 1999.

    3. One-third of PP&L customers will be able to choose their electric supplier on January 1, 1999, one-third on January 2, 1999, and the remainder on January 2, 2000.

    4. Beginning on January 1, 1999, PP&L will unbundle its retail electric rates to reflect separate prices for the transmission and distribution charges, the CTC (and, if applicable, the ITC), and a "shopping credit" for customers choosing an alternate electric supplier. These shopping credits vary among customer classes and will increase over the transition period to reflect decreases in the CTC.

  The settlement provided for the following unbundled rates over the transition period:

                  SCHEDULE OF SYSTEM AVERAGE RATES CENTS/KWH

 Effective                     Transmission         Shopping Generation   Total
 Date                         & Distribution CTC(a)  Credit  Rate Cap(b) Rate(c)
 ---------                    -------------- ------ -------- ----------- -------
Jan. 1, 1999.................      1.74       1.57    3.81      5.38      7.12
Jan. 1, 2000.................      1.74       1.55    4.13      5.68      7.42
Jan. 1, 2001.................      1.74       1.52    4.16      5.68      7.42
Jan. 1, 2002.................      1.74       1.45    4.23      5.68      7.42
Jan. 1, 2003.................      1.74       1.41    4.27      5.68      7.42
Jan. 1, 2004.................      1.74       1.35    4.33      5.68      7.42
Jan. 1, 2005.................       (d)       1.27    4.41      5.68       (d)
Jan. 1, 2006.................       (d)       1.27    4.78      6.05       (d)
Jan. 1, 2007.................       (d)       1.21    4.84      6.05       (d)
Jan. 1, 2008.................       (d)       1.14    4.91      6.05       (d)
Jan. 1, 2009(e)..............       (d)       1.03    5.02      6.05       (d)

-------
(a) Average CTC rates are fixed, subject to reconciliation for actual CTC collection. Reconciliation of the CTC will be reflected in a rider, which will be a separate credit or a separate charge to the CTC (up to the Generation Rate Cap which is the sum of the CTC and the Shopping Credit contained in the tariff).
(b) The Generation Rate Cap equals the sum of the CTC and Shopping Credit. The generation portion of bills for customers who continue to be supplied by PP&L as the supplier of last resort will not, on average, exceed the figures in this column.
(c) The bundled rate equals the sum of Transmission & Distribution plus Generation Rate Cap. Customers who continue to be supplied by PP&L as the provider of last resort will, on average, pay the total rate shown in the last column. The 1999 rate represents a 4% reduction from the existing rate cap of 7.42 cents/kWh.
(d) The cap on PP&L's transmission and distribution rates under the Customer Choice Act is extended from June 30, 2001 through 2004.
(e) Effective until December 31, 2009.

  In addition, the settlement resulted in the following schedule for amortization of the transition costs over the transition period:

                             ANNUAL STRANDED COST
                          AMORTIZATION AND RETURN(a)

                                                       Revenue Excluding Gross
                                                             Receipts Tax
                                                      --------------------------
                                      Annual    CTC                     Amorti-
                                      Sales    Cents/  Total    Return   zation
Year                                   MWh      kWh    ($000)   ($000)   ($000)
----                                ---------- ------ -------- -------- --------
1999............................... 33,108,701  1.57  $497,938 $310,396 $187,542
2000............................... 33,605,332  1.55   498,027  290,796  207,231
2001............................... 34,109,412  1.52   496,671  269,138  227,532
2002............................... 34,621,053  1.45   481,095  245,359  235,736
2003............................... 35,140,369  1.41   473,995  220,722  253,273
2004............................... 35,667,474  1.35   461,682  194,252  267,430
2005............................... 36,202,486  1.27   438,637  166,303  272,334
2006............................... 36,745,524  1.27   447,326  137,841  309,485
2007............................... 37,296,707  1.21   433,106  105,497  327,610
2008............................... 37,856,157  1.14   411,419   71,258  340,161
2009(b)............................ 38,424,000  1.03   377,373   35,708  341,665

-------
(a) Subject to reconciliation for actual CTC collections.
(b) Through December 31, 2009.

  5. The cap on the generation component of rates is extended from December 31, 2005 until December 31, 2009. The cap on the transmission and distribution component of rates is extended from June 30, 2001 until December 31, 2004.

  6. PP&L will recover its nuclear plant decommissioning costs through the CTC. PP&L may seek an exception to the rate cap from customers for increases in these decommissioning costs, but agrees not to recover more than 96% of such increased amount.

  7. PP&L is authorized to securitize up to $2.85 billion in transition and related costs, and a PUC Qualified Rate Order authorizing this securitization is included in the settlement. The settlement requires 75% of the savings from securitization to be passed back to customers, while 25% would be retained by PP&L. The costs of issuing the transition bonds and refinancing outstanding debt and equity will be reflected in the ITC charged to all customers. As with the CTC, the ITC must terminate by the end of the transition period; also, the ITC will offset the CTC on customer bills.

  8. On January 1, 2002, 20% of all PP&L's residential customers will be assigned to a provider of last resort other than PP&L or an affiliate of PP&L. These customers will be selected at random, and the supplier will be selected on the basis of a PUC-approved bidding process.

  9. Subject to a review by the PUC Bureau of Audits, effective on January 1, 1999, alternate electric generation suppliers can provide advanced metering and billing service to PP&L's commercial and industrial customers. Effective on January 1, 1999, such alternate suppliers can provide certain advanced metering service to PP&L's residential customers. Effective on January 1, 2000, PP&L's residential customers can choose their billing service as well from such alternate suppliers.

  10. PP&L will transfer its retail marketing function to a separate, affiliated corporation by September 15, 1998.

  11. PP&L is permitted, but not required, to transfer ownership and operation of its generating facilities to a separate corporate entity at book value.

  12. PP&L will spend approximately $16 million annually on assistance and energy conservation for low-income customers.

  Pursuant to the Joint Settlement Petition, PP&L transferred its retail marketing function to a new subsidiary, PP&L EnergyPlus, on September 14, 1998. In September 1998, the PUC approved PP&L EnergyPlus's application to act as a Pennsylvania electric generation supplier (EGS). This license permits PP&L EnergyPlus to offer retail electric supply to participating customers in PP&L's service territory and in the service territories of other Pennsylvania utilities. In 1999, PP&L EnergyPlus will offer such supply to industrial and commercial customers throughout the state. At this time, PP&L EnergyPlus has determined not to pursue residential customers in the competitive marketplace based on economic considerations.

  In September 1998, the PUC issued an Order which, in part, directed Pennsylvania utilities which are members of PJM, including PP&L, to offer their installed capacity at a price of $19.72 per kilowatt-year (Capacity Order). PP&L brought an action in the District Court seeking an injunction against the Capacity Order on the basis, among other things, that it attempted to regulate matters within exclusive federal jurisdiction. In October 1998, PP&L entered into a settlement agreement with the PUC under which (i) PP&L will offer to sell capacity credits to EGS's licensed by the PUC at the equivalent of $19.72 per kilowatt-year prior to June 1, 1999 (increasing to $22.41 per kilowatt-year from June 1, 1999 through December 31, 1999) for service to PP&L residential customers; (ii) all PP&L residential customers will be permitted to select an EGS in January 1999; (iii) the PUC will withdraw the Capacity Order as to PP&L; and (iv) PP&L will withdraw its federal court action against the Capacity Order.

3. Accounting for the Effects of Certain Types of Regulation

  PP&L prepares its financial statements for its regulated operations in accordance with SFAS 71, which requires rate-regulated companies to reflect the effects of regulatory decisions in their financial statements. PP&L has deferred certain costs pursuant to rate actions of the PUC and the FERC and is recovering, or expects to recover, such costs in electric rates charged to customers.

  The EITF has addressed the appropriateness of the continued application of SFAS 71 by entities in states that have enacted restructuring legislation similar to Pennsylvania's Customer Choice Act. The EITF came to a consensus on Issue No. 97-4, "Deregulation of the Pricing of Electricity--Issues Related to the Application of FASB Statements 71 and 101," which concluded that an entity should cease to apply SFAS 71 when a deregulation plan is in place and its terms are known. For PP&L, with respect to the generation portion of its business, this occurred effective June 30, 1998 based upon the outcome of the PUC restructuring proceeding. PP&L has adopted SFAS 101 for the generation side of its business. SFAS 101 requires a determination of impairment of plant assets performed in accordance with SFAS 121, and the elimination of all effects of rate regulation that have been recognized as assets and liabilities under SFAS 71.

  PP&L performed impairment tests of its electric generation assets on a plant specific basis and determined that $2.388 billion of its generation plant was impaired as of June 30, 1998. Impaired plant is the excess of the net plant investment at June 30, 1998 over the present value of the net cash flows during the remaining lives of the plants. Annual net cash flows were determined by comparing estimated generation sustenance costs to estimated regulated revenues for the remainder of 1998, market revenues for 1999 and beyond, and revenues from bulk power contracts. The net cash flows were then discounted to present value.

  In addition to the impaired generation plant, PP&L estimated that there were other stranded costs totaling $1.989 billion at June 30, 1998. This primarily included generation-related regulatory assets and liabilities and an estimated liability for above-market purchases under NUG contracts. The total estimated impairment to these assets was $4.377 billion. The PUC's Final Order in the restructuring proceeding, entered on August 27, 1998, permitted the recovery of $2.819 billion through the CTC on a present value basis, excluding amounts for nuclear decommissioning and consumer education, resulting in a net under-recovery of $1.558 billion. PP&L recorded an extraordinary charge for this under-recovery in June 1998.

  Under FERC Order 888, 16 small utilities which had power supply agreements with PP&L signed before July 11, 1994, requested and were provided with PP&L's current estimate of its stranded costs applicable to these customers if they were to terminate their agreements in 1999. Subject to certain conditions, FERC-approved settlement agreements executed with 15 of these customers provide for continued power supply by PP&L through January 2004. As a result of these settlements, PP&L, in the second quarter of 1998, recorded an extraordinary charge in the amount of $56 million.

  The extraordinary items related to the PUC restructuring proceeding and the FERC settlement are reflected on the Statement of Income, net of income taxes.

  Details of amounts written-off in June 1998 are as follows (millions of dollars):

Impaired generation-related assets...................................... $2,388
Above-market NUG contracts..............................................    854
Generation-related regulatory assets and other..........................  1,135
                                                                         ------
Total...................................................................  4,377
Recoverable transition costs (a)........................................ (2,819)
                                                                         ------
Extraordinary item pre-tax--PUC.........................................  1,558
--FERC..................................................................     56
                                                                         ------
                                                                          1,614
Tax effects.............................................................   (666)
                                                                         ------
Extraordinary items..................................................... $  948
                                                                         ======

-------
(a) Excluding recoveries for nuclear decommissioning and consumer education expenditures.

  PP&L believes that the electric transmission and distribution operations continue to meet the requirements of SFAS 71 and that regulatory assets associated with these operations will continue to be recovered through rates from customers. At December 31, 1998, $311 million of regulatory assets, other than the recoverable transition costs, remain on PP&L's books. These regulatory assets will continue to be recovered through regulated transmission and distribution rates over periods ranging from one to 31 years.

4. Sales to Other Electric Utilities

  PP&L provided Atlantic with 125,000 kilowatts of capacity (summer rating) and related energy from its wholly owned coal-fired stations. Sales to Atlantic under that agreement expired in March 1998. PP&L provided JCP&L with 378,000 kilowatts of capacity and related energy from all of its generating units during 1998. This amount will decline to 189,000 kilowatts in 1999. The agreement with JCP&L will terminate on December 31, 1999. PP&L expects to be able to resell the returning capacity and energy through its Energy Marketing Center.

  Under a separate agreement, PP&L is providing additional capacity and energy to JCP&L. This capacity and energy increased from 150,000 kilowatts to 200,000 kilowatts in June 1998, and will increase to 300,000 kilowatts in June 1999 through the end of the agreement in May 2004. Prices for this capacity and energy are market-based.

  PP&L provides BG&E with 129,000 kilowatts, or 6.6%, of its share of capacity and related energy from the Susquehanna station. Sales to BG&E will continue through May 2001.

5. Income and Other Taxes

  For 1998, 1997 and 1996, the corporate federal income tax rate was 35%, and the Pa. CNI rate was 9.99%.

  The tax effects of significant temporary differences comprising PP&L net deferred income tax liability were as follows (millions of dollars):

                                                                 1998    1997
                                                                ------  ------
Deferred tax assets
  Deferred investment tax credits.............................. $   59  $   82
  Non-utility generation contracts over market price &
   buybacks....................................................    389
  Accrued pension costs........................................     99      77
  Contribution in aid of construction..........................     22      19
  Other........................................................    159      45
  Valuation allowance..........................................     (4)     (4)
                                                                ------  ------
                                                                   724     219
                                                                ======  ======
Deferred tax liabilities
  Electric utility plant--net..................................    719   1,755
  Restructuring--CTC...........................................  1,169
  Taxes recoverable through Future rates.......................    100     377
  Reacquired debt costs........................................     13      43
  Other........................................................     66      44
                                                                ------  ------
                                                                 2,067   2,219
                                                                ------  ------
Net deferred tax liability..................................... $1,343  $2,000
                                                                ======  ======

  Details of the components of income tax expense, a reconciliation of federal income taxes derived from statutory tax rates applied to income from continuing operations for accounting purposes, and details of taxes, other than income are as follows (millions of dollars):

                                                              1998  1997  1996
                                                              ----  ----  ----
Income Tax Expense
Provision--Federal........................................... $198  $170  $191
           State.............................................   64    58    65
                                                              ----  ----  ----
                                                               262   228   256
                                                              ====  ====  ====
Deferred--Federal............................................   18    20     3
          State..............................................    3     9     6
                                                              ----  ----  ----
                                                                21    29     9
                                                              ====  ====  ====
Investment tax credit, net--Federal..........................  (10)  (10)  (10)
                                                              ----  ----  ----
                                                               273   247   255
                                                              ====  ====  ====
Total income tax Expense--Federal............................  206   180   184
                          State..............................   67    67    71
                                                              ----  ----  ----
                                                              $273  $247  $255
                                                              ====  ====  ====
Reconciliation of Income Tax Expense
Indicated federal income tax on pre-tax income before
 extraordinary item at statutory tax rate--35%............... $230  $209  $214
Increase (decrease) due to:
  State income taxes.........................................   43    40    44
  Flow through of depreciation differences not previously
   normalized................................................    9    22    20
  Amortization of investment tax credit......................  (10)  (10)  (10)
  Research & experimentation income tax credits..............   (1)   (1)   (5)
  Other......................................................    2   (13)   (8)
                                                              ----  ----  ----
                                                                43    38    41
                                                              ----  ----  ----
Total income tax expense..................................... $273  $247  $255
                                                              ====  ====  ====
Effective income tax rate.................................... 40.0% 41.5% 41.7%
Taxes, Other Than Income
  State gross receipts....................................... $104  $104  $105
  State utility realty.......................................   41    46    44
  State capital stock........................................   17    34    34
  Social security and other..................................   23    20    20
                                                              ----  ----  ----
                                                              $185  $204  $203
                                                              ====  ====  ====

6. Nuclear Decommissioning Costs

  PP&L's most recent estimate of the cost to decommission the Susquehanna station was completed in 1993 and was a site-specific study, based on immediate dismantlement and decommissioning of each unit following final shutdown. The study indicates that PP&L's 90% share of the total estimated cost of decommissioning the Susquehanna station is approximately $724 million in 1993 dollars. The estimated cost includes decommissioning the radiological portions of the station and the cost of removal of nonradiological structures and materials. The operating licenses for Units 1 and 2 expire in 2022 and 2024, respectively.

  Decommissioning costs have been historically charged to operating expense and have been based upon amounts included in customer rates. Beginning in 1998, decommissioning costs have been reclassified as a component of depreciation expense. Decommissioning charges were $12 million in each of the last three years. Beginning in January 1999, in accordance with the PUC's Restructuring Decision, decommissioning costs will be recovered from customers through the CTC over the 11 year life of the CTC rather than the remaining life of Susquehanna. The recovery will include a return on unamortized decommissioning costs.

  Amounts collected from customers for decommissioning, less applicable taxes, are deposited in external trust funds for investment and can be used only for future decommissioning costs. The market value of securities held and accrued income in the trust funds at December 31, 1998 and 1997 aggregated approximately $206 million and $163 million, respectively. The trust funds experienced, on a fair market value basis, a $31 million net gain in 1998, which includes net unrealized appreciation of $26 million, and a net gain in 1997 of $24 million, which includes net unrealized appreciation of $18 million. The trust fund activity is reflected in the nuclear plant decommissioning trust fund and in other noncurrent liabilities on the Consolidated Balance Sheet. Accrued nuclear decommissioning costs were $209 million and $166 million at December 31, 1998 and 1997, respectively.

  The FASB issued an exposure draft on the accounting for liabilities related to closure and removal of long-lived assets, including decommissioning of nuclear power plants. As a result, current industry accounting practices for decommissioning may change, including the possibility that the estimated cost for decommissioning could be recorded as a liability at the present value of the estimated future cash outflows that will be required to satisfy those obligations. Due to the FASB's recognition that these issues intertwine with other unresolved accounting issues, the FASB has not yet determined when it will issue another exposure draft or a final statement.

7. Financial Instruments

  The carrying amount shown on the Consolidated Balance Sheet and the estimated fair value of PP&L's financial instruments are as follows (millions of dollars):

                                                 December 31,    December 31,
                                                     1998            1997
                                                --------------- ---------------
                                                Carrying  Fair  Carrying  Fair
                                                 Amount  Value   Amount  Value
                                                -------- ------ -------- ------
Assets
Nuclear plant decommissioning trust fund (a)...  $  206  $  206  $  163  $  163
Financial investments (a)......................       1       1      58      62
Other investments..............................      12      12      13      13
Cash and cash equivalents......................      31      31      15      15
Other financial instruments included in other
 current assets................................       5       5       3       3
Liabilities
Preferred stock with sinking fund requirements
 (b)...........................................     295     312     295     308
Company-obligated mandatorily redeemable
 preferred securities of subsidiary trusts
 holding solely company debentures (b).........     250     259     250     256
Long-term debt (b).............................   2,569   2,761   2,633   2,793
Commercial paper and bank loans................      80      80      45      45

-------
(a) The carrying value of these financial instruments generally is based on established market prices and approximates fair value.
(b) The fair value generally is based on quoted market prices for the securities where available and estimates based on current rates offered to PP&L where quoted market prices are not available.

8. Credit Arrangements & Financing Activities

  PP&L issues commercial paper and, from time to time, borrows from banks to provide short-term funds for PP&L's general corporate purposes. Bank borrowings generally bear interest at rates negotiated at the time of the borrowing. At December 31, 1998, PP&L had $80 million of commercial paper outstanding.

  The weighted average interest rate on short-term borrowings was 6.1% and 6.6% at December 31, 1998 and 1997, respectively, for PP&L.

  In order to ensure liquidity, PP&L and PP&L Capital Funding, whose purpose is to provide debt financing for PP&L Resources and its subsidiaries other than PP&L, share a joint facility with a group of banks. This joint facility is comprised of a 364-day revolving credit agreement and a five-year revolving credit agreement. In March 1998, the existing 364-day revolving credit agreement was increased from $150 million to $350 million. This increase, when added to the $300 million five-year revolving credit agreement, brought to $650 million the total amount of revolving credit available to PP&L and PP&L Capital Funding under the joint agreement. In November 1998, PP&L, PP&L Capital Funding and PP&L Resources replaced the existing 364-day facility with an amended and restated 364-day revolving credit agreement terminating in November 1999. The five-year revolving credit agreement expires in 2002. As of December 31, 1998, no borrowings were outstanding under any revolving credit agreements.

  In April 1998, PP&L retired $150 million principal amount of First Mortgage Bonds, 5 1/2% Series that matured at that time.

  In May 1998, PP&L issued $200 million First Mortgage Bonds, 6 1/8% Reset Put Securities Series due 2006. In connection with this issuance, PP&L assigned to a third party the option to call the bonds from the holders on May 1, 2001. These bonds will mature on May 1, 2006, but will be required to be surrendered by the existing holders on May 1, 2001 either through the exercise of the call option by the callholder or, if such option is not exercised, through the automatic exercise of a mandatory put by the trustee on behalf of the bondholders. If the call option is exercised, the bonds will be remarketed and the interest rate will be reset for the remainder of their term to the maturity date. If the call option is not exercised, the mandatory put will be exercised and PP&L will be required to repurchase the bonds at 100% of their principal amount on May 1, 2001. Proceeds from the sale of the bonds were used by PP&L to retire $116 million of its unsecured term loans and to reduce its outstanding commercial paper balances.

  PP&L leases its nuclear fuel from a trust. The maximum financing capacity of the trust under existing credit arrangements is $200 million. As of December 31, 1998, the trust had issued $188 million of commercial paper to support nuclear fuel purchases.

  Under the PUC restructuring order of August 27, 1998, PP&L is permitted to issue transition bonds to securitize up to $2.85 billion of its stranded costs. PP&L is planning to pursue such securitization later in 1999. The proceeds are expected to be used by PP&L to retire outstanding debt and to repurchase common stock from PP&L Resources.

9. Pension Plan and Other Postretirement and Postemployment Benefits

Pension Plan

  PP&L has a funded, noncontributory defined benefit pension plan covering substantially all employees. Benefits are based upon a participant's earnings and length of participation in the plan, subject to meeting certain minimum requirements.

  PP&L has an unfunded, supplemental retirement plan for certain management employees. Benefit payments pursuant to this supplemental plan are made directly by PP&L. PP&L recently terminated a similar nonqualified retirement plan for the benefit of its directors. At December 31, 1998, the projected benefit obligation of these supplemental plans was approximately $29 million.

  The components of PP&L's net periodic pension cost for the three plans were (millions of dollars):

                                                               1998  1997  1996
                                                               ----  ----  ----
Service cost-benefits earned during the period................ $ 35  $ 32  $ 32
Interest cost.................................................   67    64    61
Expected return on plan assets................................  (86)  (77)  (71)
Net amortization and deferral.................................  (13)  (11)   (7)
                                                               ----  ----  ----
Net periodic pension cost..................................... $  3  $  8  $ 15
                                                               ====  ====  ====

  The net periodic pension cost charged to operating expenses was $2 million in 1998, $5 million in 1997 and $9 million in 1996. The balance was charged to construction and other accounts. The funded status of PP&L's Plan at December 31 was (millions of dollars):

                                                                  1998    1997
                                                                 ------  ------
Change in Plan Assets:
  Fair value of plan assets at beginning of year...............  $1,396  $1,187
  Actual return on plan assets.................................     240     254
  Actual expense paid..........................................      (3)     (3)
  Net benefits paid............................................     (42)    (42)
                                                                 ------  ------
  Fair value of plan at end of year............................   1,591   1,396
                                                                 ------  ------
Change in Benefit Obligation
  Net benefit obligation at beginning of year..................     962     887
  Service cost.................................................      35      32
  Interest cost................................................      66      63
  Plan amendments..............................................      66
  Actuarial loss...............................................      70      25
  Special termination benefits.................................       9
  Actual expense paid..........................................      (3)     (3)
  Net benefits paid............................................     (42)    (42)
                                                                 ------  ------
Net benefit obligation at end of year..........................   1,163     962
                                                                 ------  ------
Plan assets in excess of projected benefit obligation..........     428     434
Unrecognized transition assets (being amortized over 23 years).     (50)    (54)
Unrecognized prior service cost................................     115      52
Unrecognized net gain..........................................    (707)   (636)
                                                                 ------  ------
Accrued expense................................................  $ (214) $ (204)
                                                                 ======  ======

  The weighted average discount rate used in determining the actuarial present value of projected benefit obligations was 6.25% and 6.75% on December 31, 1998 and 1997, respectively. The rate of increase in future compensation used in determining the actuarial present value of projected benefit obligations was 5.0% on December 31, 1998 and 1997. The assumed long-term rates of return on assets used in determining pension cost in 1998 and 1997 was 8.0%. Plan assets consist primarily of common stocks, government and corporate bonds and temporary cash investments.

  PP&L's subsidiaries formerly engaged in coal mining have a noncontributory defined benefit pension plan covering substantially all non-bargaining unit, full-time employees, which is fully funded and in a separate account managed by an insurance company. This plan was amended to freeze benefit accruals and benefit increases effective June 1996. In addition, the companies are liable under federal and state laws to pay black lung benefits to claimants and dependents with respect to approved claims, and are members of a trust which was established to facilitate payment of such liabilities. Such costs were not material in 1998, 1997 and 1996.

Postretirement Benefits Other Than Pensions

  Substantially all employees of PP&L and its subsidiaries will become eligible for certain health care and life insurance benefits upon retirement. PP&L sponsors four health and welfare benefit plans that cover substantially all management and bargaining unit employees upon retirement. One plan provides for retiree health care benefits to certain management employees, another plan provides retiree health care benefits to bargaining unit employees, a third plan provides retiree life insurance benefits to certain management employees up to a specified amount and a fourth plan provides retiree life insurance benefits to bargaining unit employees.

  Dollar limits have been established for the amount PP&L will contribute annually toward the cost of retiree health care for employees retiring after March 1993.

  The PUC Decision in 1995 permitted recovery of the PUC-jurisdictional amount of retiree health care costs resulting from the adoption of SFAS 106. The PUC Decision permitted PP&L to recover, over a period of about 17 years, the amount of SFAS 106 costs deferred. In June 1998, the generation-related portion of these costs were written off as part of the PUC restructuring proceeding and the FERC settlement with 16 small utilities.

  In December 1993, PP&L established a separate VEBA for each of the four health and welfare benefit plans for retirees. After making initial contributions, additional funding of the trusts was deferred pending resolution of PP&L's ability to recover the costs of the plans in rates. Continued funding of these trusts was subject to the resolution of the OCA appeal of the PUC Decision. In 1997, the Pennsylvania Supreme Court ruled that the Commonwealth Court's decision to uphold the PUC Decision was final. In 1998, PP&L contributed an additional $25 million to these VEBAs.

  The following table sets forth the plans' combined funded status reconciled with the amount shown on PP&L's Consolidated Balance Sheet as of December 31 (millions of dollars):

                                                                  1998   1997
                                                                  -----  -----
Change in Benefit Obligation:
  Net benefit obligation at beginning of year.................... $ 237  $ 249
  Service cost...................................................     4      4
  Interest cost..................................................    16     17
  Plan amendments................................................    10
  Actuarial (gain) loss..........................................    42    (22)
  Net benefits paid..............................................   (13)   (11)
                                                                  -----  -----
  Net benefit obligation at end of year..........................   296    237
                                                                  -----  -----
Change in Plan Assets:
  Fair value of plan assets at beginning of year.................    64     31
  Actual return on plan assets...................................    13      2
  Employer contributions.........................................    37     42
  Net benefits paid..............................................   (13)   (11)
                                                                  -----  -----
Fair value of plan assets at end of year.........................   101     64
                                                                  -----  -----
Accumulated postretirement benefit obligation in excess of plan
 assets..........................................................   195    173
Unrecognized prior service costs.................................   (14)    (4)
Unrecognized net loss............................................   (44)   (11)
Unrecognized transition obligation (being amortized over 20
 years)..........................................................  (122)  (131)
                                                                  -----  -----
Accrued postretirement benefit cost.............................. $  15  $  27
                                                                  =====  =====

  The net periodic postretirement benefit cost included the following components (millions of dollars):

                                                                  1998  1997  1996
                                                                  ----  ----  ----
Service cost--benefits attributed to service during the period... $ 4   $ 4   $ 4
  Interest cost on accumulated postretirement benefit obligation.  16    17    15
Actual return on plan assets.....................................  (4)   (2)   (1)
Net amortization and deferral....................................   9    10     9
                                                                  ---   ---   ---
Net periodic postretirement benefit cost......................... $25   $29   $27
                                                                  ===   ===   ===

  Retiree health and benefits costs charged to operating expenses were approximately $19 million in 1998, $23 million in 1997, and $20 million in 1996. Costs in excess of the amount charged to expense were charged to construction and other accounts.

  For measurement purposes, an 7.75% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999; the rate was assumed to decrease gradually to 6% by 2006 and remain at that level thereafter. Increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998, by about $13 million and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by about $1 million.

  In determining the accumulated postretirement benefit obligation, the weighted average discount rate used was 6.25% and 6.75% on December 31, 1998 and 1997, respectively. The trusts that are holding the plan assets, except for retiree health care benefits to certain management employees, are tax-exempt. The expected long-term rate of return on plan assets for the tax-exempt trusts was 6.35% and 6.5% on December 31, 1998 and 1997, respectively.

  PP&L and its subsidiaries formerly engaged in coal mining accrued an additional liability for the cost of health care of retired miners previously employed by them. The liability, based on the present value of future benefits, was estimated at $50 million and $51 million as of December 1998 and 1997, respectively. In December 1997, PP&L contributed $25 million to a VEBA to partially fund these health care costs. There were no funding contributions made in 1998.

Postemployment Benefits

  PP&L provides health and life insurance benefits to disabled employees and income benefits to eligible spouses of deceased employees. Postemployment benefits charged to operating expenses were not material.

10. Jointly Owned Facilities

  At December 31, 1998, PP&L or its subsidiary owned undivided interests in the following facilities (millions of dollars):

                                             Generating Stations        Merrill
                                        ------------------------------   Creek
                                        Susquehanna Keystone Conemaugh Reservoir
                                        ----------- -------- --------- ---------
Ownership interest.....................    90.00%    12.34%    11.39%    8.37%
Electric utility plant in service......   $4,085     $  68     $ 103
Other property.........................                                  $ 22
Accumulated depreciation...............    3,388        39        45       10
Construction work in progress..........       53                   1

  Each participant in these facilities provides its own financing. PP&L receives a portion of the total output of the generating stations equal to its percentage ownership. PP&L's share of fuel and other operating costs associated with the stations is reflected on the PP&L Consolidated Statement of Income. The Merrill Creek Reservoir provides water during periods of low river flow to replace water from the Delaware River used by PP&L and other utilities in the production of electricity.

11. Commitments and Contingent Liabilities

Construction Expenditures

  PP&L's construction expenditures for the period 1999-2003 are estimated to aggregate $1.8 billion, including AFUDC and capitalized interest. For discussion pertaining to construction expenditures, see Review of Financial Condition and Results of Operations under the caption "Financial Condition-- Capital Expenditure Requirements."

Nuclear Insurance

  PP&L is a member of certain insurance programs which provide coverage for property damage to members' nuclear generating stations. Facilities at the Susquehanna station are insured against property damage losses up to $2.75 billion under these programs. PP&L is also a member of an insurance program which provides insurance coverage for the cost of replacement power during prolonged outages of nuclear units caused by certain specified conditions. Under the property and replacement power insurance programs, PP&L could be assessed retroactive premiums in the event of the insurers' adverse loss experience. At December 31, 1998, the maximum amount PP&L could be assessed under these programs was about $25 million.

  PP&L's public liability for claims resulting from a nuclear incident at the Susquehanna station is limited to about $9.7 billion under provisions of The Price Anderson Amendments Act of 1988. PP&L is protected against this liability by a combination of commercial insurance and an industry assessment program. In the event of a nuclear incident at any of the reactors covered by The Price Anderson Amendments Act of 1988, PP&L could be assessed up to $168 million per incident, payable at a rate of $20 million per year, plus an additional 5% surcharge, if applicable.

Environmental Matters

Air

  The Clean Air Act deals, in part, with acid rain, attainment of federal ambient ozone standards and toxic air emissions. PP&L has complied with the 1995 Phase I acid rain provisions by installing continuous emission monitors on all units, burning lower sulfur coal and installing low NOx burners on most units. To comply with the year 2000 Phase II acid rain provisions, PP&L plans to purchase lower sulfur coal and use banked or purchased emission allowances instead of installing FGD on its wholly owned units.

  PP&L has met the 1995 ambient ozone requirements of the Clean Air Act by reducing NOx emissions by nearly 50% through the use of low NOx burners. Further seasonal (i.e., 5 month) NOx reductions to 55% and 75% of 1990 levels for 1999 and 2003, respectively, are specified under the Northeast Ozone Transport Region's Memorandum of Understanding. The DEP has finalized regulations which require PP&L to reduce its ozone seasonal NOx by 57% beginning in 1999. PP&L plans to comply with this reduction with operational initiatives that rely, to a large extent, on the existing low NOx burners.

  The EPA has finalized new national standards for ambient levels of ground-level ozone and fine particulates. Based in part on the new ozone standard, the EPA has finalized NOx emission limits for 22 states, including Pennsylvania, which in effect require approximately an 80% reduction from the 1990 level in Pennsylvania by May 2003; the state is required by September 1999 to develop plans for implementing this reduction. Pursuant to Section 126 of the Clean Air Act, several Northeast states have petitioned the EPA to find that major sources of NOx emissions, including PP&L's power plants, are significantly contributing to non-attainment in those states. The EPA has proposed to find such contribution and require emissions reductions at those sources if the states in which those sources are located fail to develop plans by September 1999 to implement the proposed 2003 limits. PP&L estimates that compliance with these emissions reduction requirements could require installation of NOx emissions removal systems on PP&L's three largest coal-fired units, at a capital cost of approximately $35 million per unit. The new particulates standard may require further reductions in SO/2/ and may expand the planned seasonal NOx reductions to year round in the 2010-2012 timeframe.

  Under the Clean Air Act, the EPA has been studying the health effects of hazardous air emissions from power plants and other sources, in order to determine whether those emissions should be regulated. Recently, the EPA released a technical report of its findings to date. The EPA concluded that mercury is the power plant air toxic of greatest concern, but that more evaluation is needed before it can determine whether regulation of air toxics from fossil fuel plants is necessary. EPA is now seeking mercury and chlorine sampling and other data from electric generating units including PP&L's. In addition, the EPA has announced a new enforcement initiative against older coal-fired plants. Several of PP&L's coal-fired plants could fall into this category. These EPA initiatives could result in compliance costs for PP&L in amounts which are not now determinable but which could be material.

  Expenditures to meet the 2000 acid rain and 1999 NOx reduction requirements are included in the table of projected construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. PP&L currently estimates that additional capital expenditures and operating costs for environmental compliance under the Clean Air Act will be incurred beyond 2002 in amounts which are not now determinable but which could be material.

Water and Residual Waste

  PP&L has installed dry fly ash handling systems at most of its power stations, which reduces waste water discharge. In other cases, PP&L has modified the existing facilities to allow continued operation of the ash basins under a DEP permit. Any groundwater contamination caused by the basins must also be addressed.

  Groundwater degradation related to fuel oil leakage from underground facilities and seepage from coal refuse disposal areas and coal storage piles has been identified at several PP&L generating stations. Remedial work related to oil leakage is substantially completed at two generating stations. At this time, the only other remedial work being planned is to abate a localized groundwater degradation problem associated with a waste disposal impoundment at the Montour plant.

  The final NPDES permit for the Montour plant contains stringent limits for iron and chlorine discharges. Depending on the results of a toxic reduction study, additional water treatment facilities or operational changes may be needed at this plant.

  Capital expenditures through the year 2003 to correct groundwater degradation at fossil-fueled generating stations, and to address waste water control at PP&L facilities are included in the table of construction expenditures in the section entitled "Financial Condition--Capital Expenditure Requirements" in the Review of the Financial Condition and Results of Operations. In this regard, PP&L currently estimates that $5.5 million of additional capital expenditures may be required in the next four years to close some of the ash basins and address other ash basin issues at various generating plants. Additional capital expenditures could be required beyond the year 2003 in amounts which are not now determinable but which could be material. Actions taken to correct groundwater degradation, to comply with the DEP's regulations and to address waste water control are also expected to result in increased operating costs in amounts which are not now determinable but which could be material.

Superfund and Other Remediation

  In 1995, PP&L entered into a consent order with the DEP to address a number of sites where PP&L may be liable for remediation of contamination. This may include potential PCB contamination at certain PP&L substations and pole sites; potential contamination at a number of coal gas manufacturing facilities formerly owned and operated by PP&L; and oil or other contamination which may exist at some of PP&L's former generating facilities. As of December 31, 1998, PP&L has completed work on slightly more than half of the sites included in the consent order.

  At December 31, 1998, PP&L had accrued approximately $6 million, representing the amount PP&L can reasonably estimate it will have to spend to remediate sites involving the removal of hazardous or toxic substances, including those covered by the consent order mentioned above. Future cleanup or remediation work at sites currently under review, or at sites not currently identified, may result in material additional operating costs which PP&L cannot estimate at this time. In addition, certain federal and state statutes, including Superfund and the Pennsylvania Hazardous Sites Cleanup Act, empower certain governmental agencies, such as the EPA and the DEP, to seek compensation from the responsible parties for the lost value of damaged natural resources. The EPA and the DEP may file such compensation claims against the parties, including PP&L, held responsible for cleanup of such sites. Such natural resource damage claims against PP&L could result in material additional liabilities.

General

  Due to the environmental issues discussed above or other environmental matters, PP&L may be required to modify, replace or cease operating certain facilities to comply with statutes, regulations and actions by regulatory bodies or courts. In this regard, PP&L also may incur capital expenditures, operating expenses and other costs in amounts which are not now determinable but which could be material.

Loan Guarantees of Affiliated Companies

  At December 31, 1998, PP&L provided a guarantee in the amount of $12 million in support of one of its subsidiaries.

Source of Labor Supply

  As of December 31, 1998, PP&L had 6,344 full-time employees. Approximately 65 percent of these full-time employees are represented by the IBEW. PP&L reached a new labor agreement with the IBEW in 1998. This agreement expires in May 2002.

12. New Accounting Standards

  In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for fiscal years beginning after December 15, 1997. The adoption of this statement did not have a material impact on PP&L's financial statements.

  In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 also expanded the definition of a derivative to include most commodity contracts that require physical delivery. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. PP&L and its subsidiaries intend to adopt this statement as of January 1, 2000. The impact of the adoption of this statement on the net income of PP&L is not yet determinable but may be material.

  In November 1998, the EITF reached a consensus on EITF Issue 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." For purposes of Issue 98-10, energy trading activities refer to energy contracts entered into with the objective of generating profits on or from exposure to shifts or changes in market prices, and risk management activities refer to energy contracts that are designated as, and effective as, hedges of nontrading activities. Effective January 1, 1999, EITF Issue 98-10 requires that companies "mark to market" (that is, record the fair value of the contracts on the balance sheet, with gains and losses reflected in earnings) energy contracts that constitute energy trading activities. Energy contracts that are hedges of nontrading activities should continue to be accounted for in accordance with a company's existing hedge accounting policies. PP&L will continue, until the adoption of SFAS 133, to use accrual accounting for contracts that are hedges of nontrading activities. PP&L adopted EITF 98-10 on January 1, 1999 and expects to recognize an after-tax credit to income of approximately $6.0 million, as an offset to energy purchases.

SELECTED FINANCIAL AND OPERATING DATA
PP&L, Inc.

                                   1998 (a) 1997 (a)  1996  1995 (a) 1994 (a)
                                   -------- -------- ------ -------- --------
Income Items--millions
Operating revenues...............   $3,643   $3,049  $2,911  $2,752   $2,725
Operating income (f).............      801      790     809     836      719
Earnings (Loss) available to PP&L
 Resources, Inc..................     (587)     308     329     324      215 (d)
Balance Sheet Items--millions (b)
Property, plant and equipment,
 net.............................    4,331    6,820   6,960   6,970    7,195
Recoverable transition costs.....    2,819
Total assets.....................    8,838    9,472   9,405   9,424    9,321
Long-term debt...................    2,569    2,633   2,832   2,859    2,941
Company-obligated mandatorily
 redeemable preferred securities
 of subsidiary trusts holding
 solely company debentures.......      250      250
Preferred stock
  With sinking fund requirements.      295      295     295     295      295
  Without sinking fund
   requirements..................      171      171     171     171      171
Common equity....................    1,730    2,612   2,617   2,528    2,404
Short-term debt..................       80       45      10      89       74
Total capital provided by
 investors.......................    5,095    6,006   5,925   5,942    5,885
Capital lease obligations........      168      171     247     220      225
Financial Ratios
Return on average common equity--
 % (e)...........................    13.61    11.75   12.95   13.10     8.83
Embedded cost rates (b)
  Long-term debt--%..............     7.56     7.91    7.89    7.95     8.07
  Preferred stock--%.............     6.09     6.90    6.09    6.09     6.07
  Preferred securities (pre-
   tax)--%.......................     8.43     8.43
Times interest earned before
 income taxes (e)................     4.22     3.67    3.62    3.58     2.73
Ratio of earnings to fixed
 charges--total enterprise basis
 (c).............................     3.93     3.47    3.50    3.48     2.70
Ratio of earnings to fixed
 charges and dividends on
 preferred stock--total
 enterprise basis (c)............     3.04     2.77    2.93    2.92     2.26
Revenue Data
Average price per kWh billed for
 service area sales--cents.......     7.26     7.36    7.38    7.21     7.24
Sales Data
Customers (thousands)(b).........    1,257    1,247   1,236   1,226    1,213
Electric energy sales delivered--
 millions of kWh
  Residential....................   11,156   11,434  11,849  11,300   11,444
  Commercial.....................   10,597   10,309  10,288   9,948    9,715
  Industrial.....................   10,220   10,078  10,016   9,845    9,536
  Other..........................      164      143     154     188      236
                                    ------   ------  ------  ------   ------
    Service area sales...........   32,137   31,964  32,307  31,281   30,931
    Wholesale energy sales.......   36,706   21,454  14,341  11,424   10,848
                                    ------   ------  ------  ------   ------
    Total electric energy sales
     delivered...................   68,843   53,418  46,648  42,705   41,779
                                    ------   ------  ------  ------   ------
Number of Full-Time Employees
 (b).............................    6,344    6,343   6,428   6,661    7,431

-------
(a) Earnings for 1998, 1997, 1995 and 1994 were affected by several one-time adjustments. Results for 1998 also include the impact of extraordinary items. This affected earnings available to PP&L and certain items in Financial Ratios. See Financial Note 3.
(b) At year-end.
(c) Computed using earnings and fixed charges of PP&L and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals. (Extraordinary items excluded from 1998 calculations.)
(d) Results for 1994 restated to reflect formation of the holding company.
(e) Results for 1998 based on earnings excluding extraordinary items.
(f) Operating income of 1997 and earlier years restated to conform to the current presentation.

Note: See Results of Operations--"Financial Indicators" for selected ratios for 1996, 1997 and 1998 based on fully-adjusted earnings.

EXECUTIVE OFFICERS OF PP&L, INC.

  Officers of PP&L are elected annually by the Board of Directors to serve at the pleasure of the Board. There are no family relationships among any of the executive officers, or any arrangement or understanding between any executive officer and any other person pursuant to which the officer was selected.

  There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past five years.

  Listed below are the executive officers of PP&L as of December 31, 1998:

                                                                                         Effective Date of
                                                                                            Election to
          Name           Age                          Position                           Present Position
          ----           ---                          --------                           -----------------
William F. Hecht........  55 Chairman, President and Chief Executive Officer             January 1, 1993
Frank A. Long...........  58 Executive Vice President and Chief Operating Officer        January 1, 1993
Robert G. Byram.........  53 Senior Vice President--Generation and Chief Nuclear Officer April 1, 1997
John R. Biggar..........  54 Senior Vice President and Chief Financial Officer           November 1, 1998
Robert J. Grey..........  48 Senior Vice President, General Counsel and Secretary        March 1, 1996
Terry H. Hunt...........  50 Senior Vice President--Strategic Planning                   October 1, 1998
Joseph J. McCabe........  48 Vice President and Controller                               August 1, 1995

  Each of the above officers, with the exception of Messrs. Grey, Hunt, and McCabe, has been employed by PP&L for more than five years as of December 31, 1998. Mr. McCabe joined PP&L in May 1994 and was previously a partner of Deloitte & Touche LLP. Mr. Grey joined PP&L in March 1995. He had been General Counsel of Long Island Lighting Company since 1992. Mr. Hunt joined PP&L in October 1998. He is also the President and CEO of Penn Fuel Gas and its subsidiaries.

  Prior to their election to the positions shown above, the following executive officers held other positions within PP&L since January 1, 1994: Mr. Byram was Senior Vice President--Nuclear; Mr. Biggar was Vice President-- Finance, Vice President--Finance and Treasurer and Senior Vice President-- Financial; Mr. Grey was Vice President, General Counsel and Secretary; and Mr. McCabe was Controller.

SHAREOWNER AND INVESTOR INFORMATION

  Annual Meetings: The annual meeting of shareowners is held each year on the fourth Friday of April. The 1999 annual meeting will be held on Friday, April 23, 1999, at Lehigh University's Stabler Arena, at the Goodman Campus Complex located in Lower Saucon Township, outside Bethlehem, PA.

  Proxy Material: A proxy statement and notice of PP&L's annual meeting are mailed to all shareowners of record as of February 26, 1999.

  Dividends: The 1999 dates for consideration of the declaration of dividends on PP&L preferred stock by the board of directors or its finance committee are February 26, May 28, August 27 and November 19. Subject to the declaration, dividends are paid on the first day of April, July, October and January. Dividend checks are mailed in advance of those dates with the intention that they arrive as close as possible to the payment dates. The 1999 record dates for dividends are expected to be the 10th day of March, June, September and December.

  Direct Deposit of Dividends: Shareowners may choose to have their dividend checks deposited directly into their checking or savings account. Quarterly dividend payments are electronically credited on the dividend date, or the first business day thereafter.

  Dividend Reinvestment Plan: Shareowners may choose to have dividends on their PP&L preferred stock reinvested in PP&L Resources common stock instead of receiving the dividend by check.

  Certificate Safekeeping: Shareowners participating in the Dividend Reinvestment Plan may choose to have their common stock certificates forwarded to PP&L for safekeeping.

  Lost Dividend or Interest Checks: Dividend or interest checks lost by investors, or those that may be lost in the mail, will be replaced if the check has not been located by the 10th business day following the payment date.

  Transfer of Stock or Bonds: Stock or bonds may be transferred from one name to another or to a new account in the name of another person. Please contact Investor Services regarding transfer instructions.

  Bondholder Information: Much of the information and many of the procedures detailed here for shareowners also apply to bondholders. Questions related to bondholder accounts should be directed to Investor Services.

  Lost Stock or Bond Certificates: Please contact Investor Services for an explanation of the procedure to replace lost stock or bond certificates.

  Shareowner News: An easy-to-read newsletter containing current items of interest to shareowners--published and mailed at the beginning of each quarter.

  Periodic Mailings: Letters regarding new investor programs, special items of interest, or other pertinent information are mailed on a non-scheduled basis as necessary.

  Duplicate Mailings: The PP&L Resources summary annual report and other investor publications are mailed to each investor account. If you have more than one account, or if there is more than one investor in your household, you may contact Investor Services to request that only one publication be delivered to your address. Please provide account numbers for all duplicate mailings.

  Shareowner Information Line: Shareowners can get detailed corporate and financial information 24 hours a day using the Shareowner Information Line. They can hear timely recorded messages about earnings, dividends and other company news releases; request information by fax; and request printed materials in the mail.

  The toll-free Shareowner Information Line is 1-800-345-3085.

  Other PP&L publications, such as the annual and quarterly reports to the Securities and Exchange Commission (Forms 10-K and 10-Q) will be mailed upon request.

  Another part of this service is an enhanced Internet home page
(www.pplresources.com). Shareowners can access PP&L's Securities and Exchange Commission filings, stock quotes and historical performance. Visitors to our website can provide their E-mail address and indicate their desire to receive future earnings or news releases automatically.

  Investor Services: For any questions you have or additional information you require about PP&L and its subsidiaries, please call the Shareowner Information Line, or write to:

    George I. Kline
    Manager-Investor Services
    PP&L Resources, Inc.
    Two North Ninth Street
    Allentown, PA 18101

  Internet Access: For updated information throughout the year, check out our home page at http://www.pplresources.com. You may also contact Investor Services via E-mail at invserv@papl.com.

Listed Securities:                    Fiscal Agents:
New York Stock Exchange               Stock Transfer Agents and
PP&L Resources, Inc.:                 Registrars
Common Stock (Code: PPL)               Norwest Bank Minnesota, N.A.

PP&L, Inc.:                            Shareowner Services
4 1/2% Preferred Stock                 161 North Concord Exchange
(Code: PPLPRB)                         South St. Paul, MN 55075
4.40% Series Preferred Stock           PP&L, Inc.
(Code: PPLPRA)                         Investor Services Department


                                      Dividend Disbursing Office and
PP&L Capital Trust:                   Dividend Reinvestment Plan Agent
8.20% Preferred Securities             PP&L, Inc.
(Code: PPLPRC)
                                       Investor Services Department

PP&L Capital Trust II:                Mortgage Bond Trustee
8.10% Preferred Securities             Bankers Trust Co.
(Code: PPLPRD)                         Attn: Security Transfer Unit

Philadelphia Stock Exchange            P.O. Box 291569
                                       Nashville, TN 37229
PP&L Resources, Inc.:
Common Stock                          Bond Interest Paying Agent
                                       PP&L, Inc.
PP&L, Inc.                             Investor Services Department
4 1/2% Preferred Stock
3.35% Series Preferred Stock
4.40% Series Preferred Stock
4.60% Series Preferred Stock

QUARTERLY FINANCIAL DATA (Unaudited)
PP&L, Inc. and Subsidiaries
(Millions of Dollars)

                                                  For the Quarters Ended (a)
                                               ---------------------------------
                                               March 31 June 30 Sept. 30 Dec. 31
                                               -------- ------- -------- -------
1998
Operating revenues............................   $861    $818    $1,131   $833
Operating income..............................    231     143       259    168
Net income before extraordinary items.........    109      63       137    100
Net income....................................    109    (885)      137    100
Earnings available to PP&L Resources..........     97    (897)      125     88
1997
Operating revenues............................   $785    $686    $  778   $800
Operating income..............................    258     163       191    178
Net income before extraordinary items.........    120      70        81     77
Net income....................................    120      70        81     77
Earnings available to PP&L Resources..........    113      61        69     65

-------
(a) PP&L's electric utility business is seasonal in nature with peak sales periods generally occurring in the winter months. Accordingly, comparisons among quarters of a year may not be indicative of overall trends and changes in operations. In addition, PP&L's second quarter results of 1998 include an after-tax charge of $948 million. See Note 3.

  For any questions you may have or additional information you may require about your account, change in stock ownership, dividend payments and the reinvestment of dividends, please call the Shareowner Information Line, or write to:

                             George Kline, Manager
                         Investor Services Department
                                  PP&L, Inc.
                  Two North Ninth Street, Allentown, PA 18101

                   Shareowner Information Line: 800-345-3085

  PP&L and PP&L Resources file a joint Form 10-K Report and Form 10-Q Report with the Securities and Exchange Commission. The Form 10-K Report for 1998 and the Form 10-Q Report for the quarter ending March 31, 1999 are available without charge by writing to the Investor Services Department at the address printed above, or by calling the toll-free number.

                                ---------------


                                   IMPORTANT

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

  IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE
                                    CONTACT
             THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

                          INNISFREE M&A INCORPORATED

                           TOLL-FREE: (888) 750-5834


                                ---------------

          For the latest information on PP&L Resources or PP&L, Inc., visit our location on the Internet at
                         http:// www.pplresources.com

Admission Ticket
PP&L, Inc. Annual Meeting of Shareowners
1:30 p.m., April 23, 1999                               [PP&L logo appears here]
Lehigh University's Stabler Arena
Bethlehem, Pennsylvania



                                                                  March 12, 1999
                Shareowner's mailing info here



Dear Shareowner:

        It is a pleasure to invite you to attend the 1999 Annual Meeting of Shareowners, which will be held at 1:30 p.m. on Friday, April 23, 1999, at Lehigh University's Stabler Arena, at the Goodman Campus Complex, located in Lower Saucon Township outside Bethlehem.

        Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company's operations and a question-and-answer period will follow.

        We hope you will be able to attend in person. If you plan to attend the meeting, please detach and return your Proxy now and bring this admission ticket with you to the meeting. If you are unable to attend the meeting but have any questions or comments on the company's operations, we would like to hear from you.

        In order to receive the cash payment of $1.00 per share as discussed in the Proxy Statement, Proposal 2 must be approved and adopted, and you must vote FOR Proposal 2. In addition, please remember to complete and sign the enclosed W-9 Form.

                                Sincerely yours,
                                /s/ William F. Hecht
                                William F. Hecht
                                Chairman, President and Chief Executive Officer


--------------------------------------------------------------------------------
                                                40-char scan line
PROXY     [PP&L LOGO APPEARS HERE]

Please date and sign your name(s)               (Name and Account Info Here)
exactly as shown at right, and
indicate you vote on the reverse
side. Make sure the return address
on this card shows in the window of
the return envelope. Retain the top
portion of this page as your admission
ticket for the Annual Meeting.

Remember to complete and sign the W-9 form.

                                        [_] Check here if the information shown
                                            above has changed.

                                        IMPORTANT: When signing as attorney,
                                        executor, administrator, trustee or
                                        guardian, please give you full title as
                                        such. In the case of JOINT HOLDERS, all
PROXY VOTE                              should sign.
PP&L, INC.
2 N 9TH STREET                          _____________________ Date _____________
ALLENTOWN PA 18101-9971
                                        _____________________ Date _____________

                                                                    Sequence No.

                   [MAP OF SALISBURY TOWNSHIP APPEARS HERE]





Indicate your vote by placing an (X) in the appropriate box, using black or dark blue ink. Please date and sign your name(s) on the reverse side.

--------------------------------------------------------------------------------

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareowners, April 23, 1999

William F. Hecht, Frank A. Long and Norman Robertson, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PP&L, Inc. to be held on April 23, 1999, and any adjournments thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments thereof.

Shares represented by all properly executed proxies will be voted at the Annual Meeting in the manner specified. If properly executed and returned, and no specification is made, votes will be cast "FOR" all items on the proxy.

1. ELECTION OF DIRECTORS:

(1) Frederick M. Bernthal  (2) William J. Flood  (3) Frank A. Long

                        For All                 Withhold
     For All          Except (*)                 For All

       [_]                [_]                      [_]


(*) To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above and mark an (X) in the "For All Except" box.

2. PROPOSAL 2: Amendment to the Articles      For      Against       Abstain

                                              [_]        [_]           [_]